EXHIBIT 10.1

EXECUTION VERSION

FIRST AMENDMENT

This First Amendment, dated as of January 12, 2018 (this “Amendment”), to the Second Amended and Restated Credit Agreement dated as of January 10, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) and the Amended and Restated Guarantee and Collateral Agreement dated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Guarantee and Collateral Agreement”), among COLONY CAPITAL OPERATING COMPANY, LLC (the “Parent Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Parent Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, and the Parent Borrower has requested that the Credit Agreement and Guarantee and Collateral Agreement be amended as set forth herein;

WHEREAS, as permitted by Section 10.1 of the Credit Agreement, the Administrative Agent and each Lender is willing to agree to this Amendment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

SECTION 2. Amendments to the Loan Documents. Subject to the satisfaction of the conditions set forth in Section 3:

(a) the Credit Agreement is hereby amended in accordance with Exhibit A hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein.

(b) a new Exhibit J to the Credit Agreement is hereby added to the exhibits to the Credit Agreement in the form of Exhibit B hereto.

(c) the Guarantee and Collateral Agreement is hereby amended in accordance with Exhibit C hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein.

SECTION 3. Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been so satisfied or waived, the “First Amendment Effective Date”):

(a) The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of the Parent Borrower and each Lender.

(b) The Loan Parties shall have executed and delivered to the Administrative Agent a guarantee and collateral acknowledgment in the form attached hereto as Exhibit D with respect to the guarantees and Liens created under the Loan Documents.

(c) The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel), on or before the First Amendment Effective Date.

(d) The Administrative Agent shall have received the legal opinion of Hogan Lovells LLP, counsel to each of the Parent Borrower and the New Borrower (as defined below). Such legal opinion shall cover such matters incidental to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require.

(e) The Administrative Agent shall have received (i) a certificate of each Borrower, dated the date hereof, substantially in the form of Exhibit C to the Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation of each Borrower certified by the relevant authority of the jurisdiction of organization of each Borrower or a certification that such documents have not been amended since such documents were previously delivered to the Administrative Agent and (ii) a long-form good standing certificate for each Borrower from the applicable jurisdiction of organization.

(f) Immediately prior to and after giving effect to this Amendment (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects as of such earlier date).

(g) The Administrative Agent shall have received a certificate signed by a duly authorized officer of the Parent Borrower certifying that the conditions specified in clause (f) of this Section 3 have been satisfied as of the First Amendment Effective Date.

(h) The Administrative agent shall have received (a) a Notice of Designation designating Colony Capital Investment Holdco, LLC (the “New Borrower”) as a Subsidiary Borrower, (b) a Subsidiary Borrower Joinder Agreement signed by a duly authorized officer of the New Borrower and (c) a certificate signed by a duly authorized officer of the New Borrower certifying that the conditions specified in Section 3 of the Subsidiary Borrower Joinder Agreement have been satisfied.

(i) The Lenders shall have received, to the extent requested by the Administrative Agent in writing at least ten (10) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case at least five (5) days prior to the Closing Date.

SECTION 4. Representations and Warranties. On and as of the date hereof, the Parent Borrower hereby confirms, reaffirms and restates that, after giving effect to this Amendment (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default shall have occurred or be continuing on the date hereof.

SECTION 5. Continuing Effect; No Other Amendments or Consents.

(a) Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendments set forth herein, on and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) The Parent Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

SECTION 6. Expenses. The Parent Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one counsel to the Administrative Agent in accordance with the terms in the Credit Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g. “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

SECTION 8. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each party hereto acknowledges and agrees that its submission of a signature page to this Amendment is irrevocable and binding on such party and its respective successors and assigns even if such signature page is submitted prior to the effectiveness of any amendment contained herein.

SECTION 9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COLONY CAPITAL OPERATING COMPANY, LLC

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

Signature Page to First Amendment

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Matthew Griffith
Name: Matthew Griffith
Title: Executive Director

Signature Page to First Amendment

Bank of America, N.A., as a Lender

By:	/s/ Jonathan Salzinger
Name: Jonathan Salzinger
Title: Vice President

Signature Page to First Amendment

BARCLAYS BANK PLC, as a Lender

By:	/s/ May Huang
Name: May Huang
Title: Assistant Vice President

Signature Page to First Amendment

Citibank, N.A., as a Lender

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: Vice President

Signature Page to First Amendment

CREDIT SUISSE AG, Cayman Islands Branch, as a Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

Signature Page to First Amendment

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Joanna Soliman
Name: Joanna Soliman
Title: Vice President

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

Signature Page to First Amendment

KEYBANK, as a Lender

By:	/s/ Gregory W. Lane
Name: Gregory W. Lane
Title: Vice President

Signature Page to First Amendment

UBS AG, Stamford Branch, as a Lender

By:	/s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

Signature Page to First Amendment

Morgan Stanley Senior Funding, Inc., as a Lender

By:	/s/ Mark Campbell
Name: Mark Campbell
Title: Vice President

Signature Page to First Amendment

CIT Bank, N.A., as a Lender

By:	/s/ Mike Pedone
Name: Mike Pedone
Title: Managing Director

Signature Page to First Amendment

Chang Hwa Commercial Bank, Ltd., New York Branch, as a Lender

By:	/s/ Linda Lin
Name: Linda Lin
Title: AVP & AGM

Signature Page to First Amendment

First Commercial Bank, Ltd., A Republic of China Bank Acting Through Its Los Angeles Branch, as a Lender

By:	/s/ Yuan-Gan Ju
Name: Yuan-Gan Ju
Title: SVP & General Manager

Signature Page to First Amendment

Taiwan Business Bank Los Angeles Branch, as a Lender

By:	/s/ Sam Chiu
Name: Sam Chiu
Title: General Manager

Signature Page to First Amendment

Exhibit A

AMENDED CREDIT AGREEMENT

[See attached]

CONFORMED VERSION

~~EXECUTION VERSION~~ANNEX A

$1,000,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT1

among

COLONY CAPITAL OPERATING COMPANY, LLC,

as Parent Borrower,

The Other Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 10, 2017

JPMORGAN CHASE BANK, N.A. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A., as Syndication Agent

[1]	Conformed version reflecting the First Amendment dated as of January 12, 2018.

TABLE OF CONTENTS

Page
SECTION 1.	DEFINITIONS	~~1~~5
1.1	Defined Terms	~~1~~5
1.2	Other Definitional Provisions	~~41~~46
1.3	Letter of Credit Amounts	~~42~~47

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	~~42~~47
2.1	Revolving Commitments	~~42~~47
2.2	Procedure for Revolving Loan Borrowing	~~42~~48
2.3	Commitment Fees	~~43~~48
2.4	Termination or Reduction of Revolving Commitments	~~43~~49
2.5	Optional Prepayments	~~43~~49
2.6	Mandatory Prepayments and Commitment Reductions	~~44~~49
2.7	Conversion and Continuation Options	~~45~~51
2.8	Limitations on Eurodollar Tranches	~~45~~51
2.9	Interest Rates and Payment Dates	~~46~~51
2.10	Computation of Interest and Fees	~~46~~52
2.11	~~Inability to Determine~~Alternative Rate of Interest ~~Rate~~	~~46~~52
2.12	Pro Rata Treatment and Payments	~~47~~53
2.13	Requirements of Law	~~48~~55
2.14	Taxes	~~49~~56
2.15	Indemnity	~~53~~60
2.16	Change of Lending Office	~~53~~60
2.17	Replacement of Lenders	~~53~~60
2.18	Defaulting Lenders	~~54~~61
2.19	Incremental Commitments	~~56~~63
2.20	Revolving Termination Date Extension	~~57~~64
2.21	Designation of Subsidiary Borrowers	65

SECTION 3.	LETTERS OF CREDIT	~~57~~67
3.1	L/C Commitment	~~57~~67
3.2	Procedure for Issuance of Letter of Credit	~~59~~68
3.3	Fees and Other Charges	~~59~~68
3.4	L/C Participations	~~59~~69
3.5	Reimbursement Obligation of the ~~Borrower~~Borrowers	~~60~~70
3.6	Obligations Absolute	~~60~~70
3.7	Letter of Credit Payments	~~61~~70
3.8	Applications	~~61~~70
3.9	Actions in Respect of Letters of Credit	~~61~~71
3.10	Reporting	~~61~~71

SECTION 4.	REPRESENTATIONS AND WARRANTIES	~~62~~71
4.1	Financial Condition	~~62~~71
4.2	No Change	~~63~~73
4.3	Existence; Compliance with Law	~~63~~73
4.4	Power; Authorization; Enforceable Obligations	~~63~~73
4.5	No Legal Bar	~~64~~73
4.6	Litigation	~~64~~74

4.7	No Default	~~64~~74
4.8	Ownership of Property; Liens	~~64~~74
4.9	Intellectual Property	~~64~~74
4.10	Taxes	~~64~~74
4.11	Federal Regulations	~~64~~74
4.12	Labor Matters	~~65~~74
4.13	ERISA	~~65~~75
4.14	Investment Company Act	~~65~~75
4.15	Subsidiaries	~~65~~75
4.16	Use of Proceeds	~~65~~75
4.17	Environmental Matters	~~66~~75
4.18	Accuracy of Information, etc.	~~66~~76
4.19	Security Documents	~~66~~76
4.20	Solvency	~~67~~77
4.21	Senior Indebtedness	~~67~~77
4.22	Insurance	~~67~~77
4.23	Anti-Corruption Laws and Sanctions	~~67~~77
4.24	Stock Exchange Listing	~~67~~77
4.25	REIT Status	~~67~~77
4.26	EEA Financial Institutions	~~67~~77

SECTION 5.	CONDITIONS PRECEDENT	~~67~~77
5.1	Conditions to Initial Extension of Credit	~~67~~77
5.2	Conditions to Each Extension of Credit	~~71~~81

SECTION 6.	AFFIRMATIVE COVENANTS	~~71~~82
6.1	Financial Statements	~~71~~82
6.2	Certificates; Other Information	~~72~~83
6.3	Payment of Obligations	~~74~~85
6.4	Maintenance of Existence; Compliance	~~74~~85
6.5	Maintenance of Property; Insurance	~~74~~85
6.6	Inspection of Property; Books and Records; Discussions	~~74~~85
6.7	Notices	~~74~~85
6.8	Environmental Laws	~~75~~86
6.9	Maintenance of REIT Status; New York Stock Exchange Listing	~~75~~87
6.10	Additional Collateral, etc.	~~75~~87
6.11	Use of Proceeds	~~78~~90
6.12	Information Regarding Collateral	~~78~~90
6.13	Organization Documents of Affiliated Investors	~~78~~90
6.14	Distribution Accounts	~~78~~90
6.15	Valuation	~~79~~91
6.16	Post-Closing Obligations	~~79~~91

SECTION 7.	NEGATIVE COVENANTS	~~79~~92
7.1	Financial Condition Covenants	~~79~~92
7.2	Indebtedness	~~80~~92
7.3	Liens	~~82~~95
7.4	Fundamental Changes	~~84~~97
7.5	Disposition of Property	~~84~~97
7.6	Restricted Payments	~~85~~98
7.7	Investments	~~86~~100

7.8	Optional Payments and Modifications of Certain Debt Instruments	~~87~~100
7.9	Transactions with Affiliates	~~88~~101
7.10	Accounting Changes	~~88~~101
7.11	Swap Agreements	~~88~~101
7.12	Changes in Fiscal Periods	~~88~~102
7.13	Negative Pledge Clauses	~~88~~102
7.14	Use of Proceeds	~~88~~102
7.15	Nature of Business	~~89~~102
7.16	Margin Stock	~~89~~102
7.17	Amendment, Waiver and Terminations of Certain Agreements	~~89~~102
7.18	Suspension Period Provisions	~~89~~102

SECTION 8.	EVENTS OF DEFAULT	~~89~~103

SECTION 9.	THE AGENTS	~~92~~107
9.1	Appointment	~~93~~107
9.2	Delegation of Duties	~~93~~107
9.3	Exculpatory Provisions	~~93~~107
9.4	Reliance by Administrative Agent	~~93~~107
9.5	Notice of Default	~~94~~108
9.6	Non-Reliance on Agents and Other Lenders	~~94~~108
9.7	Indemnification	~~94~~108
9.8	Agent in Its Individual Capacity	~~95~~109
9.9	Successor Administrative Agent	~~95~~109
9.10	Arrangers and Syndication Agent	~~95~~109

SECTION 10.	MISCELLANEOUS	~~95~~109
10.1	Amendments and Waivers	~~95~~109
10.2	Notices	~~97~~111
10.3	No Waiver; Cumulative Remedies	~~98~~112
10.4	Survival of Representations and Warranties	~~98~~112
10.5	Payment of Expenses and Taxes	~~98~~112
10.6	Successors and Assigns; Participations and Assignments	~~99~~114
10.7	Adjustments; Set-off	~~102~~117
10.8	Counterparts	~~103~~118
10.9	Severability	~~103~~118
10.10	Integration	~~103~~118
10.11	Governing Law	~~104~~119
10.12	Submission To Jurisdiction; Waivers	~~104~~119
10.13	Acknowledgements	~~104~~119
10.14	Releases of Guarantees and Liens	~~105~~120
10.15	Confidentiality	~~106~~121
10.16	WAIVERS OF JURY TRIAL	~~107~~122
10.17	USA Patriot Act	~~107~~122
10.18	Investment Asset Reviews	~~107~~122
10.19	Secured Swap Agreements	~~107~~123
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~107~~123
10.21	Interest Rate Limitation	~~108~~123
10.22	Effect of Amendment and Restatement; Reallocation	~~108~~124
10.23	Suspension of Restrictive Provisions	~~109~~125

SCHEDULES:

1.1A	Commitments

1.1B	Specified Common Stock

4.15	Subsidiaries

4.19	UCC Filing Jurisdictions

6.16	Post-Closing Obligations

7.2(d)	Existing Indebtedness

7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Notice of Borrowing/Conversion/Continuation
F	Form of U.S. Tax Compliance Certificate
G	Form of Increased Facility Activation Notice—Incremental Revolving Commitments
H	Form of New Lender Supplement
I	Form of Guarantee and Collateral Acknowledgment
J	Form of Subsidiary Borrower Joinder Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended by the First Amendment and as further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 10, 2017, among Colony Capital Operating Company, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiary Borrowers (as defined below) from time to time party hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent.

WHEREAS, the Parent Borrower, the Administrative Agent (as defined below) and certain Lenders are parties to that certain Amended and Restated Credit Agreement dated as of March 31, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Parent Borrower has requested that the Existing Credit Agreement be amended and restated as hereinafter provided; and

WHEREAS, the Lenders and the Administrative Agent are willing to amend and restate in its entirety the Existing Credit Agreement upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree that, on the Closing Date (as defined below), the Existing Credit Agreement will be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate on such day (or~~,~~ if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for a deposit in Dollars with a maturity of one month, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or ~~such~~the Eurodollar Rate shall be effective ~~as of the opening of business on the day~~from and including the effective date of such change in the Prime Rate, the NYFRB Rate or ~~such~~the Eurodollar Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Additional Convertible Notes”: convertible notes that are issued by the Parent Borrower in a transaction permitted by Section 7.2 or by the REIT Entity in a transaction that would not constitute a Default under Section 8(l).

“Adjusted Net Book Value”: (i) the net book value (determined in accordance with GAAP), plus (ii) solely with respect to any Commercial Real Estate Ownership Investment and solely to the extent deducted in determining net book value, real property depreciation and amortization minus (iii) solely with respect to any Commercial Real Estate Ownership Investment and solely to the extent included in determining net book value, maintenance capital expenditures.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Holder”: a Person that (i) owns directly or indirectly an Investment Asset that constitutes a Qualified Non-Pledged Asset and (ii) is either a Subsidiary that is a Subsidiary Guarantor or a Person in which any Capital Stock is directly or indirectly owned by a Subsidiary that is a Subsidiary Guarantor.

“Affiliated Investor”: a Person that (i) (x) owns directly or indirectly an Investment Asset or (y) receives any Fee-Related Earnings from any Colony Fund and (ii) is either a Pledged Affiliate or a Person in which any Capital Stock is directly or indirectly owned by a Pledged Affiliate. For the avoidance of doubt, the term Affiliated Investor shall not include (A) an Equity Investment Asset Issuer or (B) any Loan Party.

“After-Acquired Property”: as defined in Section 6.10(a).

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Annualized Base Management Fee EBITDA”: as of any date of determination, the product of (i) the Applicable EBITDA Adjustment Percentage multiplied by (ii) the product of (a) Fee-Related Earnings of asset manager Subsidiaries of the Parent Borrower that are received by Pledged Loan Parties or Pledged Affiliates directly or indirectly from any Colony Fund for the then most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered or required to be delivered pursuant to Section 6.1, multiplied by (b) 4; provided that if any Fee-Related Earnings are received by a Pledged Affiliate that is a Non Wholly-Owned Consolidated Affiliate, the amount of such Fee-Related Earnings included in clause (ii)(a) above shall be limited to the Consolidated Group Pro Rata Share of such Fee-Related Earnings; provided further that Fee-Related Earnings shall be included in Annualized Base Management Fee EBITDA only to the extent that (1) the Pledged Loan Party or Pledged Affiliate that ultimately receives such Fee-Related Earnings and each other Loan Party or Affiliated

Investor that receives, or is reasonably expected to receive, such Fee-Related Earnings in the course of an indirect transfer of such Fee-Related Earnings from the applicable Colony Fund to such Pledged Loan Party or Pledged Affiliate (A) except as otherwise permitted hereunder with respect to any Colony Fund (as described in the definition of Unlevered Affiliated Investor), has no Indebtedness (other than (x) the Obligations (y) any other Indebtedness incurred by the Parent Borrower in accordance with Section 7.2(g) and (z) any intercompany obligations owing to the Parent Borrower or any Subsidiary) outstanding at such time, (B) is Solvent at such time, (C) is not subject to any proceedings under any Debtor Relief Law at such time and (D) other than in the case of any Pledged Loan Party, any Pledged Affiliate or any Colony Fund, is Controlled by a Pledged Affiliate and, in the case of a Colony Fund, is Controlled by an Affiliate; (2) there are no contractual or legal prohibitions on the making of dividends, distributions or other payments that, as in effect on any date of determination, are effective to prevent dividends, distributions or other payments from the applicable Colony Fund to the asset manager Subsidiary of the Parent Borrower or from the asset manager Subsidiary of the Parent Borrower to, directly or indirectly, a Loan Party, (3) the obligations under Section 6.14 hereof with respect to such Fee-Related Earnings are satisfied, (4) such Fee-Related Earnings are not, directly or indirectly, encumbered by any Lien (other than a Lien arising under a Loan Document) at such time and (5) such Fee-Related Earnings are not the subject of any proceedings under any Debtor Relief Law at such time.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable EBITDA Adjustment Percentage”: (i) if the Non-Base Management Fee Adjustment Percentage is less than or equal to zero, 100% and (ii) if the Non-Base Management Fee Adjustment Percentage is greater than zero, a percentage equal to 100% minus the Non-Base Management Fee Adjustment Percentage.

“Applicable Margin”: the rate per annum equal to (a) with respect to Eurodollar Loans, 2.25% and (b) with respect to ABR Loans, 1.25%.

“Application”: with respect to an Issuing Lender, an application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Assumed Facility Interest Expense”: the greater of (i) actual interest expense on the Revolving Facility for the most recently ended fiscal quarter multiplied by four (4) and (ii) annual interest expense calculated by multiplying the average daily outstanding amount of the Revolving Facility during the most recently ended fiscal quarter by 7.0%.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: ~~as defined in the preamble hereto~~the Parent Borrower and each Subsidiary Borrower (collectively, the “Borrowers”).

“Borrowing Date”: any Business Day specified by ~~the~~a Borrower as a date on which ~~the~~such Borrower requests the relevant Lenders to make Revolving Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans having an interest rate determined by reference to the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that Capital Expenditures shall exclude all Capital Expenditures made with respect to any Investment Asset.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits maturing within one year from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-2 by S&P or P-2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CLIP Issuer”: the Pledged Loan Party or Pledged Affiliate that owns, directly or indirectly, the CLIP Portfolio.

“CLIP Portfolio”: that certain Portfolio of industrial real property assets acquired by the Parent Borrower or certain Subsidiaries of the Parent Borrower from Cobalt Capital Partners or any affiliate thereof, and owned directly or indirectly by the CLIP Issuer.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 10, 2017.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Colony Capital”: Colony Capital, Inc., a Maryland corporation.

“Colony Fund(s)”: any investment vehicle(s), private equity fund(s) or other similar investment company(ies), including, without limitation, an externally managed real estate investment trust, in each case, that is managed by any Subsidiary of the Parent Borrower.

“Colony Mortgage Capital Loan Parties”: collectively, Colony Mortgage Capital, LLC – Series A and Colony Mortgage Capital, LLC – Series B.

“Colony Starwood Homes”: Colony Starwood Homes, Inc.

“Commercial Real Estate Debt Investment”: a commercial mortgage loan or other commercial real estate-related debt investment.

“Commercial Real Estate Ownership Investment”: a fee simple interest in commercial real property. For purposes of the definition of “Maximum Permitted Outstanding Amount”, a Portfolio consisting entirely of Commercial Real Estate Ownership Investments, as defined above, shall be deemed to be a single Commercial Real Estate Ownership Investment.

“Commitment Fee Rate”: (a) at any time that the Facility Utilization is below 50%, 0.35% and (b) otherwise, 0.25%; provided that at any time that any Indebtedness described in Section 7.2(h) shall have been incurred and shall remain outstanding, the Commitment Fee Rate shall be 1.00%.

“Commitment Increase”: as defined in Section 2.19(a).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Parent Borrower substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated December 2016 and furnished to certain Lenders.

“Consolidated Cash Interest Expense”: for any period, that portion of Consolidated Interest Expense for such period that is paid or payable in cash; provided, however, that Consolidated Cash Interest Expense shall exclude (i) any interest expense recognized in such period that is paid from a prefunded interest reserve for such period to the extent the amounts in such prefunded interest reserve were included in Consolidated Cash Interest Expense in a prior period and (ii) any fees and expenses accounted for as deferred financing costs).

“Consolidated EBITDA”: for any period, Core FFO plus an amount which, in the determination of Core FFO for such period, has been deducted (and not added back) for, without duplication, (i) Consolidated Interest Expense and (ii) provisions for taxes based on income of the Parent Borrower and its Consolidated Subsidiaries (provided that Consolidated EBITDA shall, solely with respect to the Consolidated EBITDA attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount).

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) (i) Consolidated EBITDA for such period plus (ii) Consolidated Lease Expense for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period, (b) Consolidated Lease Expense for such period that is paid or payable in cash, (c) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of

Indebtedness (other than any Revolving Loans) incurred in connection with such expenditures), (d) scheduled payments made during such period on account of principal of Indebtedness of the Parent Borrower or any of its Consolidated Subsidiaries (excluding (i) scheduled principal payments and any payment at maturity in respect of Extended Loans and (ii) scheduled principal payments made by the Parent Borrower or a Consolidated Subsidiary that are paid solely from funds collected as principal due under another credit facility in which ~~such~~the Parent Borrower or such Consolidated Subsidiary, as applicable, is the lender) and (e) the amount of Restricted Payments paid or required to be paid by the Parent Borrower in cash during such period in respect of any of its preferred Capital Stock.

“Consolidated Group Pro Rata Share”: with respect to any Non Wholly-Owned Consolidated Affiliate, the percentage interest held by the Parent Borrower and its Wholly-Owned Subsidiaries, in the aggregate, in such Non Wholly-Owned Consolidated Affiliate determined by calculating the percentage of Capital Stock of such Non Wholly-Owned Consolidated Affiliate owned by the Parent Borrower and its Wholly-Owned Subsidiaries.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Parent Borrower and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense shall, with respect to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the total cash interest expense (determined in accordance with GAAP) of such Non Wholly-Owned Consolidated Affiliate for such period. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, all interest expense of the REIT Entity shall be deemed to be interest expense of the Parent Borrower for all purposes of the Loan Documents (including without limitation any financial definitions) to the extent not otherwise constituting interest expense of the Parent Borrower.

“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Parent Borrower and its Consolidated Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”: at any date, the ratio of (a) Consolidated Total Debt on such day to (b) Total Asset Value as of such date.

“Consolidated Subsidiaries”: as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.

“Consolidated Tangible Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries under stockholders’ equity at such date plus (i) accumulated depreciation and (ii) amortization of real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate, in each case, of the Parent Borrower and its Consolidated Subsidiaries on such date (provided that the amounts described in the foregoing clauses (i) and (ii) shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) minus the Intangible Assets of the Parent Borrower and its Consolidated Subsidiaries on such date (provided that any such amount deducted with respect to deferred financing costs shall, solely with respect to any such amount attributable to any Non Wholly-Owned

Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount); provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715: Compensation—Retirement Benefits; provided, further, that notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the amount of stockholders’ equity included on the consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries shall reflect (to the extent not otherwise reflected) a reduction in an amount equal to the amount of the Convertible Notes and any Additional Convertible Notes then outstanding for all purposes of the Loan Documents (including without limitation any financial definitions).

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Parent Borrower and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall (i) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction, (ii) exclude 50% of Permitted Warehouse Indebtedness (provided that (x) no more than $250,000,000 of Permitted Warehouse Indebtedness may be excluded pursuant to this clause (ii) and (y) solely for the purpose of this definition, Permitted Warehouse Indebtedness shall exclude any portion of Warehouse Indebtedness used to finance the purchase or origination of a Commercial Real Estate Debt Investment that continues to secure such Warehouse Indebtedness twelve months after the purchase or origination thereof), (iii) exclude all Permitted Non-Recourse CLO Indebtedness, (iv) solely with respect to the Indebtedness of any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such Indebtedness, (v) exclude the Parent Borrower’s and its Consolidated Subsidiaries’ uncalled capital commitments to funds managed by an Affiliate of the Parent Borrower, (vi) exclude Indebtedness arising under the Junior Subordinated Notes and (vii) exclude any Subscription Line Indebtedness.

“Consolidating Information”: as defined in Section 6.1.

“Continuing Directors”: the directors of the REIT Entity on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, (i) such other director’s nomination for election to the board of directors of the REIT Entity is recommended by at least a majority of the then Continuing Directors in his or her election by the shareholders of the REIT Entity or (ii) such other director is approved by the board of directors of the REIT Entity as a director candidate prior to his or her election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to veto, direct or cause the direction of the management or fundamental policies of a Person, whether through the ability to exercise voting power, by contract or otherwise which for purposes of this definition shall include, among other things, ownership of Capital Stock having at least 50% of the voting interests of a Person or having majority control of a board of directors or equivalent governing body of a Person.

“Control Agreement”: a deposit account control agreement or securities account control agreement, as applicable, executed by a Loan Party, the Administrative Agent and the applicable depository bank or securities intermediary granting the Administrative Agent control over the applicable deposit account or securities account, which agreement shall be in form and substance satisfactory to the Administrative Agent.

“Convertible Notes”: collectively, (i) the 5.00% Convertible Senior Notes of the REIT Entity due on April 15, 2023 in an amount not to exceed the amount outstanding on the Closing Date, (ii) the 3.875% Convertible Senior Notes of the REIT Entity due on January 15, 2021 in an amount not to exceed the amount outstanding on the Closing Date and (iii) any refinancing, refunding or renewal or extension thereof (provided that such refinancing, refunding, renewal or extension does not increase the principal amount thereof (except an increase attributable to any accrued interest thereon and the amount of any fees and expenses incurred in connection therewith) or shorten the maturity thereof), in the case of clauses (i) and (ii), issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture”: the Indenture, dated as of April 10, 2013, between Colony Capital and the Bank of New York Mellon, as trustee, as supplemented from time to time, including by the First Supplemental Indenture dated as of April 10, 2013 and the Second Supplemental Indenture, dated as of January 28, 2014.

“Core FFO”: for any period, FFO, as adjusted to (A) exclude, without duplication, each of the following items to the extent any such item was included in the calculation of FFO: (i) stock compensation expense; (ii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iii) amortization of acquired above- and below-market lease values; (iv) amortization of deferred financing costs and debt premiums and discounts; (v) unrealized gains or losses from fair value adjustments; (vi) acquisition-related expenses, merger and integration costs; (vii) amortization and impairment of investment management intangibles; (viii) deferred tax benefits related to Core FFO adjustments described herein, (ix) gain on remeasurement of consolidated investment entities, net of deferred tax liability, and the effect of amortization thereof; (x) non-real estate depreciation and amortization; (xi) change in fair value of contingent consideration; (xii) any net gain or loss from discontinued operations; and (xiii) effects of certain non-cash CDO accounting adjustments and (B) include, to the extent excluded in the calculation of FFO, gains and losses from sales of real estate debt and depreciable real estate that are Investment Assets, not included in a single asset-class reporting segment of the Parent Borrower (such gains or losses to be determined on a cost basis without giving effect to any previous depreciation and amortization on such Investment Asset) (provided that Core FFO shall, solely with respect to the Core FFO attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount).

“Credit Party”: the Administrative Agent, any Issuing Lender or any other Lender and, for the purposes of Section 10.13 only, any other Agent and the Arrangers.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Parent Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Parent Borrower’s receipt, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent made in writing to the Parent Borrower and each Lender that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Designated Asset Sale”: the sale, lease or other Disposition of all those certain real estate assets of the Parent Borrower, NorthStar Realty, NorthStar Asset Management or any of their Subsidiaries described in Section 6.18 of the Merger Agreement.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock other than Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock other than Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Termination Date.

“Distribution Account”: as defined in Section 6.14(a).

“Distributions”: (a) any and all dividends, distributions or other payments or amounts made, or required to be paid or made to a Loan Party by any Affiliated Investor who, directly or indirectly, owns an Investment Asset, including, without limitation, any distributions of payments to such Loan Party in respect of principal, interest or other amounts relating to such Investment Asset owned, directly or indirectly, by such Affiliated Investor, (b) any and all Fee-Related Earnings paid or payable to a Loan Party or an Affiliated Investor from any Colony Fund and (c) any and all amounts owing to such Loan Party from the disposition, dissolution or liquidation of any such Affiliated Investor referred to in clause (a) or (b) above (or any direct or indirect parent thereof) or from the issuance or sale of Capital Stock of such Affiliated Investor (or any direct or indirect parent thereof).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all laws (including common law), treaties, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Investment Asset Issuer”: (i) each issuer of Specified Common Stock and (ii) each issuer of a Preferred Equity Investment, in each case, including any Subsidiary thereof.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any entity, trade or business (whether or not incorporated) that, is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA or, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Specified Asset Investments”: as defined in subsection (iv) of the proviso to the definition of “Maximum Permitted Outstanding Amount”.

“Excluded Foreign Subsidiary”: (1) any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower, (2) any Domestic Subsidiary substantially all of whose assets consist of equity interests in an Excluded Foreign Subsidiary or (3) any Domestic Subsidiary of an Excluded Foreign Subsidiary.

“Excluded Subsidiary”: any Subsidiary (other than a Subsidiary Borrower) that (i) is an Immaterial Subsidiary, (ii) has or is reasonably expected to incur secured Indebtedness within 120 days (or by such later date as the Administrative Agent may agree in its sole discretion) of becoming subject to the requirements of Section 6.10(b) hereof that (x) is owed to a Person that is not an Affiliate of the Parent Borrower or any Subsidiary thereof and (y) by its terms does not permit such Subsidiary to guarantee the Obligations of the Parent Borrower or (iii) is the general partner, controlling member or controlling shareholder, as applicable, of a Colony Fund.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation, if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would otherwise have become effective with respect to such Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to ~~Swaps~~Swap Agreements for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party (or any direct or indirect investor therein) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.14(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Limited Guarantees”: those certain guaranties in respect of Non-Recourse Indebtedness of Subsidiaries of Colony Capital entered into prior to March 31, 2015 by Colony Capital, in each case, solely to the extent that such guaranties (a) are limited to the matters described in clause (i) of the definition of Non-Recourse Indebtedness and (b) were permitted to be entered into by Colony Capital prior to March 31, 2015 under the Initial Credit Agreement.

“Existing NorthStar Swap Agreement”: that certain 2002 ISDA Master Agreement by and between the Parent Borrower, as Party B and Bank of America, N.A., as Party A, (including the Schedule and Credit Support Annex thereto) and the Confirmation entered into thereunder related to that certain interest rate swap Transaction with a notional amount of $2,000,000,000 and a Trade Date of June 25, 2015.

“Extended Commitments”: as defined in Section 2.20.

“Extended Loans”: as defined in Section 2.20.

“Extended Termination Date”: as defined in Section 2.20.

“Extension Option”: as defined in Section 2.20.

“Extension Date”: as defined in Section 2.20.

“Facility Utilization”: at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of Total Revolving Extensions of Credit divided by (b) the Total Revolving Commitments.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC”: the Federal Deposit Insurance Corporation.

“FDIC Investment”: any Investment Asset consisting of (x) a Portfolio acquired from the FDIC pursuant to a joint venture with the FDIC or (y) the Capital Stock of any Affiliated Investor or Pledged Loan Party that holds, directly or indirectly, such Portfolio, in each case solely to the extent that the grant of a Lien in favor of the Administrative Agent, for the benefit of the Lenders, by the applicable Loan Party in any Capital Stock of any Affiliated Investor or Pledged Loan Party that holds, directly or indirectly, such FDIC Investment would under applicable Law not require a consent or authorization of the FDIC that has not been obtained.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fee-Related Earnings”: (a) all investment management (IM) segment base management fees and other related revenues (excluding, for the avoidance of doubt, incentive fees based on gains and carried interest) plus (b) incentive fees based on yield and fees based on the consummation of an acquisition or disposition (such sum, the “Fee-Related Revenues”) less (x) IM segment direct cash compensation and benefits (excluding (i) non-cash equity-based compensation consisting of equity interests in the Parent Borrower or a direct or indirect parent of the Parent Borrower and (ii) any such cash compensation or benefits consisting of a participation in carried interest and any variable cash compensation or benefits tied to either carried interest or fees (other than fees described in clause (b) above)) and (y) IM segment general and administrative expenses. For the avoidance of doubt, such Fee-Related Earnings shall be calculated prior to the deduction of any income taxes.

“Fee-Related Revenues”: as defined in the definition of “Fee-Related Earnings”.

“FFO”: for any period, (a) net income (or loss) for such period of the Parent Borrower and its Consolidated Subsidiaries calculated in accordance with GAAP, excluding without duplication (but only to the extent included in determining net income (or loss) for such period), (i) extraordinary items, as defined by GAAP and (ii) gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus (b) an amount which, in the determination of the foregoing clause (a) for such period, has been deducted (and not added back) for, without duplication, real estate-related depreciation and amortization. For the avoidance of doubt, FFO shall be calculated prior to the deduction of preferred dividends.

“First Amendment”: the First Amendment, dated as of the First Amendment Effective Date, to this Agreement and the Guarantee and Collateral Agreement.

“First Amendment Effective Date”: January 12, 2018.

“First Priority Commercial Real Estate Debt Investments”: any Commercial Real Estate Debt Investment secured by a first priority Lien on the underlying asset (which, for the avoidance of doubt, shall not include any “B-note” or “B-piece” or any other junior tranche of an investment) and with respect to which no other Indebtedness has been incurred that is prior in right of payment in any respect; provided, however, that for purposes of the definition of “Maximum Permitted Outstanding Amount” and the component definitions thereof, (i) such investment shall constitute a First Priority Commercial Real Estate Debt Investment only if held by a Pledged Loan Party or an Unlevered Affiliated Investor (it being understood that such requirement shall not apply for purposes of the definition of Qualified Levered SPV Affiliated Investor) and (ii) any Portfolio otherwise constituting a First Priority Commercial Real Estate Debt Investment in which greater than 25% of the Adjusted Net Book Value of such Portfolio is classified as Non-Performing Loans (and any single Investment Asset otherwise constituting a First Priority Commercial Real Estate Debt Investment that is a Non-Performing Loan) shall instead be deemed to be a Junior Priority Commercial Real Estate Debt Investment (it being understood that such classification as a Junior Priority Commercial Real Estate Debt Investment pursuant to this clause (ii) shall not apply for purposes of the definition of Qualified Levered SPV Affiliated Investor). For clarity, a Portfolio consisting entirely of First Priority Commercial Real Estate Debt Investments, as defined above, shall be deemed to be a single First Priority Commercial Real Estate Debt Investment.

“First Priority Commercial Real Estate Investments”: collectively, (a) any First Priority Commercial Real Estate Debt Investment and (b) any unencumbered Commercial Real Estate Ownership Investment (excluding land) that is wholly-owned by an Unlevered Affiliated Investor.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the ~~Borrower~~Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the requirements and limitations imposed by such financial covenants, standards or terms shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the ~~Borrower~~Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement dated as of March 31, 2016, among the Parent Borrower, each Subsidiary Guarantor and the Administrative Agent, ~~substantially in the form of Exhibit A~~as amended by the First Amendment, as reaffirmed by that certain Guarantee and Collateral Acknowledgment, dated as of the Closing Date, among the Parent Borrower and each Subsidiary Guarantor~~.~~ and as further reaffirmed by that certain Guarantee and Collateral Acknowledgment, dated as of the First Amendment Effective Date, among the Parent Borrower, the Subsidiary Borrowers as of the First Amendment Effective Date and each Subsidiary Guarantor.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Healthcare Business”: that certain portfolio of medical office buildings, senior housing, skilled nursing, hospitals and other healthcare properties acquired by NorthStar Realty or certain Subsidiaries thereof, and which are, as of the Closing Date, held directly or indirectly, wholly or in joint venture structures, by NRF Holdco, LLC.

“Hospitality Business”: that certain portfolio of extended stay hotels and select service hotels acquired by NorthStar Realty or certain Subsidiaries thereof, and which are, as of the Closing Date, held directly or indirectly, wholly or in joint venture structures, by NRF Holdco, LLC.

“Immaterial Subsidiary”: as of any date, a Subsidiary that, together with its Consolidated Subsidiaries, as of the last day of the most recent fiscal quarter of the Parent Borrower for which consolidated financial statements have been delivered in accordance with Section 6.1 (x) did not have (a) assets with a value in excess of 2.0% of Total Asset Value or (b) Consolidated EBITDA representing in excess of 2.0% of Consolidated EBITDA for the four fiscal quarters ending on such last day and (y) when taken together with all other Immaterial Subsidiaries on a consolidated basis as of such date, did not have assets with a value in excess of 5.0% of the Total Asset Value as of such date or Consolidated EBITDA representing in excess of 5.0% of Consolidated EBITDA for the four fiscal quarters ending on such date, each calculated by reference to the latest consolidated financial statements delivered to the Administrative Agent in accordance with Section 6.1. Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement and the other Loan Documents by written notice to the Administrative Agent.

“Impacted Interest Period”: as defined in the definition of “Eurodollar Base Rate”.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.19(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person (except for Capital Stock (x) mandatorily redeemable as a result of a change of control or asset sale so long as any rights of the holders thereof upon such occurrence shall be subject to the prior Payment in Full of the Obligations or (y) mandatorily redeemable not prior to the date that is 91 days after Payment in Full), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) (x) in the case of the Parent Borrower and its Subsidiaries, all obligations in respect of the Existing NorthStar Swap Agreement and (y) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, all Indebtedness of the REIT Entity shall be deemed to be Indebtedness of the Parent Borrower for all purposes of the Loan Documents (including without limitation any financial definitions) to the extent not otherwise constituting Indebtedness of the Parent Borrower.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Valuation Provider”: as defined in Section 10.18.

“Initial Credit Agreement”: that certain Credit Agreement, dated as of August 6, 2013, among the Parent Borrower (as successor to Colony Capital (formerly known as Colony Financial, Inc.)), the Administrative Agent and certain lenders party thereto (as amended, restated, supplemented or otherwise modified prior to the date of the Existing Credit Agreement).

“Initial Revolving Termination Date”: January 11, 2021.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: for any quarter, the ratio of (i) (x) (A) the portion of Consolidated EBITDA for such quarter attributable to investments included in the Maximum Permitted Outstanding Amount at any point during such quarter (provided that the calculation of such portion of Consolidated EBITDA (I) shall exclude general corporate-level expense and (II) shall not include any add backs of interest expense other than the interest expense related to the Revolving Facility) multiplied by (B) 4 plus (y) without duplication of amounts included in clause (x), Annualized Base Management Fee EBITDA with respect to such quarter to (ii) Assumed Facility Interest Expense with respect to such quarter.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the ~~Borrower~~Borrowers may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment Asset”: (i) a Commercial Real Estate Debt Investment, (ii) a Commercial Real Estate Ownership Investment, (iii) a Preferred Equity Investment, (iv) Qualified Levered SPV Capital Stock or Specified Levered SPV Capital Stock, (v) Specified Common Stock, (vi) a Specified Levered SPV Investment or (vii) any Portfolio of any of the foregoing, in each case to the extent owned by a Pledged Loan Party or any other Person in which a Loan Party, directly or indirectly, owns any Capital Stock. Subject to the limitations set forth in the definition of Maximum Permitted Outstanding Amount, the term Investment Asset shall also include any Investment Asset described in the foregoing clauses (i) through (vii) that is held by a Colony Fund in which an Affiliated Investor or a Pledged Loan Party holds a limited partnership interest, limited liability company membership interest or other similar interest in the nature of an equity investment.

“Investment Asset Review”: as defined in Section 10.18.

“Investment Location”: (i) with respect to a Commercial Real Estate Debt Investment, (x) to the extent such Commercial Real Estate Debt Investment is secured, the jurisdiction in which the underlying commercial real property subject to such Commercial Real Estate Debt Investment is located and (y) to the extent such Commercial Real Estate Debt Investment is unsecured, the jurisdiction of the governing law of the contract governing such Commercial Real Estate Debt Investment; (ii) with respect to a Specified GAAP Reportable B Loan Transaction, the jurisdiction of the governing law of the contracts governing such Specified GAAP Reportable B Loan Transaction; (iii) with respect to a Commercial Real Estate Ownership Investment, the jurisdiction in which such Commercial Real Estate Ownership Investment is physically located; (iv) with respect to Qualified Levered SPV Capital Stock and Specified Levered SPV Capital Stock, the jurisdiction in which the First Priority Commercial Real Estate Debt Investments held by the related Affiliated Investor are located (with such location being determined in accordance with clause (i) or, with respect to a Portfolio, clause (vi) of this definition); (v) with respect to a Preferred Equity Investment and Specified Common Stock, the jurisdiction in which the issuer of such Preferred Equity Investment or Specified Common Stock, as applicable, is organized; or (vi) with respect to a Portfolio of any of the foregoing, the Investment Location of each Investment Asset in such Portfolio (and it being agreed that if the Investment Location of any Investment Asset in such Portfolio shall be deemed to be a Non-Qualifying Location, then only such Investment Asset, and not the Portfolio as a whole, shall be deemed to have an Investment Location in a Non-Qualifying Location). Notwithstanding the foregoing, if any (a) Equity Investment Asset Issuer, (b) Affiliated Investor, (c) underlying real estate asset relating to an Investment Asset or (d) Affiliate of the Parent Borrower that directly or indirectly owns an underlying real estate asset relating to an Investment Asset to the extent that the ownership interest attributable to such Affiliate contributes or results in a contribution to the calculation of the Maximum Permitted Outstanding Amount, in each case, is located in a Non-Qualifying

Location, then the Investment Location of each Investment Asset owned directly or indirectly by such Person or to which such underlying real estate asset relates, as applicable, shall be deemed to have an Investment Location in a Non-Qualifying Location. For purposes of the foregoing sentence, each Person shall be located in the jurisdiction in which it is organized and each underlying real estate asset shall be located in the jurisdiction in which such real estate asset is physically located.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: each of JPMorgan Chase Bank, N.A. and Bank of America, N.A. (or in each case any affiliate thereof) and any other Revolving Lender approved by the Administrative Agent and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Junior Priority Commercial Real Estate Debt Investments”: (a) all Commercial Real Estate Debt Investments that are not First Priority Commercial Real Estate Debt Investments or Specified Commercial Real Estate Debt Investments and (b) any Specified GAAP Reportable B Loan Transactions, in each case, to the extent held by (i) a Pledged Loan Party or (ii) an Unlevered Affiliated Investor. For purposes of the definition of “Maximum Permitted Outstanding Amount”, a Portfolio consisting entirely of Junior Priority Commercial Real Estate Debt Investments, as defined above (and any Portfolio of First Priority Commercial Real Estate Debt Investments in which greater than 25% of the Adjusted Net Book Value of such Portfolio is classified as Non-Performing Loans), shall be deemed to be a single Junior Priority Commercial Real Estate Debt Investment.

“Junior Priority Commercial Real Estate Investments”: collectively, (a) any Junior Priority Commercial Real Estate Debt Investment and (b) any Qualified Levered SPV Capital Stock.

“Junior Subordinated Notes”: means, collectively, (i) the junior subordinated notes Trust I of NRF Holdco, LLC due March 2035 (bearing an interest rate of LIBOR plus 3.25% as of the Closing Date), (ii) the junior subordinated notes Trust II of NRF Holdco, LLC due June 2035 (bearing an interest rate of LIBOR plus 3.25% as of the Closing Date), (iii) the junior subordinated notes Trust III of NRF Holdco, LLC due January 2036 (bearing an interest rate of LIBOR plus 2.83% as of the Closing Date), (iv) the junior subordinated notes Trust IV of NRF Holdco, LLC due June 2036 (bearing an interest rate of LIBOR plus 2.80% as of the Closing Date), (v) the junior subordinated notes Trust V of NRF Holdco, LLC due September 2036 (bearing an interest rate of Libor plus 2.70% as of the Closing Date), (vi) the junior subordinated notes Trust VI of NRF Holdco, LLC due December 2036 (bearing an interest rate of Libor plus 2.90% as of the Closing Date), (vii) the junior subordinated notes Trust VII of NRF Holdco, LLC due April 2037 (bearing an interest rate of Libor plus 2.50% as of the Closing Date), and (viii) the junior subordinated notes Trust VIII of NRF Holdco, LLC due July 2037 (bearing an interest rate of Libor plus 2.70% as of the Closing Date).

“L/C Cash Collateral Account”: as defined in Section 3.1(c).

“L/C Commitment”: as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Issuing Lender becomes a party thereto (its “Initial L/C Commitment”), in each case, as the same may be changed from time to time pursuant to the terms hereof; provided, that the amount of any Issuing Lender’s L/C Commitment may be (i) increased subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent), (ii) decreased, but only to the extent it is not decreased below the Initial L/C Commitment of such Issuing Lender, subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent) or (iii) decreased at the option of the Parent Borrower on a ratable basis for each Issuing Lender outstanding at the time of such reduction (and notified to the Issuing Lenders and the Administrative Agent).

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“Latest Termination Date”: January 10, 2022.

“Lender Parent”:    with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Subsidiary Borrower Joinder Agreement, the Security Documents, the Notes, the REIT Guaranty (if applicable) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Indebtedness”: Indebtedness (other than the Loans) in an aggregate principal amount in excess of $25,000,000.

“Material Subsidiary”: any Subsidiary other than an Immaterial Subsidiary.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, mold, radon, or any substance (whether in gas, liquid or solid form), defined, classified or regulated as hazardous or toxic or as a pollutant, contaminant, or waste (or words of similar meaning), in, or that could give rise to liability under, any Environmental Law.

“Maximum Permitted Increase Amount”: the amount by which (x) 150% of the Total Revolving Commitments in effect on the Closing Date exceeds (y) the Total Revolving Commitments in effect on the Closing Date.

“Maximum Permitted Outstanding Amount”: at any time, an amount that is equal to (x) during the period from and after the Closing Date and prior to the Initial Revolving Termination Date, 100% and (y) during the period from and after the Initial Revolving Termination Date when the Parent Borrower has exercised an Extension Option, 90%, in each case, of the sum of:

(a) with respect to each First Priority Commercial Real Estate Investment, the product of 55% multiplied by the Adjusted Net Book Value of such First Priority Commercial Real Estate Investment, plus

(b) with respect to each Junior Priority Commercial Real Estate Investment, the product of 40% multiplied by the Adjusted Net Book Value of such Junior Priority Commercial Real Estate Investment, plus

(c) with respect to each Specified Asset Investment that is not an Excess Specified Asset Investment, the product of 30% multiplied by the Adjusted Net Book Value of such Specified Asset Investment, plus

(d) with respect to each Excess Specified Asset Investment, the product of 15% multiplied by the Adjusted Net Book Value of such Excess Specified Asset Investments; plus

(e) the product of 3.0 multiplied by the Annualized Base Management Fee EBITDA attributable to Fee-Related Earnings earned from third parties by asset manager Subsidiaries of the Parent Borrower that constitute taxable REIT subsidiaries;

provided that notwithstanding the foregoing (it being understood that each percentage limitation set forth in clauses (iii), (iv), (v), (vi), (vii), (viii), (xvi) and (xvii) below shall be calculated prior to giving effect to any reductions resulting from the application of such percentage limitation):

(i) in no event shall any Investment Asset contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount pursuant to more than one lettered clause above;

(ii) FDIC Investments shall contribute, directly or indirectly, to the calculation of the Maximum Permitted Outstanding Amount solely to the extent that such investment is directly or indirectly subject to a first priority Lien in favor of the Administrative Agent, for the benefit of the Lenders, which Lien may be foreclosed upon (taking into account all other pledges or transfers with respect to the underlying assets or any direct or indirect holder thereof) without triggering a “change of control” (or like term) under the documentation governing such investment;

(iii) in no event shall any single Investment Asset (it being understood that the following shall be deemed to be a single Investment Asset for purposes of this clause (iii): (x) any portion of any Portfolio held by a single Person that has (or any Affiliated Investor that directly or indirectly owns such Person has) any Indebtedness outstanding and (y) any cross-collateralized assets that are deemed to be a single Investment Asset pursuant to subsection (xviii) of this proviso or any cross-guaranteed assets) contribute, directly or indirectly, in excess of 10% of the sum of clauses (a) through (e) above; provided, however, that such percentage shall be 15% in the case of: (A) the Capital Stock of Colony Starwood Homes, (B) the Investment Asset referred to as the CLIP Issuer (which shall be treated as a single Investment Asset in accordance with this provision), (C) the Capital Stock of the Healthcare Business and (D) the Capital Stock of the Hospitality Business;

(iv) Specified Asset Investments shall not contribute more than 50% in the aggregate of the Maximum Permitted Outstanding Amount; provided that, such concentration limit may be increased by an additional 10% of the aggregate Maximum Permitted Outstanding Amount to the extent such increase is solely attributable to the Specified Asset Investments constituting the Healthcare Business and/or the CLIP Issuer (the portion of the Healthcare Business and/or the CLIP Issuer Specified Assets Investments attributable to such increased concentration limit, the “Excess Specified Asset Investments”);

(v) the sum of (i) Non-Performing Loans and (ii) Preferred Equity Investment with respect to which any dividends required to be paid in cash are in arrears shall not contribute more than 10% in the aggregate of the Maximum Permitted Outstanding Amount;

(vi) the contribution of the Annualized Base Management Fee EBITDA pursuant to clause (e) above shall not exceed 25% in the aggregate of the Maximum Permitted Outstanding Amount;

(vii) not less than 80% of the Maximum Permitted Outstanding Amount shall be attributable to Investment Assets having an Investment Location in a Qualifying Location;

(viii) Qualified Non-Pledged Assets shall not contribute more than 15% in the aggregate of the Maximum Permitted Outstanding Amount;

(ix) [Reserved];

(x) no Investment Asset shall contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount if any Affiliated Investor that directly or indirectly owns such Investment Asset is in default with respect to any of its Indebtedness that is material in relation to the value of such Investment Asset;

(xi) no Investment Asset securing any Warehouse Facility shall contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount for so long as such Investment Asset secures any Warehouse Facility;

(xii) the Adjusted Net Book Value used in the calculations set forth in clauses (a) through (e) above with respect to any Investment Asset that is owned, directly or indirectly, by any Excluded Foreign Subsidiary shall be limited to 66% of the Adjusted Net Book Value of such Investment Asset;

(xiii) with respect to any Investment Asset held by a Colony Fund in which a Pledged Loan Party or an Affiliated Investor directly or indirectly owns a limited partnership, limited liability company membership or other similar equity interest, the Maximum Permitted Outstanding Amount shall include the pro rata share of the individual eligible Investment Assets held by such Colony Fund instead of such limited partner, the limited liability company membership equity interests or other similar equity interests in such Colony Fund; provided that (A) such limited partner, limited liability company equity interests or other similar equity interests in the Colony Fund are owned by a Pledged Loan Party or an Unlevered Affiliated Investor, (B) the pro rata share of the individual eligible Investment Assets held by such Colony Fund shall be adjusted to account for any “opt-out” elections of any holders of such equity interests, (C) such pro rata share shall be reduced to the extent that any applicable Investment Asset has been funded with the proceeds of subscription debt in lieu of equity funding from the applicable Affiliated Investor, (D) such Pledged Loan Party or Affiliated Investor shall not be in default under the limited partnership agreement, limited liability company agreement or other similar organizational agreement, as applicable, of such Colony Fund or any other Organizational Document of such Colony Fund and (E) such Colony Fund shall not be in default under the documents governing any subscription debt of such Colony Fund;

(xiv) in no event shall any Investment Asset that does not satisfy the Qualifying Criteria contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount;

(xv) upon the completion of an Investment Asset Review pursuant to Section 10.18, the reference to the Adjusted Net Book Value of each asset subject to such Investment Asset Review for purposes of calculating the Maximum Permitted Outstanding Amount shall be the lesser of (x) such Adjusted Net Book Value as determined by the Parent Borrower and (y) such appraised value as determined by the Independent Valuation Provider;

(xvi) in no event shall the aggregate amount of Investment Assets constituting Commercial Real Estate Ownership Investments in land and Commercial Real Estate Debt Investments secured by land contribute more than 15% in the aggregate of the Maximum Permitted Outstanding Amount;

(xvii) in no event shall the Maximum Permitted Outstanding Amount attributable to an Investment Asset constituting interests in securitizations (other than those certain trust certificates (assets) issued by Colony Multifamily Mortgage Trust 2014-1, a Cayman securitization vehicle, to and owned by ColFin Multifamily Mortgage 2014-1, LLC) exceed 20% of the Maximum Permitted Outstanding Amount; and

(xviii) to the extent that any Non-Recourse Indebtedness secured pursuant to Section 7.3(j) is secured by more than one Investment Asset, (i) the Investment Assets securing such Non-Recourse Indebtedness shall be treated as a single Investment Asset for purposes of calculating the Maximum Permitted Outstanding Amount and (ii) to the extent that such Investment Assets are subject to different advance rates pursuant to clauses (a) through (d) above, the lowest advance rate shall apply.

“Merger”: the combination of NorthStar Realty and NorthStar Asset Management with Colony Capital contemplated by the Merger Agreement.

“Merger Agreement”: that certain Agreement and Plans of Merger (together with all exhibits, schedules, attachments and disclosure letters thereto, and as may be amended, supplemented or otherwise modified from time to time prior to the date hereof), dated as of June 2, 2016, by and among Colony Capital, NorthStar Realty, New Sirius Inc., NorthStar Realty LP, Sirius Merger Sub-T, LLC, New Sirius Merger Sub, LLC, the REIT Entity, and NorthStar Asset Management.

“Merger Loan Parties”: as defined in Section 6.10(d).

“Merger Party Compliance Date”: as defined in Section 6.10(d).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition of assets, the proceeds thereof in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) net of deductions for proceeds allocated for REIT maintenance and corporate or excise tax minimization amounts, attorneys’ fees, investment banking fees, accountants’ fees, taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and the amount of any reserves established by the Parent Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable as a result thereof (provided that any determination by the Parent Borrower that taxes estimated to be payable are not payable and any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Parent Borrower at such time of Net Cash Proceeds in the amount of the estimated taxes not payable or such reduction of reserves, as applicable), amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such

Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith that are actually received by (x) a Loan Party or (y) a Subsidiary that is not a Loan Party to the extent such cash or Cash Equivalent proceeds are distributable to a Loan Party (but only as and when distributable) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds (including Cash Equivalents) received from such issuance or incurrence (excluding, in the case of any issuance in exchange for the contribution of any Investment Asset, any incidental cash or Cash Equivalents associated with such Investment Property), net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable, and other customary fees and expenses actually incurred in connection therewith that are actually received by (x) a Loan Party or (y) a Subsidiary that is not a Loan Party to the extent such cash proceeds are distributable to a Loan Party (but only as and when distributable) and not otherwise required pursuant to the terms of such issuance of Capital Stock to be applied to the acquisition of any Investment Asset.

“New Lender”: as defined in Section 2.19(b).

“New Lender Supplement”: as defined in Section 2.19(b).

“New Subsidiaries”: as defined in Section 6.10(b).

“Non-Base Management Fee Adjustment Percentage”: with respect to any period, a percentage equal to (x) the Non-Base Management Fee Percentage for such period minus (y) 25%.

“Non-Base Management Fee Percentage”: with respect to any period, a fraction (expressed as a percentage), the numerator of which is the portion of Fee-Related Revenues that is attributable to investment management segment fees and revenues that are not investment management segment base management fees and related revenues for such period and the denominator of which is the aggregate amount of Fee-Related Revenues for such period.

“Non-Performing Loan”: as of any date of determination, any accruing Commercial Real Estate Debt Investment (x) past due by 90 or more days, (y) on non-accrual status or (z) with respect to which there is a payment default and any applicable grace period has expired.

“Non-Qualifying Location”: each location that is not a Qualifying Location.

“Non-Recourse Indebtedness”: Indebtedness of a Person as to which no Loan Party (a) provides any Guarantee Obligation or credit support of any kind (including any undertaking, Guarantee Obligation, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case except for (i) customary exceptions for bankruptcy filings, fraud, misrepresentation, misapplication of cash, waste, failure to pay taxes, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse or tax-exempt financings of real estate and (ii) the direct parent company of the primary obligor in respect of the Indebtedness may provide a limited pledge of the equity of such obligor to secure such Indebtedness so long as the lender in respect of such Indebtedness has no other recourse (except as permitted pursuant to the immediately preceding clause (i)) to such direct parent company except for such equity pledge) (such pledge, a “Non-Recourse Pledge”).

“Non-Recourse Pledge”: as defined in the definition of “Non-Recourse Indebtedness”.

“Non-U.S. Lender”: (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to ~~the~~such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to ~~the~~such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which ~~the~~such Borrower is resident for tax purposes.

“Non Wholly-Owned Consolidated Affiliate”: each Consolidated Subsidiary of the Parent Borrower in which less than 100% of each class of the Capital Stock (other than directors’ qualifying shares, if applicable) of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the Parent Borrower.

“NorthStar Asset Management”: NorthStar Asset Management Group Inc., a Delaware corporation.

“NorthStar Realty”: NorthStar Realty Finance Corp., a Maryland corporation.

“NorthStar Realty LP”: NorthStar Realty Finance Limited Partnership, a Delaware limited partnership.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Designation”: as defined in Section 2.21(a)(i).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: (i) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to ~~the~~any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the ~~Borrower~~Borrowers to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Secured Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the ~~Borrower~~Borrowers pursuant hereto) or otherwise and (ii) all indebtedness, liabilities, duties, indemnities and obligations of any Loan Party owing to JPMorgan Chase Bank, N.A. or any Affiliate of JPMorgan Chase Bank, N.A. in connection with or relating to any Distribution Account maintained by such Loan Party at JPMorgan Chase Bank, N.A. or such Affiliate, including, without limitation, those arising under all instruments, agreements or other documents executed in connection therewith or relating thereto; provided that, with respect to any Guarantor, “Obligations” shall exclude any Excluded Swap Obligations of such Guarantor.

“Organizational Documents”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party (or any direct or indirect investor therein) and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Merger Parties”: NorthStar Realty and NorthStar Asset Management.

“Other Merger Party Excluded Subsidiary”: any Subsidiary of an Other Merger Party (i) that is prohibited from providing a guarantee pursuant to the Loan Documents, (ii) granting security interests pursuant to the Loan Documents by Contractual Obligations existing on the Closing Date (and not entered into in contemplation hereof) (for the avoidance of doubt, other than any Subsidiary that is the owner of a Qualified Non-Pledged Asset) or (iii) with respect to which providing a guarantee or granting security interests pursuant to the Loan Documents would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower.

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Payment in Full”: with respect to any Obligations, that each of the following shall have occurred: (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, and (ii) Obligations of the Loan Parties under any Secured Swap Agreement that, by its terms or in accordance any consent obtained from the counterparty thereto, is not required to be terminated in connection with the termination of the Loan Documents), (b) the termination or expiration of all of the Revolving Commitments and (c) no Letters of Credit shall be outstanding.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA and any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Non-Recourse CLO Indebtedness”: Indebtedness that is (i) incurred by a Subsidiary in the form of asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” and (ii) is Non-Recourse Indebtedness.

“Permitted Warehouse Borrower”: as defined in the definition of “Permitted Warehouse Indebtedness”.

“Permitted Warehouse Equity Pledge” : as defined in the definition of “Permitted Warehouse Indebtedness”.

“Permitted Warehouse Indebtedness”: Warehouse Indebtedness incurred directly by any Subsidiary that is not a Loan Party (a “Permitted Warehouse Borrower”), and, to the extent guaranteed, is guaranteed only by a Loan Party (except that the direct parent company of a Permitted Warehouse Borrower may provide a limited pledge of the equity of such Permitted Warehouse Borrower to secure the Permitted Warehouse Indebtedness so long as the lender in respect of such Warehouse Indebtedness has no other recourse (other than the rights described in clause (b) of the definition of Non-Recourse Indebtedness) to such direct parent company except for such pledge (any such pledge, a “Permitted Warehouse Equity Pledge”); provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Parent Borrower or its Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness over (y) the aggregate (without duplication of amounts) realizable value of the assets which secure such Warehouse Indebtedness, shall not be Permitted Warehouse Indebtedness. For purposes of this definition, “realizable value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Parent Borrower in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) the face value of such asset and (y) the market value of such asset as determined in accordance with the agreement governing the applicable Warehouse Indebtedness; provided, however, that the realizable value of any asset described in clause (i) or (ii) above for which an unaffiliated third party has a binding contractual commitment to purchase from the Parent Borrower or a Subsidiary shall be the minimum price payable to the Parent Borrower or such Subsidiary for such asset pursuant to such contractual commitment.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Affiliate”: a corporation, limited liability company, partnership or other legal entity which is not a Loan Party in which a Loan Party directly owns all or a portion of its equity interests, in each case so long as (i) all of the equity interests owned by such Loan Party (or, in the case of an Excluded Foreign Subsidiary, 66% of the total voting equity interests owned by such Loan Party) in such Person are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and (ii) such Loan Party Controls such Person.

“Pledged Loan Party”: each Loan Party, so long as all of the equity interests in such Loan Party are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.

“Portfolio”: a group of Investment Assets purchased by the Parent Borrower on the same date from the same seller in one or a series of related transactions.

“Preferred Equity Investment”: a preferred equity investment held by a Pledged Loan Party or an Affiliated Investor in a Person that (x) is not (except by virtue of such investment) an Affiliate of any Loan Party, and (y) owns one or more Commercial Real Estate Debt Investments and/or Commercial Real Estate Ownership Investments, so long as the documents governing the terms of such preferred equity investment include the following provisions:

(i) (A) defined requirements for fixed, periodic cash distributions to be paid to the Pledged Loan Party or Affiliated Investor that owns such preferred equity investment in order to provide a fixed return to such Pledged Loan Party or Affiliated Investor on the then unreturned amount of its investment related thereto, with such distributions being required to be paid prior to any distribution, redemption and/or payments being made on or in respect of any other Capital Stock of the issuer of such preferred equity investment, (B) a requirement that proceeds derived from or in connection with (1) any liquidation or dissolution of the issuer of such preferred equity investment, (2) any direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the issuer of such preferred equity investment or (3) any loss, damage to or any destruction of, or any condemnation or other taking of, all or substantially all of the assets of the issuer of such preferred equity investment, including any proceeds received from insurance policies or condemnation awards in connection therewith, shall, in the case of each of subclauses (1) through (3) of this clause (B), be paid to such Pledged Loan Party or Affiliated Investor until such Pledged Loan Party or Affiliated Investor has received an amount equal to the then unreturned amount of its investment related to such preferred equity investment (plus the accrued and unpaid return due and payable thereon) prior to any distribution, redemption and/or payments being made from any such proceeds on or in respect of any other Capital Stock of the issuer of such preferred equity investment and (C) upon the failure of the issuer of such preferred equity investment to comply with the provisions described above in this clause (i) it shall be a default and such Pledged Loan Party or Affiliated Investor shall be entitled to exercise any or all of the remedies described in clauses (ii) and (iii) below;

(ii) a defined maturity date or mandatory redemption date for such preferred equity investment (excluding any maturity resulting from an optional redemption by the issuer thereof), upon which it is a default if the then unreturned amount of the investment made by such Pledged Loan Party or Affiliated Investor in respect thereof (plus the accrued and unpaid return due and payable thereon) is not immediately repaid to the applicable Pledged Loan Party or Affiliated Investor (and upon such default, in addition to the other remedies enumerated below in clause (iii), the holder of such preferred equity investment is entitled to take control of the issuer thereof and, thereafter, all dividends and distributions by such issuer shall be paid to the holders of the preferred equity investment until the entire unreturned amount of the investment made by such Pledged Loan Party or Affiliated Investor in respect thereof plus all accrued and unpaid return due and payable thereon has been paid to the holders of the preferred equity investment and no distribution, redemption and/or payments shall be made on or in respect of any other equity interest or Capital Stock of the issuer of such preferred equity investment); and

(iii) default remedies that (A) permit the holders of the preferred equity investment to make any and all decisions formerly reserved to (1) holders of the equity interests or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body) of the issuer of such preferred equity investment, including with respect to the sale of all or any part of the Capital Stock or assets of the issuer of such preferred equity investment, and (B) provide for the elimination of all material consent, veto or similar decision making rights afforded to (1) any holders of the capital stock or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body), of such issuer, provided that such decisions (in the case of clause (A) above) and such consent, veto or similar decision making rights (in the case of clause (B) above) could reasonably be expected to restrict the ability of, compromise or delay the holders of the preferred equity investment from realizing upon and paying from the Capital Stock or the assets of the issuer of the preferred equity investment all amounts due and payable with respect to the preferred equity investment.

“Preferred Equity Issuer”: a Person in which a Pledged Loan Party or an Affiliated Investor makes a Preferred Equity Investment.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Financial Statements”: as defined in Section 5.1(c).

“Proceeding”: as defined in Section 10.5.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: the facilities and properties owned, leased or operated by any Group Member.

“Qualified Investment Asset”: an Investment Asset which contributes to the calculation of the Maximum Permitted Outstanding Amount.

“Qualified Levered SPV Affiliated Investor”: an Affiliated Investor that is not an Unlevered Affiliated Investor and directly owns only First Priority Commercial Real Estate Debt Investments or Portfolios of First Priority Commercial Real Estate Debt Investments, so long as the aggregate amount of Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) outstanding of such Affiliated Investor and all Affiliated Investors that, directly or indirectly, hold Capital Stock of such Affiliated Investor does not exceed 65% of the aggregate Adjusted Net Book Value of the Investment Assets of such Affiliated Investor; provided that, solely for purposes of this definition, a Portfolio otherwise constituting a First Priority Commercial Real Estate Debt Investment may include Junior Priority Commercial Real Estate Debt Investments of up to 5% of the Adjusted Net Book Value of such Portfolio. An Affiliated Investor shall not be a Qualified Levered SPV Affiliated Investor if it owns any Specified Levered SPV Investments.

“Qualified Levered SPV Capital Stock”: all of the Capital Stock held, directly or indirectly, by any Pledged Loan Party in any Qualified Levered SPV Affiliated Investor.

“Qualified Non-Pledged Asset”: any Investment Asset that is subject to limitations that prohibit the direct and indirect pledge of equity interests in such Investment Asset, but which otherwise satisfies the Qualifying Criteria. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, including as set forth in the definition of Investment Asset or any component definition thereof, a Qualified Non-Pledged Asset shall be held (and shall be permitted to be held) directly by an Affiliated Holder and shall not be required to be held by a Pledged Loan Party, Pledged Affiliate or Affiliated Investor.

“Qualifying Criteria”: with respect to any Investment Asset the requirements that:

(A) such Investment Asset is owned (i) with respect to any Investment Asset other than a Qualified Non-Pledged Asset, directly or indirectly by a Pledged Loan Party or a Pledged Affiliate and (ii) with respect to any Qualified Non-Pledged Asset, directly by an Affiliated Holder,

(B) with respect to any Investment Asset other than a Qualified Non-Pledged Asset, the Pledged Loan Party or Affiliated Investor that owns the Investment Asset and each other Loan Party or Affiliated Investor that directly or indirectly owns any Capital Stock in such Pledged Loan Party or Affiliated Investor shall (1) except as otherwise permitted hereunder with respect to any Colony Fund (as described in the definition of Unlevered Affiliated Investor), any encumbered Commercial Real Estate Ownership Investment (as described in the definition of Specified Asset Investments), Qualified Levered SPV Capital Stock, Specified Levered SPV Investment or Specified Levered SPV Capital Stock, have no Indebtedness (other than (x) the Obligations, (y) any other Indebtedness incurred by the Parent Borrower in accordance with Section 7.2(g) and (z) any intercompany obligations owing to the Parent Borrower or any Subsidiary) outstanding at such time, (2) be Solvent at such time, (3) not be subject to any proceedings under any Debtor Relief Law at such time and (4) other than in the case of any Pledged Loan Party, any Pledged Affiliate or any Colony Fund, be Controlled by a Pledged Affiliate and, in the case of a Colony Fund, be Controlled by an Affiliate,

(C) with respect to any Qualified Non-Pledged Asset, each Affiliated Holder that directly or indirectly owns the Qualified Non-Pledged Asset shall (1) have no Indebtedness (other than (x) the Obligations and (y) any intercompany obligations owing to the Parent Borrower or any Subsidiary that is a Guarantor) outstanding at such time, (2) be Solvent at such time, (3) not be subject to any proceedings under any Debtor Relief Law at such time and (4) other than in the case of any Colony Fund, be Controlled by a Subsidiary that is a Subsidiary Guarantor and, in the case of a Colony Fund, be Controlled by an Affiliate,

(D) Adjusted Net Book Value with respect to such Investment Asset be included in the calculation of the Maximum Permitted Outstanding Amount only to the extent that (1) there are no contractual or legal prohibitions on the making of dividends, distributions or other payments that, as in effect on any date of determination, are effective to prevent dividends, distributions or other payments from the applicable Investment Asset to, directly or indirectly, a Loan Party (it being understood that reasonable or customary limitations associated with (i) distributions by any Colony Fund to its fund investors and (ii) the timing of distributions or requirements associated with the retention of funds by an Affiliated Investor for the purpose of maintaining working capital, liquidity, reserves or otherwise satisfying funding needs in respect of an Investment Asset shall in any event not constitute prohibitions on dividends, distributions or other payments hereunder) and (2) the obligations under Section 6.14 hereof with respect to such Investment Asset are satisfied,

(E) except in connection with Indebtedness permitted hereunder with respect to any encumbered Commercial Real Estate Ownership Investment (as described in the definition of Specified Asset Investments), Qualified Levered SPV Capital Stock, Specified Levered SPV Investment or Specified SPV Levered Capital Stock, such Investment Asset (excluding, for the avoidance of doubt, any real estate to which such Investment Asset relates and Liens encumbering the assets of any Equity Investment Asset Issuer) shall not be, directly or indirectly, encumbered by any Lien (other than a Lien arising under a Loan Document) at such time,

(F) such Investment Asset (or the real estate to which such Investment Asset relates) is not the subject of any proceedings under any Debtor Relief Law at such time, and

(G) no Investment Asset shall contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount unless (x) each direct or indirect owner of such asset required to be a Subsidiary Guarantor pursuant to the terms of the Loan Documents shall have been made a Subsidiary Guarantor (and, for the avoidance of doubt, at least one direct or indirect owner of such asset shall have been made a Pledged Loan Party or Pledged Affiliate (or, with respect to any Qualified Non-Pledged Assets, a Subsidiary Guarantor)) and (y) except with respect to Qualified Non-Pledged Assets, each such Subsidiary Guarantor shall have granted to the Administrative Agent, for the benefit of the Lenders, a first priority perfected security interest in any assets that are required to be subject to the Lien created by any of the Security Documents, in accordance with Section 6.10 hereof and the Security Documents (including, for the avoidance of doubt (and notwithstanding anything to the contrary set forth in the Security Documents) 100% of the Capital Stock of the Affiliated Investor or Pledged Loan Party, as applicable (or, solely with respect to an Excluded Foreign Subsidiary, 66% of the Capital Stock of such Excluded Foreign Subsidiary) that holds such Investment Asset or of a direct or indirect parent thereof).

“Qualifying Location”: each of the U.S., Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Japan, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and United Kingdom.

“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of ~~the~~a Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“REIT”: a “real estate investment trust” as defined in Section 856(a) of the Code.

“REIT Entity”: Colony NorthStar, Inc., a Maryland corporation.

“REIT Guaranty”: a guaranty in form and substance substantially similar to the guarantee contained in Section 2 of the Guarantee and Collateral Agreement, to be entered into by the REIT Entity pursuant to which the REIT Entity shall guarantee the Obligations; provided that recourse under such guaranty shall only be available upon the occurrence of an Event of Default pursuant to Section 8(l) hereof.

“REO Asset”: with respect to any Person, any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a Lien on such asset securing a loan or other mortgage-related receivable.

“Reorganization”: as defined in the definition of “Transactions”.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders”: the holders of more than 50% of (x) until the Closing Date, the Revolving Commitments then in effect and (y) thereafter, the sum of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, subject to Section 2.18(b).

“Requirement of Law”: as to any Person, any law (including common law), code, statute, ordinance, treaty, rule, regulation, decree, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president, vice president, chief financial officer or treasurer of ~~the Borrower~~such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of ~~the Borrower~~such Person.

“Restricted Investment”: an Investment by any Loan Party in an Investment Asset in respect of which (a) as a result of the operation of clause (iv) of the proviso to Section 3.1 of the Guarantee and Collateral Agreement, the Administrative Agent, on behalf the Lenders, does not have (or, after the making thereof, will not have), a direct or indirect pledge of Capital Stock associated with such Investment Asset (it being understood that the pledge of the Capital Stock of any Upper Tier Issuer (as defined in the Guarantee and Collateral Agreement) that indirectly owns such Investment Asset will constitute an indirect pledge for purposes of this clause (a)) and (b) at the time such Investment Asset is initially acquired, Total Revolving Extensions of Credit outstanding exceed 90% of the Maximum Permitted Outstanding Amount immediately after giving effect to the acquisition of such Investment Asset. For clarity, an Investment made in respect of an existing Investment Asset pursuant to pre-existing funding obligations shall not constitute a Restricted Investment.

“Restricted Payments”: as defined in Section 7.6.

“Restrictive Provisions”: means (a) any financial covenant set forth in Section 7.1, including any associated prepayment or similar obligations due to extensions of credit made on or after the Closing Date exceeding the Maximum Permitted Outstanding Amount (other than as a result of (i) a borrowing that, at the time incurred (other than on the Closing Date), exceeded the Maximum Permitted Outstanding Amount or (ii) an incurrence of Indebtedness or a sale or transfer of assets that, on a pro forma basis as of the date of such incurrence, sale or transfer, was not in compliance with Section 7.1 (each of which such matters shall be governed by the immediately following clause (b)) and (b) any other representation, covenant or event of default under the Loan Documents; provided that solely in the case of clause (b), the applicable default under such provision shall have occurred inadvertently and solely in the case of clause (b) (and with respect to item (i) below, clause (a)), such default would not (i) impair the enforceability of the Loan Documents, (ii) materially impair the ability of ~~the~~any Borrower to repay the obligations under the Loan Documents when due, (iii) materially diminish the credit quality of the Loan Parties or, taken as a whole, the Parent Borrower and its subsidiaries or (iv) materially impair the value of or benefit obtained from the Collateral from the perspective of the Lenders taken as a whole.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $1,000,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding. Notwithstanding the foregoing, in the case of Section 2.18 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: (i) until the exercise by the Parent Borrower of an Extension Option in accordance with and subject to the terms and conditions of Section 2.20, the Initial Revolving Termination Date and (ii) thereafter, the Extended Termination Date.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Republic of Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate”: as defined in the definition of “Eurodollar Base Rate”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: collectively, the Administrative Agent, the Lenders, any affiliate of the foregoing, the Swap Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.2.

“Secured Swap Agreement”: any Swap Agreement permitted under Section 7.11 that is entered into by and between the Parent Borrower or any other Loan Party and any Swap Bank, to the extent (i) designated by the Parent Borrower and such Swap Bank as a “Secured Swap Agreement” in writing to the Administrative Agent within ten (10) Business Days of the date such Swap Agreement is entered into (or such later time as may be permitted by the Administrative Agent) and (ii) the requirements described in the definition of “Swap Agreement” shall have been satisfied with respect to such Swap Agreement. The designation of any Secured Swap Agreement shall not create in favor of such Swap Bank any rights in connection with the management or release of Collateral or of the obligations of any Subsidiary Guarantor under the Loan Documents.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting or perfecting (or purporting to grant or perfect) a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Asset Investments”: collectively, (a) any encumbered Commercial Real Estate Ownership Investment (excluding land) that is owned by an Affiliated Investor and any unencumbered Commercial Real Estate Ownership Investment in land that is owned by an Unlevered Affiliated Investor, (b) Specified Common Stock, (c) Preferred Equity Investments to the extent held by a Pledged Loan Party or an Unlevered Affiliated Investor, (d) any Specified Commercial Real Estate Debt Investment, (e) any Specified Levered SPV Investment and (f) any Specified Levered SPV Capital Stock.

“Specified Commercial Real Estate Debt Investment”: any Portfolio otherwise constituting a Junior Priority Commercial Real Estate Debt Investment (for clarity, excluding any Investment Asset classified as a Junior Priority Commercial Real Estate Debt Investment pursuant to clause (ii) to the proviso to the definition of First Priority Commercial Real Estate Debt Investment) in which greater than 10% of the Adjusted Net Book Value of such Portfolio is classified as Non-Performing Loans (and any single Investment Asset otherwise constituting a Junior Priority Commercial Real Estate Debt Investment that is a Non-Performing Loan).

“Specified Common Stock”: common stock in platforms or companies listed on Schedule 1.1B, in each case, to the extent held by a Pledged Loan Party or an Unlevered Affiliated Investor.

“Specified GAAP Reportable B Loan Transaction”: a transaction involving either (i) the sale by the Parent Borrower, any Subsidiary or any Affiliated Investor of the portion of an Investment Asset consisting of an “A-Note”, and the retention by the Parent Borrower, its Subsidiaries and the Affiliated Investors of the portion of such Investment Asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition or retention by the Parent Borrower, any of its Subsidiaries or any Affiliated Investor of an Investment Asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the Parent Borrower’s consolidated balance sheet as assets and liabilities, respectively.

“Specified Levered SPV Investment”: any Portfolio otherwise constituting a First Priority Commercial Real Estate Debt Investment held by an Affiliated Investor that would otherwise qualify as a Qualified Levered SPV Affiliated Investor in which greater than 25% of the Adjusted Net Book Value of such Portfolio is classified as Non-Performing Loans (and any single Investment Asset held by an Affiliated Investor that would otherwise qualify as a Qualified Levered SPV Affiliated Investor that is a Non-Performing Loan).

“Specified Levered SPV Capital Stock”: all of the Capital Stock held, directly or indirectly, by any Pledged Loan Party in any Affiliated Investor that would otherwise qualify as a Qualified Levered SPV Affiliated Investor but for the fact that the aggregate amount of Indebtedness (other than Indebtedness incurred pursuant to this Agreement or any Loan Document) outstanding of such Affiliated Investor and all Affiliated Investors that, directly or indirectly, hold Capital Stock of such Affiliated Investor exceeds 65% of the aggregate Adjusted Net Book Value of the Investment Assets of such Affiliated Investor.

“Specified REITs”: collectively, NRFC MH Holdings LLC, NRFC MH II Holdings LLC, MH III Holdings-T, LLC and MH IV Holdings-T, LLC.

“Specified Subsidiary”: as defined in Section 10.14(d).

“Specified Time”: 11:00 a.m., London time.

“Subscription Line Indebtedness”: Indebtedness incurred to provide bridge financing pending receipt of capital call commitments, which Indebtedness would be either (i) Non-Recourse Indebtedness, or (ii) in the case of such Indebtedness of a Loan Party, limited in recourse to the rights of such Loan Party to provide capital commitments, make capital calls, exercise rights as the general partner or managing member of the subsidiary or affiliate obtaining such subscription line, and ancillary rights related thereto or otherwise granted in connection with such subscription facility, including, without limitation, in relation to any bank accounts into which proceeds of such capital calls are made; provided that, in each case, the amount of such Subscription Line Indebtedness shall be limited to a borrowing base that cannot exceed the amount of uncalled capital commitments of the borrower of such Subscription Line Indebtedness.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, however, that in no event shall a Colony Fund constitute a Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: (a) Colony Capital Investment Holdco, LLC and (b) any Wholly-Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary and that becomes a party hereto pursuant to Section 2.21 until, in each case, such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.21.

“Subsidiary Borrower Joinder Agreement”: as defined in Section 2.21(a)(i).

“Subsidiary Guarantor”: (a) each Subsidiary that is party to the Guarantee and Collateral Agreement on the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee and Collateral Agreement after the Closing Date pursuant to Section 6.10 or otherwise.

“Supermajority Lenders”: the holders of more than 66 2⁄3% of (x) until the Closing Date, the Revolving Commitments then in effect and (y) thereafter, the sum of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, subject to Section 2.18(b).

“Suspension Fee”: as defined in Section 2.3(b).

“Suspension Notice”: as defined in Section 10.23.

“Suspension Period”: the period of time beginning on the date specified in the Suspension Notice and ending on the earlier of (x) the 60th day after the Closing Date or (y) the date specified in the Suspension Termination Notice.

“Suspension Termination Notice”: as defined in Section 10.23.

“Swap Agreement”: any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

~~“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.~~

“Swap Bank”: any Person that is the Administrative Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender at the time it enters into a Secured Swap Agreement, in its capacity as a party thereto, and (other than a Person already party hereto as the Administrative Agent or a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.5, 10.11, 10.12, 10.16 and the Guarantee and Collateral Agreement as if it were a Lender.

“Swap Obligation”: with respect to any Subsidiary Guarantor, any obligation to pay or perform under any Swap Agreement.

“Syndication Agent”: the Syndication Agent identified on the cover page of this Agreement.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Letter”: as defined in Section 2.21(a)(ii).

“Total Asset Value”: as of any date, the net book value of the total assets of the Parent Borrower and its Consolidated Subsidiaries on such date as determined in accordance with GAAP plus (x) accumulated depreciation and (y) amortization of real estate intangibles; provided, that Total Asset Value shall (i) exclude the amount of all restricted cash (other than reserves for Capital Expenditures) of the Parent Borrower and its Consolidated Subsidiaries to the extent such cash supports obligations that do not constitute Consolidated Total Debt, (ii) include the net book value of assets associated with a Specified GAAP Reportable B Loan Transaction only to the extent in excess of the amount of any Indebtedness attributable to such Specified GAAP Reportable B Loan Transaction, (iii) include the net book value of assets associated with any Permitted Non-Recourse CLO Indebtedness only to the extent (A) in excess of the amount of any associated Permitted Non-Recourse CLO Indebtedness and (B) such assets are Investment Assets that contribute, directly or indirectly, to the Maximum Permitted Outstanding Amount, (iv) solely with respect to the net book value of the total assets of a Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the net book value of such Non Wholly-Owned Consolidated Affiliate’s total assets and (v) exclude any assets of a Colony Fund funded with Subscription Line Indebtedness.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Costs”: as defined in the definition of “Transactions”.

“Transactions”: collectively, (a) the execution and delivery of this Agreement by the Parent Borrower, (b) the application of proceeds of the Revolving Loans received by the Parent Borrower on the Closing Date to, directly or indirectly, refinance in full the outstanding indebtedness of each of NorthStar Realty, NorthStar Asset Management and Colony Capital and their respective Subsidiaries required to be repaid in connection with the consummation of the Transactions, as set forth in the Merger Agreement, (c) the payment by the Parent Borrower of the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (d) the consummation of the

Merger in a manner consistent with the Merger Agreement, which will in any event result in (x) the Parent Borrower becoming a direct subsidiary of the REIT Entity and (y) the assets of NorthStar Realty, NorthStar Asset Management, the Parent Borrower and their respective Subsidiaries being held by the Parent Borrower and its Subsidiaries after giving effect to the Merger, other than the Capital Stock of the Specified REITs, which shall be held directly by the REIT Entity (clauses (x) and (y) together, the “Reorganization”).

“Transferee”: any Assignee or Participant.

“Trigger Event”: at any time with respect to any Qualified Investment Asset, any event or circumstance that occurs with respect to such Qualified Investment Asset (including, for this purpose, in respect of any direct or indirect owner thereof) that could reasonably be expected to result in a reduction in the Maximum Permitted Outstanding Amount during the then current fiscal quarter of the Parent Borrower (including any default or restructuring in respect of such Qualified Investment Asset, any modification, waiver, termination or expiration of any applicable loan agreement, lease agreement or joint venture or other equityholder documentation relating to such Qualified Investment Asset, any bankruptcy or insolvency event relating to any real property manager, tenant or any other obligor in respect of such Qualified Investment Asset, any liabilities (environmental, tax or otherwise) incurred by any Loan Party or Affiliated Investor in respect of such Qualified Investment Asset, any casualty or condemnation event with respect to such Qualified Investment Asset); provided that either (i) immediately before or after giving effect to such event or circumstance, the Total Revolving Extensions of Credit outstanding exceeds 90% of the Maximum Permitted Outstanding Amount or (ii) (x) immediately before or after giving effect to such event or circumstance, the Total Revolving Extensions of Credit outstanding exceeds 75% of the Maximum Permitted Outstanding Amount and (y) such event or circumstance results in a reduction of the Maximum Permitted Outstanding Amount in excess of 5% thereof (to be calculated after giving effect to such reduction).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCP” means, with respect to any Letter of Credit, the “Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unconsolidated Subsidiary”: any Subsidiary of the Parent Borrower that is not a Consolidated Subsidiary of the Parent Borrower.

“United States”: the United States of America.

“Unlevered Affiliated Investor”: any Affiliated Investor so long as (i) such Affiliated Investor has no Indebtedness outstanding, (ii) such Affiliated Investor is not an Excluded Subsidiary and (iii) no Affiliated Investor that, directly or indirectly, holds Capital Stock of such Affiliated Investor has any Indebtedness outstanding (in each case with respect to clauses (i) and (iii), other than (x) any Indebtedness incurred pursuant to the Loan Documents and (y) in the case of any Colony Fund or any Affiliated Investor in which a Colony Fund directly or indirectly holds Capital Stock, any Subscription Line Indebtedness) or is an Excluded Subsidiary.

“Unreimbursed Amounts”: as defined in Section 3.4.

“Unrestricted Cash”: at any time (i) the aggregate amount of cash of the Loan Parties at such time that are not subject to any Lien (excluding Liens arising under a Loan Document, Liens of the type described in Section 7.3(a), and statutory Liens in favor of any depositary bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are held by a Person other than a Loan Party as a deposit or security for Contractual Obligations.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.14(f)(ii)(B)(3).

“Warehouse Facility”: any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, securitizations), with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Commercial Real Estate Debt Investments prior to securitization thereof; provided that such purchase or origination is in the ordinary course of business.

“Warehouse Indebtedness”: Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Parent Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards

Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All references herein to consolidated financial statements of the Parent Borrower and its Subsidiaries or to the determination of any amount for the Parent Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent Borrower is required to consolidated pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(f) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing applicable interest or fees, as the case may be.

1.3 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to ~~the~~any Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided, that no Lender shall make Revolving Loans to ~~the~~any Borrower during the Suspension Period.

During the Revolving Commitment Period the ~~Borrower~~Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7. Notwithstanding anything to the contrary in this Agreement, in no event shall the Total Revolving Extensions of Credit exceed the Maximum Permitted Outstanding Amount.

2.2 Procedure for Revolving Loan Borrowing. ~~The~~Any Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period (but not during the Suspension Period) on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date (or, with respect to any such borrowing to be made on the Closing Date, such later date agreed to by the Administrative Agent in its sole discretion), in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from ~~the~~a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by ~~the~~such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of ~~the~~such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3 Commitment Fees. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. For the avoidance of doubt, the commitment fees shall continue to accrue and be payable during a Suspension Period.

(b) Suspension Period Fee. Upon the delivery of a Suspension Notice to the Administrative Agent in accordance with Section 10.23(b), the Parent Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, a fee (the “Suspension Fee”) in an aggregate amount equal to 0.25% of the Revolving Commitment (or, in the event no Revolving Commitments are outstanding on the delivery date of the Suspension Notice, the Revolving Extensions of Credit) of such Lender on the first day of the Suspension Period. The Suspension Fee is earned on the first day of the Suspension Period and due and payable in full on the first Business Day after the first day of the Suspension Period, if any.

(c) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4 Termination or Reduction of Revolving Commitments. The Parent Borrower shall have the right at any time, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.5 Optional Prepayments. The ~~Borrower~~Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, on the date of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing or prepayment of all of the Revolving Facility with the proceeds of Indebtedness or other transaction to be incurred or consummated substantially simultaneously with such refinancing or prepayment, may be, if expressly stated in such notice of prepayment, contingent upon the consummation of such transactions and may be revoked by the applicable Borrower in the event the incurrence of such transaction is not consummated.

2.6 Mandatory Prepayments and Commitment Reductions. (a) If for any reason the Total Revolving Extensions of Credit exceeds the lesser of (x) the Total Revolving Commitments then in effect and (y) the Maximum Permitted Outstanding Amount, the ~~Borrower~~Borrowers shall immediately~~,~~ prepay the applicable Loans in an aggregate amount equal to such excess.

(b) [Reserved]

(c) [Reserved]

(d) If any Indebtedness shall be incurred pursuant to Section 7.2(h), an amount equal to 100% of the Net Cash Proceeds thereof shall be immediately applied toward the prepayment of the Loans.

(e) Any reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the ~~Borrower~~Borrowers shall, to the extent of the balance of such excess, cash collateralize on or prior to the date of such reduction (in the manner described in Section 3.9) or replace outstanding Letters of Credit. The application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Revolving Loans under Section 2.6 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) At any time during the Suspension Period and upon the occurrence of any of the following events, the ~~Borrower~~Borrowers shall prepay the Revolving Loans at par plus accrued and unpaid interest, in each case, on a dollar-for-dollar basis within one Business Day of receipt of such Net Cash Proceeds, in an amount equal to:

(i) 100% of the Net Cash Proceeds of (a) any Disposition of assets (other than from (I) casualty or condemnation events, (II) any intercompany transfers, provided proceeds from transfers of assets from Loan Parties to non-Loan Parties will not be so excluded, (III) other Dispositions of assets not to exceed $50,000,000 in the aggregate for all such Dispositions, (IV) dispositions of worn out, surplus or obsolete equipment in the ordinary course of business and (V) Dispositions of assets the proceeds of which are to be applied to finance the acquisition of assets in respect of which the obligation to make such acquisition was incurred prior to the commencement of the Suspension Period (and was not incurred in contemplation thereof)) by the Parent Borrower or any of its Subsidiaries (or, in the case of any non-Wholly-Owned Subsidiary of the Parent Borrower, the applicable parent’s allocable share of such proceeds) and (b) any Designated Asset Sales.

(ii) 100% of the Net Cash Proceeds of incurrences of Indebtedness of the Parent Borrower or its Subsidiaries other than (i) any intercompany Indebtedness of the Parent Borrower or any of its Subsidiaries, (ii) any re-financing of existing Indebtedness not increasing the existing amount (or commitments, if applicable) thereof in excess of the principal amount of the Indebtedness being refinanced, plus accrued interest, fees, premiums and refinancing expenses, (iii) Subscription Line Indebtedness, (iv) Indebtedness incurred pursuant to debt facility commitments in existence prior to the commencement of the Suspension Period (and not incurred in contemplation thereof) and any replacement or refinancing thereof not increasing the amount (or amount of commitments, as applicable) thereof and (v) Indebtedness to finance the acquisition of assets in respect of which the obligation to make such acquisition was incurred prior to the commencement of the Suspension Period (and was not incurred in contemplation thereof).

(iii) 100% of the Net Cash Proceeds from the issuance of any Capital Stock by the REIT Entity (other than (A) issuances and settlements pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances of shares of capital stock or rights to Wholly-Owned Subsidiaries of the Parent Borrower, (C) issuances of shares of Capital Stock in connection with the conversion of convertible shares or units of such party outstanding as of the date hereof or otherwise issued in compliance with Section 5.01(c) of the Merger Agreement and (D) issuances to finance the acquisition of assets in respect of which the obligation to make such acquisition was incurred prior to the commencement of the Suspension Period (and was not incurred in contemplation thereof)).

2.7 Conversion and Continuation Options. (a) ~~The~~Any applicable Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to ~~the~~any Borrower is in existence, and provided, further, that (i) if the applicable Borrower shall fail to give any required notice as described above in this paragraph or to specify any Interest Period in any such notice, such Loans shall be continued as Eurodollar Loans with an Interest Period of one month, or (ii) if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of

Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify ~~the Borrower and the~~ relevant Borrowers and Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the ~~Borrower and the~~ relevant Borrowers and Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the ~~Borrower~~Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the applicable Borrower, deliver to ~~the~~such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 ~~Inability to Determine~~Alternative Rate of Interest ~~Rate~~. (a) If prior to the first day of any Interest Period:

(i) ~~(a)~~ the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period, or

(ii) ~~(b)~~ the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the ~~Borrower and the~~ relevant Borrowers and Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall ~~the~~any Borrower have the right to convert Loans to Eurodollar Loans.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (y) if any notice of borrowing requests a Eurodollar Loan, such Loan shall be made as an ABR Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.12 Pro Rata Treatment and Payments. (a) Each borrowing by ~~the~~a Borrower from the Lenders hereunder, each payment by the Parent Borrower on account of any commitment fee (other than as provided in Section 2.18(a)) and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b) Subject to Section 2.18, each payment (including each prepayment) by ~~the~~any Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by ~~the~~any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a

Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the applicable Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by ~~the~~such Borrower hereunder that ~~the~~ such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that ~~the~~said Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against ~~the~~any Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(d), 2.12(e), 2.14(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender in accordance with Section 2.18(c).

2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes ) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the ~~Borrower~~applicable Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand and delivery to the Parent Borrower of a certificate described in clause (d) below, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor in the form of a certificate described in clause (d) below, the ~~Borrower~~applicable Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented; provided that a Lender may only submit a request for compensation in connection with the changes in the Requirements in Law described in clauses (i) and (ii) above if such Lender imposes such increased costs on borrowers similarly situated to the Parent Borrower under syndicated credit facilities comparable to the Revolving Facility.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the ~~Borrower~~Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the ~~Borrower~~Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (if any), or a copy of the return reporting such payment (or other evidence of such payment reasonably satisfactory to the Administrative Agent).

(d) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable to such Credit Party by a Loan Party under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that ~~the~~any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is fully exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable (plus any other documents or other evidence to fully exempt any amount payable or paid to such Non-U.S. Lender from U.S. federal backup withholding tax):

(1)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty (if such amount is properly treated as interest thereunder and as otherwise required under U.S. federal tax law) and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is none of the following: a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of ~~the~~any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E;

(4)	to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other valid and reasonably acceptable certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), and notwithstanding the definition thereof, “FATCA” shall include any and all amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.14 and the relevant defined terms used therein, (A) the term “applicable law” includes FATCA and (B) the term “Lender” includes the Issuing Lenders.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Parent Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulations Section 1.1471-2(b)(2)(i).

2.15 Indemnity. ~~The~~Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by ~~the~~such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after ~~the~~such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by ~~the~~such Borrower in making any prepayment of or conversion from Eurodollar Loans after ~~the~~such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(a), or 2.14(d) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of ~~the~~any Borrower or the rights of any Lender pursuant to Section 2.13, 2.14(a), or 2.14(d).

2.17 Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests (or any Participant to which such Lender sold a participation requests) reimbursement for amounts owing pursuant to Section 2.13, 2.14(a) or 2.14(d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the

Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 50% for this purpose) has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender (or Participant, as applicable) shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13, 2.14(a), or 2.14(d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender (or Participant, as applicable) on or prior to the date of replacement, (v) the applicable Borrower shall be liable to such replaced Lender (or Participant, as applicable) under Section 2.15 if any Eurodollar Loan owing to such replaced Lender (or Participant, as applicable) shall be purchased other than on the last day of the Interest Period relating thereto, (vi) except in the case of a Participant, the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the ~~Borrower~~Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.13, 2.14(a), or 2.14(d), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that ~~the~~any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender (or Participant, as applicable), and (x) no Suspension Period is in effect at the time of such replacement. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the ~~Borrower~~Borrowers, the Administrative Agent and the assignee, and that the Lender (or Participant, as applicable) required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.3(a) (it being understood, for the avoidance of doubt, that the Parent Borrower shall have no obligation to retroactively pay such fees after such Lender ceases to be a Defaulting Lender);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to ~~the~~a Borrower as a result of any judgment of a court of competent jurisdiction obtained by ~~the~~such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(d) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, ~~the~~each Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lenders only ~~the~~such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), if any, in accordance with the procedures set forth in Section 3.9 for so long as such L/C Exposure is outstanding;

(iii) if ~~the~~a Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, ~~the~~such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Lenders until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.18(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(d)(i) (and such Defaulting Lender shall not participate therein). Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(f) If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(g) In the event that the Administrative Agent, the Parent Borrower and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

2.19 Incremental Commitments. (a) The ~~Borrower~~Borrowers and any one or more Lenders (including New Lenders) may from time to time prior to the Initial Revolving Termination Date agree that such Lenders shall make, obtain or increase the amount of their Revolving Commitments (each, a “Commitment Increase”) by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase and (ii) the applicable Increased Facility Closing Date; provided that immediately prior to and after giving effect to any such increase in the Revolving Commitments (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date). Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed the Maximum Permitted Increase Amount, and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than five Increased Facility Closing Dates may be selected by the ~~Borrower~~Borrowers after the Closing Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.19(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Upon each Increased Facility Closing Date, the ~~Borrower~~Borrowers shall (A) prepay the outstanding Revolving Loans (if any) in full, (B) simultaneously borrow new Revolving Loans hereunder in an amount equal to such prepayment (in the case of Eurodollar Loans, with Eurodollar Base Rates equal to the outstanding Eurodollar Base Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders (including existing Lenders providing a Commitment Increase, if applicable) and the New Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are held ratably by such existing Lenders and New Lenders in accordance with the respective Revolving Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Commitments as so increased. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (c).

2.20 Revolving Termination Date Extension. Notwithstanding anything herein to the contrary, the Parent Borrower may, at its election by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) (each such election, an “Extension Option”, the date of such election, the “Extension Date”) extend the Revolving Commitments and Revolving Loans (such extended Revolving Commitments, the “Extended Commitments” and such extended Revolving Loans, the “Extended Loans”) for additional terms of 6 months each (the “Extended Termination Date”), subject to the following terms and conditions:

(i) there shall be no more than two (2) Extension Options exercised during the term of this Agreement;

(ii) no Default or Event of Default shall have occurred or be continuing on the date of such written notice and on the Initial Revolving Termination Date or first Extended Termination Date, as applicable, or would result from the exercise of any Extension Option;

(iii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of the date of such written notice and on and as of such Extension Date (and after giving effect to such Extension Option) as if made on and as of such dates (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date);

(iv) the Parent Borrower shall make the request for such Extension Option not earlier than 90 days and not later than 30 days prior to the Initial Revolving Termination Date, or first Extended Termination Date, as applicable;

(v) the latest Extended Termination Date shall be no later than the Latest Termination Date; and

(vi) the Parent Borrower shall pay or cause to be paid to each Lender on each such Extension Date a fee equal to 0.10% of the amount of the then existing Revolving Commitments of such Lender.

2.21 Designation of Subsidiary Borrowers.

(a) The Parent Borrower shall be permitted, so long as no Default or Event of Default shall have occurred and be continuing:

(i) to designate any Wholly-Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary as a Subsidiary Borrower under the Revolving Facility upon (A) fifteen Business Days’ prior written notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) to the Administrative Agent (which shall promptly deliver such notice to the Lenders) (a “Notice of Designation”), which shall contain the name, primary business address and taxpayer identification number of such Subsidiary, (B) the execution and delivery by the Parent Borrower, such Subsidiary and the Administrative Agent of a Subsidiary Borrower Joinder Agreement substantially in the form of Exhibit J (a “Subsidiary Borrower Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, and the consent of the Administrative Agent to such joinder, evidenced by its acknowledgement signature thereto, (C) compliance by the Parent Borrower and such Subsidiary Borrower with Section 6.10(f), (D) delivery by the Parent Borrower or such Subsidiary Borrower of all documentation and information as is reasonably requested in writing by the Lenders at least ten days prior to the anticipated effective date of such designation required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (E) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, certificates of incorporation or other applicable constituent documents, officer’s certificates, good standing certificates and legal opinions in respect of such Subsidiary as may be required by the Administrative Agent, in each case reasonably equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; provided that, in the case of this clause (i), prior to the date of designation of such Subsidiary Borrower, the Administrative Agent shall not have received notice from any Lender that an extension of credit to such Subsidiary shall contravene any law or regulation applicable to such Lender; and

(ii) So long as no Default or Event of Default shall have occurred and be continuing, to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment or cash collateralization shall be in accordance with the other terms of this Agreement) (a “Termination Letter”). The delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (x) any Obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (y) the Obligations of the Parent Borrower with respect to any such unpaid Obligations.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to enter into such amendments to the Security Documents and/or such new Security Documents as are necessary or advisable, as reasonably determined by the Administrative Agent, in order to effect the provisions of Section 6.10(f).

(c) Each Subsidiary of the Parent Borrower that is or becomes a “Subsidiary Borrower” pursuant to this Section 2.21 hereby irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Subsidiary Borrower.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of ~~the~~any Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit during the Suspension Period (if any), other than any renewal or extension of existing Letters of Credit without increasing the dollar amount thereof; provided further, that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations of such Issuing Lender would exceed the L/C Commitment of such Issuing Lender then in effect, or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) except as provided in Section 3.1(b) below, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) If requested by ~~the~~a Borrower, each Issuing Lender agrees to issue one or more Letters of Credit hereunder, with expiry dates that would occur after the fifth (5th) Business Day prior to the Revolving Termination Date, based upon ~~the Borrower’s~~ agreement of the applicable Borrower to cash collateralize the L/C Obligations in accordance with Section 3.9. If ~~the~~such Borrower fails to cash collateralize the outstanding L/C Obligations in accordance with the requirements of Section 3.9, each outstanding Letter of Credit shall automatically be deemed to be drawn in full on such date and the reimbursement obligations of the such Borrower set forth in Section 3.5 shall be deemed to apply and shall be construed such that the reimbursement obligation is to provide cash collateral in accordance with the requirements of Section 3.9.

(c) The applicable Borrower shall grant to the Administrative Agent for the benefit of each Issuing Lender and the Lenders, pursuant to the Guarantee and Collateral Agreement, a security interest in all cash, deposit accounts and all balances therein and all proceeds of the foregoing as required to be deposited pursuant to Section 3.1(b) or Section 3.9. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at JPMorgan Chase Bank, N.A. (or any affiliate thereof) (the “L/C Cash Collateral Account”). All interest on such cash collateral shall be paid to the applicable Borrower upon ~~the Borrower’s~~its request, provided that such interest shall first be applied to all outstanding Obligations at such time and the balance shall be distributed to ~~the~~such Borrower.

(d) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date, which such Issuing Lender in good faith deems material to it and which is not subject to indemnification obligations of the applicable Borrower hereunder or (iii) issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(e) Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the ~~Borrower for~~Borrowers, and no Issuing Lender’s rights and remedies against the ~~Borrower~~Borrowers shall be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where an Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(f) In the event of any conflict between the terms hereof and the terms of any Application, the terms hereof shall control.

3.2 Procedure for Issuance of Letter of Credit. ~~The~~Any Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the applicable Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) Subject to Section 2.18(d)(iii), ~~the~~each Borrower ~~will~~agrees to pay a fee on all of its outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the applicable Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender on its behalf, payable quarterly in arrears to the relevant Issuing Lender on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the applicable Borrower ~~shall~~agrees to pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time) (“Unreimbursed Amounts”), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, ~~the~~any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of ~~the~~any Borrower, (iv) any breach of this Agreement or any other Loan Document by ~~the~~any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the ~~Borrower~~Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Parent Borrower or the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent Borrower or the applicable Borrower receives such notice. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.9(c).

3.6 Obligations Absolute. The ~~Borrower’s~~Borrowers ’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the ~~Borrower~~Borrowers may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The ~~Borrower~~Borrowers also ~~agrees~~agree with each Issuing Lender that such Issuing Lender shall not be responsible for, and the ~~Borrower’s Reimbursement~~Borrowers’ Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the applicable Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the applicable Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The ~~Borrower agrees~~Borrowers agree that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the ~~Borrower~~Borrowers and shall not result in any liability of such Issuing Lender to ~~the~~any Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Parent Borrower and/or the applicable Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Actions in Respect of Letters of Credit.

(a) Not later than the date that is ten (10) Business Days prior to the Revolving Termination Date, or at any time after the Revolving Termination Date when the aggregate funds on deposit in the L/C Cash Collateral Account shall be less than the amounts required herein, ~~the~~each Borrower with any Letters of Credit then outstanding shall pay to the Administrative Agent in immediately available funds, at the Administrative Agent’s office referred to in Section 10.2, for deposit in the L/C Cash Collateral Account described in Section 3.1(c), the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Account are not less than 105% of the sum of all outstanding L/C Obligations with an expiration date beyond the Revolving Termination Date.

(b) The Administrative Agent may, from time to time after funds are deposited in any L/C Cash Collateral Account, apply funds then held in such L/C Cash Collateral Account to the payment of any amounts, in accordance with the terms herein, as shall have become or shall become due and payable by the ~~Borrower~~Borrowers to the Issuing Lenders or Lenders in respect of the L/C Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

3.10 Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on each Business Day, the aggregate undrawn amount of all outstanding Letters of Credit issued by it, (ii) on each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it on such date, and no Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit without first notifying the Administrative Agent as set forth herein, (iii) on each Business Day on which such Issuing Lender makes any payment pursuant to a Letter of Credit (including in respect of a time draft presented thereunder), the date of such payment and the amount of such payment and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, subject to Section 10.23, ~~the~~each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The audited consolidated balance sheets of Colony Capital and its Consolidated Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of Colony Capital and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Colony Capital and its Consolidated Subsidiaries as at September 30, 2016, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Colony Capital and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). The Consolidating Information for the fiscal year ending December 31, 2015 and the fiscal quarter ending September 30, 2016 presents fairly in all material respects the consolidated financial condition and the consolidated results of operations and consolidated cash flows of the Parent Borrower and its Consolidated Subsidiaries on a standalone basis for the respective fiscal year and nine-month period, respectively, then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b) The audited consolidated balance sheets of NorthStar Realty and its Consolidated Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly in all material respects the consolidated financial condition of NorthStar Realty and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of NorthStar Realty and its Consolidated Subsidiaries as at September 30, 2016, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of NorthStar Realty and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) The audited consolidated balance sheets of NorthStar Asset Management and its Consolidated Subsidiaries as at December 31, 2014 and December 31, 2015, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly in all material respects the consolidated financial condition of NorthStar Asset Management and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of NorthStar Asset Management and its Consolidated Subsidiaries as at September 30, 2016, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of NorthStar Asset Management and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(d) The Pro Forma Financial Statements, copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income). The Pro Forma Financial Statements have been prepared based on the best information available to the Parent Borrower as of the date of delivery thereof, and present fairly on a pro forma basis the estimated financial position of the Parent Borrower and its Consolidated Subsidiaries as at September 30, 2016, assuming that the events specified in the preceding sentence had actually occurred at such date.

(e) As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in subsections (a), (b), (c) and (d) of this Section 4.1.

4.2 No Change. Since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with its Organizational Documents and all Requirements of Law except in each case referred to in clauses (b), (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of ~~the~~each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of ~~the~~each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Organizational Document or Contractual Obligation of any Group Member, except where any such violation could not reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except for such claims as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does ~~the~~any Borrower know of any valid basis for any such claim. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person.

4.10 Taxes. Each Group Member has timely filed or caused to be filed all Federal and state income Tax returns and any other material Tax returns that have been required to be filed (taking into account extensions) and has timely paid all such Taxes and assessments payable by it which have become due (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established); no Liens for Taxes have been filed (other than Liens for Taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained in conformity with GAAP), and, to the knowledge of the Parent Borrower, as of the date hereof, no claim is being asserted with respect to any such Tax.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for purchasing or “carrying” any “margin stock” or to extend credit to others for the purpose of purchasing or carrying margin stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulations T, U or X of the Board. No more than 25% of the assets of the Group Members consist of (or after applying the proceeds of the Loans will consist of) “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the ~~Borrower~~Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No. 715-60. Except as could not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Pension Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15 Subsidiaries. As of the Closing Date, (a) except to the extent set forth on Schedule 6.16, Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as disclosed on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit shall be used to finance (x) in part, the Transactions (except any Transaction Costs paid to an Affiliate of a Lender that is not a Subsidiary of such Lender, which shall not be paid with proceeds of the Revolving Loans) and (y) the investment activities, working capital needs and general corporate purposes of the Parent Borrower and its Subsidiaries.

4.17 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) each Group Member is in compliance with all, and has not violated any, applicable Environmental Laws;

(b) no Group Member has received any notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding compliance with or liability under any Environmental Laws or regarding liability with respect to Materials of Environmental Concern, nor is any Group Member aware of any of the foregoing concerning any property owned, leased or operated by any Group Member;

(c) no Group Member has used, managed, stored, handled, transported, disposed of, or arranged for the disposal of, any Materials of Environmental Concern in violation of any applicable Environmental Law, or in a manner or at any location that could give rise to liability under, any applicable Environmental Law;

(d) no litigation, investigation or proceeding of or before any Governmental Authority or arbitrator is pending or, to the knowledge of the Parent Borrower, threatened, by or against any Group Member or against or affecting any property owned, leased or operated by any Group Member, under any Environmental Law or regarding any Materials of Environmental Concern; nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding against any Group Member or against or affecting any property owned, leased or operated by any Group Member, under any Environmental Law or regarding any Materials of Environmental Concern;

(e) Materials of Environmental Concern are not present at any property owned, leased or operated by any Group Member under circumstances or conditions that could result in liability to any Group Member or interfere with the use or operation of any such property; and

(f) no Group Member has assumed or retained, by contract or operation of law, any liability under Environmental Laws or regarding Materials of Environmental Concern.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Securities (as defined in the Guarantee and Collateral Agreement) that are certificated described in the Guarantee and Collateral Agreement, when stock certificates representing such Securities are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19 and the other actions specified on Schedule 4.19 shall have been taken, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3(a), (h) and (n)).

4.20 Solvency. On the Closing Date, after giving effect to the transactions contemplated hereby (including the borrowing of Revolving Loans and the issuance of Letters of Credit, if any), the Loan Parties, on a consolidated basis, are Solvent.

4.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the ~~Borrower~~Borrowers. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor.

4.22 Insurance. The properties of the Parent Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Parent Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.

4.23 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the ~~Borrower and its~~Borrowers and their Affiliates and, to the knowledge of the ~~Borrower~~Borrowers, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in ~~the~~any Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary Borrower, any Affiliate of the foregoing or any of their respective directors, officers or employees, or (b) to the knowledge of ~~the~~any Borrower, any agent of ~~the~~any Borrower or any Affiliate thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.24 Stock Exchange Listing. The shares of common Capital Stock of the REIT Entity are listed on the New York Stock Exchange.

4.25 REIT Status. The REIT Entity has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code for each of its taxable years beginning with its taxable year ended December 31, 2009.

4.26 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. This Agreement shall become effective on and as of the first date on which all of the following conditions precedent (except to the extent set forth on Schedule 6.16) shall have been satisfied (or waived in accordance with Section 10.1):

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Parent Borrower and each Person listed on Schedule 1.1A and (ii) a guarantee and collateral acknowledgment in the form attached hereto as Exhibit I with respect to the guarantees and Liens created under the Loan Documents, executed and delivered by each Loan Party.

(b) Closing Date Payments and Reallocation.

(i) The Parent Borrower shall have paid to the Administrative Agent all interest, letter of credit fees and commitment fees which are unpaid and accrued to the Closing Date under the Existing Credit Agreement; and

(ii) The payments required pursuant to Section 10.22(b) shall have been made.

(c) Financial Statements. The Lenders shall have received:

(i) (A) audited consolidated financial statements of the Parent Borrower and its Consolidated Subsidiaries for the 2013, 2014 and 2015 fiscal years; provided that the Parent Borrower may satisfy its obligations with respect to financial information relating to the Parent Borrower described above by furnishing financial information relating to Colony Capital; provided further that, with respect to the financial statements for the 2015 fiscal year, (x) the same is accompanied by Consolidating Information and (y) the Consolidating Information shall be certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries on a standalone basis; (B) audited consolidated financial statements of NorthStar Realty and its Consolidated Subsidiaries for the 2013, 2014 and 2015 fiscal years and (C) audited financial statements of NorthStar Asset Management and its Consolidated Subsidiaries for the 2014 and 2015 fiscal years;

(ii) unaudited financial statements of each of the Parent Borrower, NorthStar Realty and NorthStar Asset Management and each of their respective Consolidated Subsidiaries, for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

(iii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower and its Subsidiaries as of and for the nine-month period ending on September 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Financial Statements”) and (ii) such other “roll forward” pro forma financial information as the Administrative Agent may reasonably request with respect to subsequent fiscal periods.

(d) Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Administrative Agent shall have received all fees required to be paid to the Arrangers and the Lenders, and all expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel), on or before the Closing Date. Such amounts may be paid with proceeds of Revolving Loans made on the Closing Date and, if so, will be reflected in the funding instructions given by the Parent Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party or confirmation that such certificate of incorporation or certificate of formation most recently delivered in connection with the Existing Credit Agreement has not been amended, modified or terminated and remains in full force and effect, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the legal opinion of each of (i) Hogan Lovells LLP, counsel to the Parent Borrower and its Subsidiaries and (ii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Colony Mortgage Capital Loan Parties. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j) Filings, Registrations and Recordings. Subject to the provisions of Section 6.10(d), each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k) Certificates.

(i) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii) a Compliance Certificate executed by a Responsible Officer of the Parent Borrower, giving pro forma effect to the effectiveness of this Agreement.

(iii) a certificate signed by a Responsible Officer of the Parent Borrower (x) certifying (A) that the conditions specified in this Section 5 have been satisfied (other than with respect to the satisfaction of the Administrative Agent or any Lender) and (B) that, since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect on (1) the business, assets, financial condition or results of operations of (a) the Parent Borrower or (b) the Parent Borrower, its Subsidiaries and any of the entities in which they have invested directly or indirectly, taken as a whole or (2) the facts and information, taken as a whole, regarding any such entities as heretofore disclosed to the Administrative Agent and the Lenders and (y) certifying that the Parent Borrower has delivered true and correct copies of the operating agreements, partnership agreements or other applicable organizational documents of each Affiliated Investor in which all or a portion of its Capital Stock are owned directly by a Loan Party.

(iv) a certificate signed by a Responsible Officer of the Parent Borrower setting forth (A) a reasonably detailed pro forma calculation of the Maximum Permitted Outstanding Amount as of the Closing Date after giving effect to the Transactions and (B) a reasonably detailed pro forma calculation of the financial ratios and metrics set forth in Section 7.1 giving effect to the Transactions (but, for the avoidance of doubt with respect to this clause (B), subject to compliance with Section 5.1(n) below, there shall be no requirement that such calculations evidence compliance with any ratio or metric as a condition to the Closing Date).

(l) Solvency. The Administrative Agent shall have received a certificate from the chief financial officer or treasurer of the Parent Borrower, in form and substance reasonably acceptable to the Administrative Agent certifying that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to this Agreement, the transactions contemplated hereby (including the borrowing of Revolving Loans, if any) and the Transactions are Solvent as of the Closing Date.

(m) KYC Information. The Lenders shall have received, to the extent requested by the Administrative Agent in writing at least ten (10) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case at least five (5) days prior to the Closing Date.

(n) Representations and Warranties; No Default. The conditions set forth in Section 5.2(a) and (b) shall have been satisfied.

(o) Insurance. The Administrative Agent shall have received evidence of insurance required to be maintained pursuant to the Loan Documents.

(p) Merger. The Merger shall be consummated pursuant to the Merger Agreement (including the consummation of the Reorganization) substantially concurrently with the Closing Date.

(q) Closing Date Material Adverse Effect. (i) Since the date of the Merger Agreement, no Material Adverse Effect (as defined in the Merger Agreement) with respect to NorthStar Asset Management shall have occurred and (ii) since the date of the Merger Agreement, no Material Adverse Effect (as defined in the Merger Agreement) with respect to NorthStar Realty shall have occurred.

(r) Termination of Commitments. The commitments under that certain Commitment Letter, dated as of June 2, 2016, by and among the Parent Borrower, JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other parties party thereto shall be terminated in full.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction (or waiver in accordance with Section 10.1) of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Bridge Loans. No Indebtedness incurred pursuant to Section 7.2(h) shall remain outstanding.

(d) No Suspension Period. No Suspension Period shall be in effect.

Each borrowing by and issuance of a Letter of Credit on behalf of ~~the~~a Borrower hereunder shall constitute a representation and warranty by ~~the~~such Borrower (and, if such Borrower is a Subsidiary Borrower, by the Parent Borrower) as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Subject to Section 10.23, ~~the~~each Borrower hereby agrees that, until Payment in Full, the Parent Borrower shall and shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (except for any going concern exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, the upcoming Revolving Termination Date occurring within one year from the time such report is delivered), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries (subject to normal year-end audit adjustments and the lack of footnotes); and

(c) as soon as available, but in any event not later than March 31, 2017, a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower and its Consolidated Subsidiaries as of and for the twelve-month period ending on the last day of the four-fiscal quarter period ended on December 31, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income).

All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding the foregoing, the Parent Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Parent Borrower described in clauses (a) and (b) above by furnishing financial information relating to the REIT Entity; provided that (i) the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the REIT Entity and its Consolidated Subsidiaries, on the one hand, and the information relating to the Parent Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand, with respect to the consolidated balance sheet and income statement (“Consolidating Information”) and (ii) the Consolidating Information shall be certified by a Responsible Officer of the Parent Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Consolidated Subsidiaries on a standalone basis.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender (or, in the case of clause (g), to the relevant Lender):

(a) as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Parent Borrower, to the extent consistent with the policy of the independent certified public accountants reporting on the financial statements referred to in Section 6.1(a), a certificate of such independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default pursuant to Section 7.1, except as specified in such certificate;

(b) as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Parent Borrower and 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, (i) a certificate of a Responsible Officer of the Parent Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Capital Stock acquired by any Loan Party (or a structure chart depicting such Capital Stock), (3) a description of any Person that has become a Wholly-Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary) (or a structure chart depicting such Persons) and (4) a description of any Person that has become an Excluded Subsidiary of the type described in clause (ii) of the definition of “Excluded Subsidiary”, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Parent Borrower stating that such Projections are prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material);

(d) as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Parent Borrower and 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, a certificate of a Responsible Officer of the Parent Borrower setting forth a reasonably detailed calculation of the Maximum

Permitted Outstanding Amount on the last date of the relevant period covered by the financial statements for such fiscal period (including (i) a list of each Investment Asset owned by any Colony Fund and the pro rata share of such Investment Asset that is attributable to the applicable Loan Party or Affiliated Investor’s limited partnership interest, limited liability company membership interest or other similar equity interest in such Colony Fund as determined in accordance with clause (xiii) of the proviso to the definition of “Maximum Permitted Outstanding Amount” and (ii) operating results of the investment management segment which details the components of Fee-Related Earnings and any other information necessary to determine Fee-Related Earnings); provided that in the event that the Total Revolving Extensions of Credit outstanding at any time exceeds 90% of the Maximum Permitted Outstanding Amount at such time, the Parent Borrower shall provide such certificates to the Administrative Agent on demand;

(e) promptly after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any plan funding notice described in Section 101(f) of ERISA with respect to any Pension Plan or any Multiemployer Plan provided to or received by any Group Member or any ERISA Affiliate; provided, that if the relevant Group Members or ERISA Affiliates have not received or requested, as applicable, such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such additional financial and other information (including, for the avoidance of doubt, asset-level data) as the Administrative Agent or any Lender may from time to time reasonably request; provided that in no event shall the Parent Borrower or any Subsidiary be required to disclose information (x) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement or any other Loan Document, and (ii) such obligations are owed by it to a third party, or (y) if such information is subject to attorney-client privilege and as to which the Parent Borrower or the applicable Subsidiary has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of such attorney-client privilege.

Information required to be delivered pursuant to Section 6.1 and clause (e) of this Section 6.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Parent Borrower or the REIT Entity or the SEC at http://www.sec.gov.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Tax liabilities and other governmental charges, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of this clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in conformity with GAAP and all Requirements of Law and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired, upon reasonable advance notice to the Parent Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, however, that so long as no Event of Default exists, the Administrative Agent on behalf of the Lenders shall be permitted to make only one (1) such visit per fiscal year at the expense of the Parent Borrower.

6.7 Notices. Promptly upon a Responsible Officer of the Parent Borrower becoming aware of the occurrence of any of the following events, give notice to the Administrative Agent for distribution to the Lenders:

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) of any litigation or proceeding affecting any Group Member (i) which could reasonably be expected to have a Material Adverse Effect and is not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) of the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(e) if at any time the Total Revolving Extensions of Credit outstanding exceeds 90% of the Maximum Permitted Outstanding Amount;

(f) of any Trigger Event;

(g) of any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(h) of any Subsidiary Guarantor being a Specified Subsidiary.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws to continue activities as currently conducted; and

(b) Generate, use, treat, store, release, transport, dispose of, and otherwise manage all Materials of Environmental Concern in a manner that does not result in liability to any Group Member and does not impair the use of any property owned, leased or operated by any Group Member, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could result in a liability to, or impair the use of any real property owned, leased or operated by, any Group Member;

it being understood that this Section 6.8 shall be deemed not breached by a noncompliance with any of the foregoing (a) or (b) provided that such non-compliance, in the aggregate with any other such non-compliance, could not reasonably be expected to have a Material Adverse Effect.

6.9 Maintenance of REIT Status; New York Stock Exchange Listing. The REIT Entity will at all times maintain its status as a REIT in compliance with the Code and all applicable regulations under the Code. The REIT Entity will also at all times be listed on the New York Stock Exchange.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party that is property of the type which would otherwise constitute Collateral subject to the Lien created by any of the Security Documents but is not yet so subject (including, without limitation, (x) all Capital Stock held by any Loan Party in any newly formed or acquired Subsidiary of the Parent Borrower and (y) all Capital Stock held by any Loan Party in any Affiliated Investor) (collectively, the “After-Acquired Property”), promptly but in any event within 60 days after the end of the fiscal year during which such property was acquired (or by such later date as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or reasonably requested to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including (A) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (B) the delivery of the certificates (if any) representing any such Capital Stock acquired (together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock); provided that to extent that the documents described in clause (i) of this clause (a) have not been executed and delivered or the actions described in clause (ii) of this clause (a) have not been taken, in each case, with respect to any After-Acquired Property with an aggregate value in excess of 5.0% of the Total Asset Value at any time, the Parent Borrower shall cause the requirements set forth in clauses (i) and (ii) of this clause (a) to be met within 60 days after the end of the fiscal quarter during which such limit was exceeded to the extent necessary to eliminate such excess.

(b) With respect to any new Wholly-Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary or an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary or Excluded Foreign Subsidiary) (collectively, the “New Subsidiaries”), promptly but in any event within 60 days after the end of the fiscal year during which such New Subsidiary was created or acquired (or by such later date as the Administrative Agent may agree in its sole discretion), (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such New Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such New Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably requested to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such New

Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such New Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that to extent that such New Subsidiaries that have not yet executed and delivered the documents and taken the actions described in clauses (i) through (iv) of this clause (b) have assets with an aggregate value in excess of 5.0% of the Total Asset Value at any time, the Parent Borrower shall cause such New Subsidiaries to comply with clauses (i) through (iv) of this clause (b) within 60 days after the end of the fiscal quarter during which such limit was exceeded to the extent necessary to eliminate such excess.

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date directly by any Loan Party, promptly but in any event within 60 days after the end of the fiscal year during which such New Excluded Foreign Subsidiary was created or acquired (or by such later date as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock, as determined for U.S. federal income tax purposes, of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or reasonably requested by the Administrative Agent to perfect the Administrative Agent’s security interest therein and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing or any other provision of the Loan Documents, the Loan Parties shall not be required to undertake such perfection actions in any jurisdictions outside the United States.

(d) Notwithstanding the foregoing, each Other Merger Party and each of their Subsidiaries that are Wholly-Owned Subsidiaries and Domestic Subsidiaries of the Parent Borrower after giving effect to the Transactions (other than an Excluded Subsidiary, an Excluded Foreign Subsidiary or an Other Merger Party Excluded Subsidiary) (collectively, the “Merger Loan Parties”) shall promptly but in any event within sixty (60) days after the Closing Date (or by such later date as the Administrative Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Merger Loan Party that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan

Party, (iii) cause such Merger Loan Party (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably requested to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Merger Loan Party, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent; (provided, that, the Administrative Agent may agree, in its sole discretion, to permit any Merger Loan Party an additional amount of time following its joinder to the Guarantee and Collateral Agreement to comply with any Control Agreement requirements set forth therein (the date by which any such compliance shall be required, the “Merger Party Compliance Date” with respect to such Merger Loan Party) and (C) to deliver to the Administrative Agent a certificate of such Merger Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments and (iv) deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, in no event shall any Other Merger Party Excluded Subsidiary or its assets contribute to the Maximum Permitted Outstanding Amount.

(e) Notwithstanding anything set forth herein or any of the other Loan Documents, with respect to any Collateral that is not included in the calculation of the Maximum Permitted Outstanding Amount, the Loan Parties shall not be required to obtain third party acknowledgements, agreements or consents in support of the creation, perfection or enforcement of security interests in such Collateral. In addition, the requirements of this Section 6.10 shall not apply to (i) any assets or Subsidiaries created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has reasonably determined, and has advised the Parent Borrower, that such requirements need not be satisfied because, inter alia, the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein or (ii) require the pledge of any Qualified Non-Pledged Asset or other Investment Asset that would otherwise constitute Excluded Collateral (as defined in the Guarantee and Collateral Agreement).

(f) Notwithstanding anything to the contrary set forth in this Agreement, each Subsidiary Borrower and any other applicable Loan Party shall, on the date such Subsidiary becomes a Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Subsidiary Borrower, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Company or such other Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (C) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents and guarantee documents) as the Administrative Agent deems necessary or advisable for such Subsidiary Borrower to become a party to each applicable Security Document and guarantee document in its capacity as a Subsidiary Borrower, (D) execute and deliver such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property of such Subsidiary Borrower that is of the type included in the Collateral and (E) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent.

6.11 Use of Proceeds. The proceeds of the Loans shall be used to finance (x) in part, the Transactions (except any Transaction Costs paid to an Affiliate of a Lender that is not a Subsidiary of such Lender, which shall not be paid with proceeds of the Revolving Loans) and (y) the investment activities, working capital needs and general corporate purposes of the Parent Borrower and its Subsidiaries.

6.12 Information Regarding Collateral. The Parent Borrower shall provide prompt (but in any event within ten (10) days of any such change) written notice to the Administrative Agent of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or type of organization, (iv) in any Loan Party’s Federal Taxpayer Identification Number (or equivalent thereof), or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), in each case, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request. Prior to effecting any such change, the Parent Borrower shall have taken (or will take on a timely basis) all action required to maintain the perfection and priority of the security interest of the Administrative Agent in the Collateral, if applicable. The Parent Borrower agrees to promptly provide the Administrative Agent with certified organization documents reflecting any of the changes described in the preceding sentence, to the extent applicable.

6.13 Organization Documents of Affiliated Investors. The Parent Borrower shall provide the Administrative Agent with a copy of the organization documents of each Affiliated Investor promptly upon request by the Administrative Agent.

6.14 Distribution Accounts. (a) The Parent Borrower shall irrevocably instruct each Affiliated Investor that directly or indirectly owns an Investment Asset or receives any Fee-Related Earnings, to make any and all Distributions from such Affiliated Investor that are payable to any Loan Party into one or more deposit accounts or securities accounts, as applicable, that is subject to a Control Agreement and maintained by such Loan Party at JPMorgan Chase Bank, N.A. or an Affiliate thereof or any other depositary bank or securities intermediary, as applicable, reasonably acceptable to the Administrative Agent (each such deposit account and securities account, a “Distribution Account”). In addition, the Parent Borrower shall irrevocably instruct each Affiliated Investor that directly or indirectly receives any Fee-Related Earnings from a Colony Fund to distribute such Fee-Related Earnings to a Loan Party, which Distribution of such Fee-Related Earnings shall be deposited directly into the Distribution Account of such Loan Party in accordance with the foregoing sentence. If, despite such instructions, any Distribution is received by a Loan Party in contravention of the prior sentences, such Loan Party shall receive such Distribution in trust for the benefit of the Administrative Agent, and the Parent Borrower shall cause such Loan Party to segregate such Distribution from all other funds of such Loan Party and shall within two (2) Business Days following receipt thereof cause such Distribution to be deposited into a Distribution Account. Notwithstanding the foregoing, the Merger Loan Parties shall have until the Merger Party Compliance Date to comply with this Section 6.14(a) (it being understood, for the avoidance of doubt, that no Fee-Related Earnings of any such Merger Loan Party shall contribute to the Maximum Permitted Outstanding Amount during such period).

(b) ~~The~~Each Borrower and each Subsidiary Guarantor that directly or indirectly owns and holds any Investment Asset or directly or indirectly receives any Fee-Related Earnings from a Colony Fund shall promptly (and in any event within two (2) Business Days) deposit any and all payments and other amounts received by ~~the~~such Borrower or such Subsidiary Guarantor (i) relating to such Investment Asset or received by any Affiliated Investor that, directly or indirectly, owns such Investment Asset (including, without limitation, all payments of principal, interest, fees, indemnities or premiums in respect of such Investment Asset, and all proceeds from the sale or other disposition of, or from any exercise of any rights or remedies with respect to, such Investment Asset) or (ii) constituting Fee-Related Earnings into a Distribution Account; provided, that, the Merger Loan Parties shall have until the Merger Party Compliance Date to comply with this Section 6.14(b) (it being understood, for the avoidance of doubt, that no Fee-Related Earnings of any such Merger Loan Party shall contribute to the Maximum Permitted Outstanding Amount during such period).

(c) Notwithstanding the foregoing, the Parent Borrower and each other Loan Party shall have the right (i) to access and make withdrawals from its Distribution Account at any time unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have blocked access to such Distribution Account and (ii) in the case that an Event of Default shall have occurred and be continuing and the Administrative Agent shall have blocked access to such Distribution Account, to access and make withdrawals from its Distribution Account as necessary to make the distributions contemplated by Section 7.6(e) so long as no Event of Default has occurred pursuant to Section 8(a) or 8(f).

6.15 Valuation. The Parent Borrower shall determine the Adjusted Net Book Value of each Investment Asset included in the Maximum Permitted Outstanding Amount on a quarterly basis, consistent with the Parent Borrower’s valuation policy as of the Closing Date.

6.16 Post-Closing Obligations. As promptly as practicable, and in any event within the applicable time period set forth in Schedule 6.16 (or by such later date as the Administrative Agent may agree in its sole discretion), the Parent Borrower and each other Loan Party will deliver or cause to be delivered to the Administrative Agent all documents and take all actions set forth on Schedule 6.16. For the avoidance of doubt, to the extent any Loan Document requires delivery of any such document or completion of any such action prior to the date specified with respect thereto on Schedule 6.16, such delivery may be made or such action may be taken at any time prior to the time specified on Schedule 6.16. To the extent any representation and warranty would not be true or any provision of any covenant would otherwise be breached solely due to a failure to comply with any such requirement prior to the date specified on Schedule 6.16, the respective representation and warranty shall be required to be true and correct (or the respective covenant complied with) with respect to such action only at the time such action is taken (or was required to be taken) in accordance with this Section 6.16.

SECTION 7. NEGATIVE COVENANTS

Subject to Section 7.18 and Section 10.23, the Parent Borrower hereby agrees that, until Payment in Full, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Parent Borrower at any time to exceed 0.65 to 1.00.

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio for any quarter to be less than 3.00 to 1.00.

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower to be less than 1.50 to 1.00.

(d) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $4,550,000,000 and (ii) 50% of the Net Cash Proceeds received by the Parent Borrower (x) from any offering by the Parent Borrower of its common equity and (y) from any offering by the REIT Entity of its common equity to the extent such Net Cash Proceeds are contributed to the Parent Borrower, excluding any such Net Cash Proceeds that are contributed to the Parent Borrower within 90 days of receipt of such Net Cash Proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Parent Borrower (or any direct or indirect parent thereof).

(e) Maximum Permitted Outstanding Amount. Permit the Total Revolving Extensions of Credit at any time to exceed the Maximum Permitted Outstanding Amount at such time.

For the avoidance of doubt, on and after the Closing Date, calculations made pursuant to this Section 7.1 shall be calculated on a pro forma basis after giving effect to the Transactions; provided, that calculations to be made over an applicable test period shall be calculated as if the Transactions had occurred on the first day of the applicable test period; provided, further, that calculations to be made as of a given date shall be calculated as if the Transactions had occurred as of such date.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except (subject to Section 7.18):

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Parent Borrower to any Subsidiary, (ii) any Subsidiary Guarantor to the Parent Borrower or any other Subsidiary and (iii) to the extent constituting an Investment permitted by Section 7.7, any Subsidiary to the Parent Borrower or any other Subsidiary;

(c) Guarantee Obligations by the Parent Borrower or any of its Subsidiaries of obligations of any Subsidiary to the extent constituting an Investment permitted by Section 7.7 (other than pursuant to Section 7.7(c)); provided however, that in the case of a Guarantee Obligation by an Unconsolidated Subsidiary of obligations of any person that is not an Unconsolidated Subsidiary, such Guarantee Obligation shall be included in the calculation of Consolidated Total Debt hereunder; provided further that, to the extent the primary obligations

(as defined in the definition of Guarantee Obligations) in respect of such Guarantee Obligations are subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, any such Guarantee Obligations shall be subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, on terms no less favorable to the Administrative Agent and the Lenders than the subordination terms applicable to the primary obligations;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof, or increasing the principal amount thereof, except by an amount up to the unpaid accrued interest and premium thereon plus other amounts owing or paid related to such existing Indebtedness, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension); provided that, to the extent such Indebtedness listed on Schedule 7.2(d) is subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, any such refinancings, refundings, renewals or extensions shall be subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, on terms no less favorable to the Administrative Agent and the Lenders;

(e) Indebtedness (including, without limitation, Capital Lease Obligations and Indebtedness incurred to finance the acquisition, construction or development of any fixed or capital assets (except to the extent incurred with respect to any Investment Asset)) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(f) Non-Recourse Indebtedness (including any Subscription Line Indebtedness that constitutes Non-Recourse Indebtedness) of Subsidiaries that are not Loan Parties and any Non-Recourse Pledge; provided that after giving pro forma effect to the incurrence of such Non-Recourse Indebtedness or Non-Recourse Pledge, as applicable, the Parent Borrower shall be in compliance with Section 7.1;

(g) unsecured Indebtedness of the Parent Borrower or any other Loan Party; provided that (i) such unsecured Indebtedness shall mature no earlier than the date that is 91 days following the Latest Termination Date (and shall not require any payment of principal prior to such date other than any provision requiring a mandatory prepayment or an offer to purchase such Indebtedness as a result of a change of control, asset sale, casualty event or de-listing of common stock) and (ii) after giving pro forma effect to the incurrence of such unsecured Indebtedness, the Parent Borrower shall be in compliance with Section 7.1(a);

(h) unsecured Indebtedness of the Parent Borrower or any other Loan Party not otherwise permitted hereunder; provided that (i) at the time such Indebtedness is incurred and during the period such Indebtedness continues to remain outstanding, there are no Revolving Extensions of Credit outstanding (provided that, if there are Revolving Extensions of Credit outstanding immediately prior to the time such Indebtedness is incurred, such Loans shall be paid in full and any outstanding Letters of Credit shall have been cash collateralized in accordance with the procedures set forth in Section 8.1, in each case prior to or simultaneously with the incurrence of such Indebtedness), (ii) no Default shall have occurred or be continuing or would result therefrom and (iii) such Indebtedness shall not have a maturity date that is later than two (2) years after the initial incurrence thereof;

(i) Specified GAAP Reportable B Loan Transactions; provided that after giving pro forma effect to the incurrence of such Specified GAAP Reportable B Loan Transactions, no Default shall have occurred or be continuing or would result therefrom;

(j) Permitted Warehouse Indebtedness; provided that after giving pro forma effect to the incurrence of such Permitted Warehouse Indebtedness, no Default shall have occurred or be continuing or would result therefrom;

(k) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;

(l) Indebtedness incurred by the Parent Borrower or any Subsidiary (including obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued or created in the ordinary course of business) owed to any Person providing workers compensation, health, disability or other employee benefits or property, casualty or liability insurance;

(m) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees (not for borrowed money) and similar obligations provided by the Parent Borrower or any Subsidiary in each case in the ordinary course of business or consistent with past practice;

(n) additional Indebtedness of the Parent Borrower or any of its Subsidiaries in an aggregate principal amount (for the Parent Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding;

(o) the Convertible Notes and Guarantee Obligations of the Parent Borrower in respect of the Convertible Notes or any Additional Convertible Notes issued by the REIT Entity; provided that, simultaneously with the effectiveness of such Guarantee Obligations in respect of the Convertible Notes or any Additional Convertible Notes, the REIT Guaranty shall become effective;

(p) Subscription Line Indebtedness; provided that after giving pro forma effect to the incurrence of such Subscription Line Indebtedness, no Default shall have occurred or be continuing or would result therefrom; and

(q) all obligations in respect of the Existing NorthStar Swap Agreement.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except (subject to Section 7.18):

(a) Liens for Taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) (i) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries and (ii) other Liens encumbering any Commercial Real Estate Ownership Investment that do not secure Indebtedness for borrowed money or Indebtedness constituting seller financing;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date;

(g) Liens securing Indebtedness of the Parent Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition, construction or development of fixed or capital assets, provided that (i) such Liens shall be created within 270 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Parent Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens securing Non-Recourse Indebtedness permitted under Section 7.2(f); provided that (i) such Liens do not at any time encumber any Collateral or Fee-Related Earnings and (ii) such Liens do not encumber any assets other than assets of any non-Loan Party that incurred such Non-Recourse Indebtedness (which, for clarity, may include assets of any non-Loan Party guarantor of such Non-Recourse Indebtedness) or any Loan Party that is limited to a Non-Recourse Pledge; provided that such Liens may be extended to other assets solely in connection with (x) an increase in the amount of such financing (such as in the form of incremental extensions of credit or the consummation of a refinancing) in an amount that is reasonably proportional to the value of the additional collateral or (y) a substitution of collateral supporting such Non-Recourse Indebtedness with replacement collateral of reasonably equivalent value, in each case as determined by the Parent Borrower in its commercially reasonable discretion giving due regard to general market conditions at the time of such increase or refinancing;

(k) Liens on cash collateral securing Swap Obligations, solely to the extent hedging assets included in the calculation of the Maximum Permitted Outstanding Amount (without giving effect to any concentration limits set forth in the definition thereof), and, for the avoidance of doubt, including Liens on cash collateral securing Swap Obligations in respect of the Existing NorthStar Swap Agreement;

(l) Liens deemed to exist pursuant to Specified GAAP Reportable B Loan Transactions permitted pursuant to Section 7.2(i) solely to the extent encumbering the assets consisting of “A-Notes” related thereto;

(m) Liens securing Permitted Warehouse Indebtedness of the Parent Borrower or any Subsidiary incurred pursuant to Section 7.2(j), solely to the extent encumbering (i) the Commercial Real Estate Debt Investments financed thereby or (ii) Capital Stock of the Permitted Warehouse Borrower pursuant to a Permitted Warehouse Equity Pledge;

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(h);

(o) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary following the Closing Date, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, and (ii) such Lien does not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(p) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry; provided that such liens, rights or remedies are not security for or otherwise related to Indebtedness;

(q) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Liens solely on any cash earnest money deposits made by the Parent Borrower or any Subsidiary in connection with any acquisition permitted hereunder;

(t) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby (as to the Parent Borrower and all Subsidiaries) does not exceed $40,000,000 at any one time;

(u) to the extent constituting a Lien, obligations restricting the sale or other transfer of assets pursuant to commercially reasonable “tax protection” (or similar) agreements entered into with limited partners or members of the Parent Borrower or of any other Subsidiary of the REIT Entity in a so-called “DownREIT Transaction”; and

(v) Liens on the assets described in clause (ii) of the definition of Subscription Line Indebtedness securing Subscription Line Indebtedness of a Colony Fund incurred pursuant to Section 7.2(p); provided that, for the avoidance of doubt, the Liens permitted pursuant to this clause (v) shall not encumber any Collateral, any Investment Asset or any Capital Stock of a Loan Party or an Affiliated Investor.

provided that, notwithstanding the foregoing, in no event shall any Liens (other than Liens permitted pursuant to clauses (a), (h), (n) and (u) above) encumber any of the Collateral.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that (subject to Section 7.18):

(a) any Subsidiary of the Parent Borrower (other than a Borrower) may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that in the case of any Loan Party merging with a Subsidiary that is not a Loan Party, the surviving entity shall be or become, substantially simultaneously therewith, a Loan Party);

(b) any non-Loan Party Subsidiary may be merged or consolidated with or into any other non-Loan Party Subsidiary;

(c) (i) any Subsidiary of the Parent Borrower (other than a Borrower) may Dispose of all or substantially all of its assets to the Parent Borrower or any Loan Party (upon voluntary liquidation or otherwise), (ii) any non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to another non-Loan Party Subsidiary (upon voluntary liquidation or otherwise) or (iii) Parent Borrower or any Subsidiary of the Parent Borrower may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 7.5; provided that any such Disposition by ~~the~~a Borrower must be to another Loan Party;

(d) any Investment permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation; and

(e) any Subsidiary that has no material assets may be dissolved or liquidated.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except (subject to Section 7.18):

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clauses (i) and (ii) of Section 7.4(c);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Parent Borrower or any Subsidiary Guarantor; and

(e) the Disposition of other property including the sale or issuance of any Subsidiary’s Capital Stock; provided that after giving pro forma effect to such Dispositions, the Total Revolving Extensions of Credit shall not exceed the Maximum Permitted Outstanding Amount.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock, partnership interests or membership interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that (subject to Section 7.18):

(a) any Subsidiary may make Restricted Payments to the Parent Borrower, any Subsidiary Guarantor and each other owner of Capital Stock of such Subsidiary, which Restricted Payments shall either be paid ratably to the owners entitled thereto or otherwise in accordance with any preferences or priorities among the owners applicable thereto;

(b) the Parent Borrower and any Subsidiary may repurchase Capital Stock in the Parent Borrower or any such Subsidiary deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(c) the Parent Borrower and any Subsidiary may make Restricted Payments to acquire the Capital Stock held by any other shareholder, member or partner in a Subsidiary that is not wholly-owned directly or indirectly by the Parent Borrower to the extent constituting an Investment permitted by Section 7.7;

(d) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may purchase (and make distributions to permit the REIT Entity to purchase) its common stock, partnership interests or membership interests, as applicable, or options with respect thereto from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (d) after the date hereof (net of any proceeds received by the Parent Borrower after the date hereof in connection with resales of any such Capital Stock or Capital Stock options so purchased) shall not exceed $20,000,000;

(e) (i) so long as no Event of Default under Section 8(a) or (f) shall have occurred and be continuing or would result therefrom, the Parent Borrower shall be permitted to declare and pay dividends and distributions on its Capital Stock or make distributions with respect thereto in an amount not to exceed the greater of (x) such amount as is necessary for the REIT Entity to maintain its status as a REIT under the Code and (y) such amount as is necessary for the REIT Entity to avoid income tax and, so long as no Default shall have occurred and be continuing or shall result therefrom, excise tax under the Code and (ii) the Parent Borrower shall be permitted to declare and pay an additional amount of dividends and distributions on its Capital Stock or make distributions with respect thereto so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to any such dividend or distribution, the Parent Borrower shall be in compliance with Section 7.1;

(f) the Parent Borrower may make Restricted Payments constituting purchases or redemptions by the Parent Borrower of shares of its Capital Stock (and the Parent Borrower may make such cash distributions as may be required to enable the REIT Entity to purchase or redeem shares of Capital Stock), but only to the extent that immediately after giving effect to each such Restricted Payment (i) no Default or Event of Default is then continuing or shall occur and (ii) the Parent Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis;

(g) the Parent Borrower and each Subsidiary thereof, in addition to distributions permitted by Section 7.6(f), may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the issuance of new shares of its common stock or other Capital Stock within ninety (90) days (or by such later date as the Administrative Agent may agree in its sole discretion) of such issuance;

(h) the Parent Borrower, or any other Subsidiary of the REIT Entity in a so-called “DownREIT transaction”, may redeem for cash limited partnership interests or membership interests in the Parent Borrower or such Subsidiary, respectively, pursuant to customary redemption rights granted to the applicable limited partner or member, but only to the extent that, in the good faith determination of the REIT Entity, issuing shares of the REIT Entity in redemption of such partnership or membership interests reasonably could be considered to impair its ability to maintain its status as a REIT;

(i) to the extent constituting a Restricted Payment, payments by the Parent Borrower to the REIT Entity to the extent required to fund administrative and operating expenses of the REIT Entity, including, without limitation, to fund liabilities under the Convertible Notes and other liabilities of the REIT Entity that would not result in a default under Section 8(l), to the extent attributable to any activity of or with respect to the REIT Entity that is not otherwise prohibited by this Agreement; and

(j) the Parent Borrower and its Subsidiaries may make the Polaris Special Dividend (as such term is defined in the Merger Agreement in effect on the Closing Date).

provided that, notwithstanding the foregoing, in no event shall the Parent Borrower make any Restricted Payments during the Suspension Period other than Restricted Payments permitted pursuant to clause (e)(i) and (j) above; provided further that, notwithstanding the foregoing, in no event shall the Parent Borrower make any Restricted Payments during the period from and after the Initial Revolving Termination Date upon the exercise by the Parent Borrower of any Extension Option (other than Restricted Payments permitted pursuant to clauses (b), (c), (d) and (e) above; provided that the amount of any dividend and distribution permitted pursuant to clause (e)(ii) above shall not exceed the amount of the most recent ordinary dividend that was distributed with respect to the Capital Stock of the Parent Borrower pursuant to such clause (e)(ii) prior to the Initial Revolving Termination Date).

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except (subject to Section 7.18):

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding and (ii) in connection with such employee’s purchase of Capital Stock of a Group Member in an aggregate amount for all Group Members not to exceed $10,000,000 at any one time outstanding; provided that no cash is actually advanced pursuant to this clause (d)(ii) unless immediately repaid;

(e) intercompany Investments by any Group Member in ~~the~~any Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

(f) in addition to Investments otherwise permitted by this Section, Investments by the Parent Borrower or any of its Subsidiaries that do not constitute Restricted Investments, so long as no Default shall have occurred and be continuing at the time of entering into an agreement to make such Investment or shall result therefrom; and

(g) any Investment if and to the extent that the Parent Borrower determines in good faith that the making such Investment is reasonably necessary to permit it (or the REIT Entity) to satisfy the requirements applicable to REITs under the Code, so long as no Default pursuant to Section 8(a) or (f) shall have occurred and be continuing at the time of entering into such agreement to make such Investment or shall result therefrom.

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make (other than an offer conditioned upon the Payment in Full or upon the requisite consent of the Lenders) any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness in an aggregate principal amount in excess of $25,000,000 during the term of the Revolving Facility (other than, subject to Section 7.18, (A) the refinancing thereof with any Indebtedness permitted to be incurred under Section 7.2 (provided such Indebtedness does not shorten the maturity date thereof), (B) the conversion or exchange of any such Indebtedness to Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), including any issuance of such Capital Stock in respect of which the proceeds are applied to the payment of such Indebtedness, (C) repayments, redemptions, purchases, defeasances and other payments in respect of any such Indebtedness of any non-Loan Party; provided that payments referred to in this clause (C) shall only be permitted so long as after giving effect thereto, the Parent Borrower is in pro forma compliance with Section 7.1(a) and (D) prepayments of Indebtedness in the nature of revolving loan facilities, including Permitted Warehouse Facilities and Subscription Line Indebtedness); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Material Indebtedness (other than, subject to Section 7.18, any such amendment, modification, waiver or other change that either (A) (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee, or (B) taken as a whole, is not materially adverse to the Parent Borrower and its Subsidiaries, taken as whole, or the Lenders ); or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any preferred stock of the Parent Borrower (other than, subject to Section 7.18, any such amendment, modification, waiver or other change that either (A) (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee or (B) taken as a whole, is not materially adverse to the Parent Borrower and its Subsidiaries, taken as a whole, or the Lenders); provided, that, subject to Section 7.18, such actions described in clauses (a), (b) and (c) may be taken if and to the extent that the Parent Borrower determines in good faith that such action is reasonably necessary to permit it (or the REIT Entity) to satisfy the requirements applicable to REITs under the Code, so long as no Default pursuant to Section 8(a) or (f) shall have occurred and be continuing at the time of entering into such agreement to make such Investment or shall result therefrom. Notwithstanding the foregoing, this Section 7.8 shall not apply to (i) intercompany Indebtedness, (ii) Indebtedness incurred pursuant to Section 7.2(h) or (iii) obligations of any Pledged Affiliate or Group Member whose Capital Stock is owned directly or indirectly by a Pledged Affiliate.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than ~~the~~any Borrower or any Subsidiary Guarantor) unless such transaction is (a) subject to Section 7.18, otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the requirements of this Section 7.9 shall not apply to (A) transactions subject to the restrictions set forth in Section 7.6 or 7.7 that, subject to Section 7.18, are permitted pursuant to Sections 7.6 or 7.7, as applicable or (B) payments by the Parent Borrower to the REIT Entity to the extent required to fund administrative and operating expenses of the REIT Entity, including, without limitation, amounts payable under the Convertible Notes or Additional Convertible Notes issued by the REIT Entity.

7.10 Accounting Changes. Make any change in accounting policies or reporting practices, except in accordance with GAAP or required by any governmental or regulatory authority; provided that the Parent Borrower shall notify the Administrative Agent of any such change made in accordance with GAAP or required by any governmental or regulatory authority.

7.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues of the type intended to constitute Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in each case, which prohibition or limitation shall only be effective against the assets financed thereby which in any event shall not include Collateral), (c) provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.7 and applicable solely to such joint venture and its equity and (d) change of control or similar limitations applicable to the upstream ownership of any Investment Asset; provided, in the case of clauses (c) and (d) above, that no Liens securing Indebtedness are permitted to exist on such assets.

7.14 Use of Proceeds.    Request any Loan or Letter of Credit, and ~~the~~no Borrower shall ~~not~~ use, and each Borrower shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state.

7.15 Nature of Business. Enter into any line of business, either directly or through any Subsidiary, substantially different from those lines of business conducted by the Parent Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.16 Margin Stock. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.17 Amendment, Waiver and Terminations of Certain Agreements. Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any amendment, change, cancellation, termination or waiver in any respect of the terms of any organizational document of any Loan Party, Subsidiary thereof or any Affiliated Investor (other than a waiver by the Parent Borrower of the ownership limitations in and pursuant to its organizational documents), in each case other than amendments and modifications that, taken as a whole, are not materially adverse to the Administrative Agent or the Lenders.

7.18 Suspension Period Provisions. For the avoidance of doubt, actions requiring no Default or no Event of Default to exist in order to be permitted under this Section 7 will be restricted during a Suspension Period (other than any Restricted Payment made pursuant to Section 7.6(e)(i), so long as no Event of Default under Section 8(a) or (f) shall have occurred and be continuing or would result therefrom), as will actions requiring pro forma compliance with any covenant set forth in Section 7.1 in order to be permitted under this Section 7 (to the extent such test is not met); provided, that notwithstanding any existing Default or Event of Default that may otherwise exist while a Suspension

Period is in effect, (a) the incurrence of Indebtedness under Sections 7.2(f), (g), (h), (i), (j) and (p) shall be permitted so long as the Net Cash Proceeds of such Indebtedness are applied in accordance with Section 2.6(f) and (b) Dispositions under Section 7.5(e) shall be permitted so long as the Net Cash Proceeds of such Dispositions are applied in accordance with Section 2.6(f).

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) ~~the~~any Borrower shall fail to pay (x) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; (y) any interest on any Loan or Reimbursement Obligation or any fees payable hereunder or under any other Loan Document within three days after any such interest or fees becomes due or (z) any other amount payable hereunder or under any other Loan Document within five days after such other amount becomes due, in each case, in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(d), Section 6.4(a)(i) (with respect to ~~the~~a Borrower only), Section 6.7(a), Section 6.9, Section 6.14 or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that ~~the~~any Borrower gains knowledge of such default and (ii) notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Non-Recourse Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable by a Loan Party; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $50,000,000 or more; provided further, that this clause (iii) shall not apply to any Indebtedness that becomes due as a result of customary non-default mandatory prepayments resulting from asset sales, casualty or condemnation events, the incurrence of Indebtedness, equity issuances or excess cash flow or any similar concept; or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Loan Party shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the outstanding common stock of the REIT Entity, (ii) the board of directors of the REIT Entity shall cease to consist of a majority of Continuing Directors ~~or~~, (iii) the Parent Borrower shall cease to own, directly or indirectly, 100% of the Capital Stock and other equity interests of each Subsidiary Borrower, in each case, free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties) or (iv) the REIT Entity shall cease to be the sole managing member of the Parent Borrower or the REIT Entity shall cease to own, directly, (1) at least a majority of the total voting power of the then outstanding voting Capital Stock of the Parent Borrower or (2) Capital Stock of the Parent Borrower representing at least a majority of the total economic interests of the Capital Stock of the Parent Borrower, in each case free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties); or

(l) the REIT Entity shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Parent Borrower and the Specified REITs (provided that any such business or operations incidental to its ownership of the Capital Stock of the Specified REITs shall be limited to such business or operations in existence on the Closing Date) and the intercompany arrangements described in clause (iii) below, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) nonconsensual obligations imposed by operation of law, (x) obligations with respect to its Capital Stock and the intercompany arrangements described in clause (iii) below, (y) the Convertible Notes or Additional Convertible Notes and (z) the Existing Limited Guarantees and Guarantee Obligations in respect of Additional Convertible Notes; provided that, prior to or simultaneously with the effectiveness of such Guarantee Obligations in respect of Additional Convertible Notes, the REIT Guaranty shall become effective, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Parent Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Parent Borrower and the Specified REITs and, to the extent constituting assets, intercompany arrangements in favor of the REIT Entity in relation to providing funding for obligations of the REIT Entity, as well as other contractual intercompany arrangements of immaterial value; or

(m) the REIT Entity shall (i) default in making any payment of any principal of the Convertible Notes or Additional Convertible Notes on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on the Convertible Notes or Additional Convertible Notes beyond the period of grace, if any, provided in the Convertible Notes Indenture or the indenture governing the Additional Convertible Notes, respectively; or (iii) default in the observance or performance of any other agreement or condition relating to the Convertible Notes or Additional Convertible Notes or contained in the Convertible Notes Indenture or the indenture governing the Additional Convertible Notes, respectively, or any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of the Convertible Notes or Additional Convertible Notes (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, the Convertible Notes or Additional Convertible Notes to become due prior to their stated maturity; provided that this clause (iii) shall not apply if the Convertible Notes or Additional Convertible Notes become due as a result of mandatory prepayments resulting from asset sales, casualty events, the incurrence of Indebtedness not permitted by the Convertible Notes Indenture or the indenture governing the Additional Convertible Notes, respectively, or excess cash flow or any similar concept;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to ~~the~~any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the ~~Borrower~~Borrowers with Letters of Credit then outstanding, shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the ~~Borrower~~Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the ~~Borrower~~Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the ~~Borrower~~Borrowers.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to ~~the~~any Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this

Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, partners, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the ~~Borrower~~Borrowers and without limiting the obligation of the ~~Borrower~~Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. The Required Lenders may by written notice to the Administrative Agent and the Parent Borrower remove the Administrative Agent if it has become a Defaulting Lender. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to ~~the~~any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation or notice of removal of a removed Administrative Agent, as applicable, the retiring Administrative Agent’s resignation or the removed Administrative Agent’s removal shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent with the consent of the Parent Borrower as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Arrangers and Syndication Agent. Neither the Arrangers nor the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Except as specifically provided in any Loan Document, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan

Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan of any Lender (except as provided in Section 2.20), reduce the stated rate of any interest or fee payable hereunder to any Lender (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment (except as provided in Section 2.20), in each case without the written consent of such Lender; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders or consent to the assignment or transfer by ~~the~~any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; provided that, for the avoidance of doubt, the designation of a Subsidiary Borrower in accordance with Section 2.21(a)(i) shall not be deemed to be an assignment or transfer of rights and obligations; (iv) except as otherwise permitted by the Loan Documents on the date hereof, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case, without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.12(a) or (b) without the written consent of all Lenders; provided that amendments permitting the extension of the Revolving Termination Date with respect to any or all Revolving Commitments which provide for compensation solely to extending Lenders, by increasing the Applicable Margin applicable thereto or otherwise, shall not be considered an amendment, modification or waiver of Section 2.12; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the rights or duties of the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision affecting the Maximum Permitted Outstanding Amount or the component definitions thereof which has the effect of increasing the Maximum Permitted Outstanding Amount (but excluding any technical amendments to the definition of Maximum Permitted Outstanding Amount or any component definition thereof) without the written consent of the Supermajority Lenders; (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender or (ix) amend Section 6.3 of the Guarantee and Collateral Agreement without the consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the ~~Borrower~~Borrowers (a) to add one or more additional credit facilities to this Agreement on such terms as provided for in any such amendment, including, without limitation, for purposes of effecting an extension of the Revolving Termination Date in respect of the Revolving Commitments, held by each Lender agreeing to such extension, and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and the Supermajority Lenders.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the ~~Borrower~~Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders (a) in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document (b) to add or effect changes to administrative or ministerial provisions contained herein reasonably believed to be required as a result of the addition of Subsidiary Borrowers pursuant to Section 2.21 and (c) pursuant to Section 2.11.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of ~~the~~any Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Any Borrower:	Colony Capital Operating Company, LLC 515 S. Flower Street, 44th Floor Los Angeles, CA 90071
Attention: Director – Legal Department
Telecopy: 310-282-8820
Telephone: 310-282-8820 with a copy to: ~~712 Fifth Avenue 35th  Floor New York, NY 10019~~
590 Madison Avenue 34th Floor New York, NY 10022 Attention: Mr. Ron Sanders Telecopy: 212.593.5433 Telephone: 212.230.3300

Administrative Agent:	500 Stanton Christiana Road, Ops 2, Floor 03 Newark, DE, 19713-2107
Attention: Joseph Burke
Telecopy: 302-634-4733
Telephone: 302-634-1697

with a copy to:

383 Madison Ave, Floor 23 New York, NY 10179
Attention: Michael E. Kusner
Telecopy: 212-270-5222
Telephone: 212-270-5650

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or ~~the~~any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The ~~Borrower agrees~~Borrowers agree, on a joint and several basis, (a) to pay or reimburse the Administrative Agent and each Arranger for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of one primary counsel to the Administrative Agent and the Arrangers and, if reasonably necessary, one local counsel per necessary jurisdiction, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, but in any event no earlier than ten (10) Business Days after receipt by the Parent Borrower of a reasonably detailed invoice therefor, (b) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented out-of-pocket fees and disbursements of any counsel to any Lender and of counsel to the Administrative Agent (but in such case limited to, the reasonable and documented out-of-pocket fees and disbursements of one primary counsel to the Administrative Agent, one primary counsel to the Lenders (as selected by the Required Lenders other than the Administrative Agent) and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each applicable jurisdiction for such Persons affected by such conflict), and (c) to pay, indemnify, and hold each Lender, each Issuing Lender, each Arranger and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding (a “Proceeding”) regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by ~~the~~any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented out-of-pocket fees and expenses of one primary legal counsel and, if reasonably necessary, one single local counsel in each relevant jurisdiction for all Indemnitees taken as a whole (and solely in the case of a conflict in interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that ~~the~~no Borrower shall have ~~no~~any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (x) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Loan Document by, such Indemnitee, or (y) related to any dispute solely among the Indemnitees other than any dispute involving an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or Arranger or any similar role under this Agreement unless such dispute is related to any claims arising out of or in connection with any act or omission of ~~the~~any Borrower or any of its Affiliates and provided, further, that this Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim and shall not duplicate any amounts paid under Section 2.13 or Section 2.15. Without limiting the foregoing, and to the extent permitted by applicable law, the ~~Borrower agrees~~Borrowers agree not to assert and to cause ~~its~~their respective Subsidiaries not to assert, and hereby ~~waives~~waive and ~~agrees~~agree to cause ~~its~~their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. None of the parties hereto shall assert, and each hereby waives, any claim for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (except that nothing contained in this sentence shall limit the ~~Borrower’s~~Borrowers ’ indemnity obligations under this Section 10.5). All amounts due under this Section 10.5 shall be payable not later than 10 Business Days after receipt of a reasonably detailed invoice therefor. Statements payable by the ~~Borrower~~Borrowers pursuant to this Section 10.5 shall be submitted to Director – Legal Department (Telephone No. 310-282-8820) (Telecopy No. 310-282-8808), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, the ~~Borrower~~Borrowers shall not be liable under this Agreement for any settlement made by any Indemnitee without ~~its~~the prior written consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed). If any settlement is consummated with the Parent Borrower’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, the ~~Borrower agrees~~Borrowers agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions hereof. The ~~Borrower~~Borrowers further ~~agrees~~agree that ~~it~~they will not, without the prior written consent of the Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes (a) an unconditional release of each Indemnitee from all liability and obligations arising therefrom in form and substance satisfactory to such Indemnitee and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the ~~Borrower~~Borrowers may not assign or otherwise transfer any of ~~its~~their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by ~~the~~any Borrower without such consent shall be null and void); provided that, for the avoidance of doubt, the designation of a Subsidiary Borrower in accordance with Section 2.21(a)(i) shall not be deemed to be an assignment or transfer of rights and obligations and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, ~~the~~any Borrower or any Subsidiary or Affiliate of ~~the~~any Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Parent Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the ~~Borrower and its~~Borrowers and their respective Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the ~~Borrower~~Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register (maintained in accordance with Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c)(1)(i)) for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the ~~Borrower~~Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the ~~Borrower~~Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Revolving Commitments of, or principal amount of and stated interest on the Loans owing to such Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of ~~the~~any Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the ~~Borrower~~Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly and adversely affects such Participant. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Sections 2.16 and 2.17 with respect to any Participant. The ~~Borrower agrees~~ Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14, 2.15, 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under

Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or direction (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the ~~Borrower~~Borrowers, maintain a register (maintained in accordance with Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c)(1)(i)) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The ~~Borrower~~Borrowers, upon receipt of written notice from the relevant Lender, ~~agrees~~agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender shall have the right, without notice to the ~~Borrower~~Borrowers, any such notice being expressly waived by the ~~Borrower~~Borrowers to the extent permitted by applicable law, to apply to the payment of any Obligations of ~~the~~any Borrower, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the applicable Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the ~~Borrower~~Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. ~~The~~Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to ~~the~~such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. ~~The~~Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (including in its capacities as a potential secured counterparty to a Secured Swap Agreement) (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action reasonably requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (b) or (c) below.

(b) Upon Payment in Full, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c) If any of the Collateral shall be sold, transferred or otherwise disposed of in a transaction permitted hereunder, then the Administrative Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Guarantee and Collateral Agreement on such Collateral; provided that no Default shall have occurred or be continuing or would result therefrom. At the request and sole expense of the Parent Borrower, any Subsidiary Guarantor, Subsidiary Borrower or the REIT Entity shall be released from its obligations under the Loan Documents, as applicable, in the event that (i) in the case of a Subsidiary Guarantor or Subsidiary Borrower, all the Capital Stock of such Subsidiary Guarantor or Subsidiary Borrower shall be sold, transferred or otherwise disposed of in a transaction permitted hereunder or if such Subsidiary Guarantor shall cease to be a Wholly-Owned Subsidiary of the Parent Borrower as a result of a transaction permitted hereunder or becomes an Excluded Subsidiary pursuant to the terms of this Agreement; provided that in the case of any such transaction involving a Subsidiary Borrower, (A) the Parent Borrower shall have delivered a Termination Letter with respect to such Subsidiary Borrower in accordance with Section 2.21(a)(ii), (B) the Obligations of such Subsidiary Borrower shall have been repaid in full, (C) any L/C Obligations in respect of Letters of Credit issued for the account of such Subsidiary Borrower shall have been cash collateralized and (D) all other amounts owed by such Subsidiary Borrower under this Agreement and the other Loan Documents shall have been repaid in full, in each case, not later than upon the effectiveness of such release or (ii) in the case of the REIT Entity, upon the request of the Parent Borrower to the extent the REIT Guaranty is not required to be effective pursuant to this Agreement or any other Loan Document; provided that, in each case, no Default shall have occurred and be continuing or would result therefrom; provided further that the Parent Borrower shall have delivered to the Administrative Agent, at least five days (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor, Subsidiary Borrower or the REIT Entity (as applicable) and the associated transaction giving rise to the release request in reasonable detail, together with a certification by the Parent Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

(d) Notwithstanding the foregoing, if an Excluded Subsidiary or Other Merger Party Excluded Subsidiary is at any time determined to have been incorrectly designated or joined as a Subsidiary Guarantor (each, a “Specified Subsidiary”) then such Specified Subsidiary’s obligations under the Loan Documents shall be automatically released in all respects with retroactive effect to the time such Specified Subsidiary was first joined as a Subsidiary Guarantor (until such time, if any, as such Specified Subsidiary ceases to be an Excluded Subsidiary or Other Merger Party Excluded Subsidiary) upon receipt by the Administrative Agent of a certificate of a Responsible Officer of the Parent Borrower in form and substance satisfactory to the Administrative Agent regarding the basis for designating such subsidiary as a Specified Subsidiary; provided that, after giving pro forma effect to such release of such Specified Subsidiary’s guarantee (and any repayment of Revolving Loans or pledge of additional Collateral that occurs contemporaneously therewith), the Parent Borrower shall be in compliance with Section 7.1(e).

(e) The Administrative Agent shall, at the request and sole expense of the Parent Borrower in connection with the release of any Collateral in accordance with this Section 10.14, promptly (i) deliver to the Parent Borrower any such Collateral in the Administrative Agent’s possession and (ii) execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such release. The Administrative Agent shall, at the request and sole expense of the Parent Borrower following the release of a Subsidiary Guarantor or the REIT Entity from its obligations under the Loan Documents, as applicable, in accordance with this Section 10.14, execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such release.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, or to any other party to this Agreement (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, who, in each case, are informed of the confidential nature of such information and are or have been advised by the applicable Credit Party of their obligation to keep information of this type confidential, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Credit Party or its affiliates, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, with prompt advanced notice to the Parent Borrower of such disclosure, to the extent practicable and permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding, with prompt advanced notice to the Parent Borrower of such disclosure, to the extent practicable and permitted by law, (g) that has been publicly disclosed (other than by reason of disclosure by the applicable Credit Party, its affiliates or any representatives in breach of this Section 10.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Parent Borrower in its sole discretion, to any other Person. “Information” means all information received from the Parent Borrower relating to the Parent Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Parent Borrower. In addition, the Administrative Agent, the Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry (including league table providers) and service providers to the Administrative Agent, the Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Loans and the Revolving Commitments.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the ~~Borrower and its~~Borrowers and their respective Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by ~~the~~any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the ~~Borrower and its~~Borrowers and their respective Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the ~~Borrower~~Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE ~~BORROWER~~BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies ~~the~~each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies ~~the~~each Borrower, which information includes the name and address of ~~the~~each Borrower and other information that will allow such Lender to identify ~~the~~each Borrower in accordance with the Patriot Act.

10.18 Investment Asset Reviews. The Administrative Agent, individually or at the request of the Required Lenders, may engage in its reasonable discretion, on behalf of the Lenders, an independent consultant (each, an “Independent Valuation Provider”) to complete a review and verification of the accuracy and reliability of the Parent Borrower’s calculation and reporting of the Adjusted Net Book Value of any Investment Asset included in the calculation of the Maximum Permitted Outstanding Amount (each, an “Investment Asset Review”) at any time, each such Investment Asset Review to be shared with the Lenders and the Parent Borrower. The Parent Borrower agrees to pay the Administrative

Agent, not later than 10 Business Days after receipt of a reasonably detailed invoice therefor, the documented out-of-pocket cost of each such Investment Asset Review reasonably incurred by the Administrative Agent; provided that (i) the Parent Borrower shall not be required to reimburse such costs with respect to more than one Investment Asset Review per fiscal year with respect to each such Investment Asset and (ii) the Parent Borrower shall not be required to reimburse more than $500,000 of such costs per fiscal year; provided further that the limitations on reimbursement contained in the foregoing proviso shall not apply if an Event of Default has occurred and is continuing.

10.19 Secured Swap Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Swap Bank that obtains the benefits of Section 10.14, any Guarantee Obligation or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10.19 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request from the applicable Swap Bank.

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.22 Effect of Amendment and Restatement; Reallocation. (a) Upon the Closing Date, this Agreement shall amend, and restate as amended, the Existing Credit Agreement (including any contingent amendments thereto), but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

(b) Upon the Closing Date, the Parent Borrower shall (A) prepay the outstanding Revolving Loans (if any) in full, (B) simultaneously borrow new Revolving Loans hereunder in an amount equal to such prepayment (in the case of Eurodollar Loans, with Eurodollar Base Rates equal to the outstanding Eurodollar Base Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Lender that was a party to the Existing Credit Agreement as a “Lender” thereunder immediately prior to giving effect to this Agreement (an “Existing Lender”) shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the Existing Lenders and each Person that is a signatory hereto as a Lender but that was not a party to the Existing Credit Agreement immediately prior to giving effect to this Agreement (each, an “Additional Lender”) shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are held ratably by such Existing Lenders and Additional Lenders in accordance with the respective Revolving Commitments of such Lenders as set forth in Schedule 1.1A hereto and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Commitments as set forth in Schedule 1.1A hereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (b).

10.23 Suspension of Restrictive Provisions.

(a) Notwithstanding anything contained herein to the contrary, the Parent Borrower and each of its Subsidiaries shall not be required to comply with the terms of the Restrictive Provisions during the Suspension Period and the period prior to the Parent Borrower delivering the Suspension Notice but following the occurrence of the Default or Event of Default giving rise to the Suspension Notice, in each case if and as applicable. For the avoidance of doubt, the Suspension Period shall not apply to any inaccuracy, breach or occurrence existing prior to December 2, 2016 of which a Responsible Officer of the Parent Borrower or its Subsidiaries had knowledge.

(b) Notice of Suspension Period. Prior to the date that is sixty days from the Closing Date, the Parent Borrower may elect to initiate the Suspension Period by providing prior written notice of such election to the Administrative Agent in a form reasonably acceptable to the Administrative Agent, which notice shall specify the date (on or after delivery of such notice) on which the Suspension Period is to begin (such notice, the “Suspension Notice”); provided, that such an election shall only be made by the Parent Borrower once; provided, further, that for such Suspension Notice to be effective, the Parent Borrower shall have notified the Administrative Agent of any Default or Event of Default giving rise to the Suspension Notice no later than one Business Day following a Responsible Officer of the Parent Borrower (such Responsible Officer being limited to the chief financial officer or treasurer in the case of a breach of a Restrictive Provision described in clause (a) of the definition thereof) becoming aware of such occurrence.

(c) Termination of Suspension Period. The Parent Borrower may elect to terminate the Suspension Period by providing written notice to the Administrative Agent in a form reasonably acceptable to the Administrative agent, which notice shall specify the date on which the Suspension Period is to end, which in no event will be later than 60 days after the Closing Date (such notice, the “Suspension Termination Notice”). Unless terminated earlier by the Parent Borrower, any Suspension Period in effect shall automatically cease (and for the avoidance of doubt the right to elect a Suspension Period shall cease) on the date that is the 60th day after the Closing Date.

(d) Reversion of Restrictive Provisions. Upon the expiration or termination of the Suspension Period, each of the Restrictive Provisions shall be calculated and tested and the Parent Borrower and each Subsidiary shall be required to comply with each Restrictive Provision.

[Remainder of page intentionally left blank.]

Exhibit B

EXHIBIT J TO THE CREDIT AGREEMENT

[See attached]

EXHIBIT J

FORM OF

SUBSIDIARY BORROWER JOINDER AGREEMENT

SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of                  ,         , (this “Subsidiary Borrower Joinder Agreement”) made by each Subsidiary signatory hereto (each, a “Subsidiary Borrower”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Second Amended and Restated Credit Agreement dated as of January 10, 2017 (as amended by the First Amendment, dated as of [    ], 2017, and as further amended, modified and supplemented, or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Colony Capital Operating Company, LLC (the “Parent Borrower”), any other Subsidiary Borrowers from time to time parties thereto (together with the Parent Borrower, the “Borrowers”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and the Administrative Agent. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the parties to this Subsidiary Borrower Joinder Agreement wish to add one or more Subsidiary Borrowers to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Subsidiary Borrower Joinder Agreement is entered into pursuant to Section 2.21(a)(i) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Each of the undersigned Domestic Subsidiaries that are Wholly-Owned Subsidiaries of the Parent Borrower (each, a “New Borrower”), hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

a.	join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below;

b.	be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower in the Credit Agreement; and

c.	perform all obligations and duties required of it by the Credit Agreement.

2. [[Each] New Borrower, by executing and delivering this Subsidiary Borrower Joinder Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder as provided in Section 8.14(b) therein with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex II hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. [Each] New Borrower hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as of the date hereof (after giving effect to this Subsidiary Borrower Joinder Agreement).]2

[[Each] New Borrower, by executing and delivering this Subsidiary Borrower Joinder Agreement, hereby acknowledges and consents to the Guarantee and Collateral Agreement and agrees that it will be subject to the rights and obligations applicable to the Borrowers on the terms contained therein. Further, [each] New Borrower agrees with respect to each Loan Document to which it is a party:

a.	all of its obligations, liabilities and indebtedness under each such Loan Document shall remain in full force and effect on a continuous basis after giving effect to this Subsidiary Borrower Joinder Agreement and its guarantee, if any, of the obligations, liabilities and indebtedness of the other Loan Parties under the Credit Agreement shall extend to and cover any Loans made pursuant to the Credit Agreement and interest thereon and fees and expenses and other obligations in respect thereof and in respect of commitments related thereto after giving effect to this Subsidiary Borrower Joinder Agreement; and

b.	all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Subsidiary Borrower Joinder Agreement, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees, if any, in the Loan Documents, including, without limitation, the obligations under the Guarantee and Collateral Agreement.][3]

3. On and as of the date hereof, each of the undersigned hereby confirm, reaffirm and restate that, after giving effect to this Subsidiary Borrower Joinder Agreement, (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default shall have occurred or be continuing on the date hereof.

[2]	To be included with respect to any Subsidiary Borrower that is not currently a party to the Guarantee and Collateral Agreement.
[3]	To be included with respect to any Subsidiary Borrower that is currently a party to the Guarantee and Collateral Agreement.

4. The legal name, primary business address, taxpayer identification number and jurisdiction of incorporation of each of the undersigned Subsidiaries of the Parent Borrower is set forth in Annex I to this Subsidiary Borrower Joinder Agreement.

5. The Parent Borrower hereby agrees and acknowledges that its guarantees contained in Section 2 of the Guarantee and Collateral Agreement shall remain in full force and effect after giving effect to this Subsidiary Borrower Joinder Agreement.

6. THIS SUBSIDIARY BORROWER JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Borrower Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

Dated: ,	[NAME OF SUBSIDIARY], as a Subsidiary Borrower

By:
Name:
Title:

[NAME OF SUBSIDIARY], as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

COLONY CAPITAL OPERATING COMPANY, LLC, as Parent Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I

[Insert legal name, primary business address, taxpayer identification number and jurisdiction of incorporation of each Subsidiary Borrower]

ANNEX II

Supplement to Schedule 1 of the Guarantee and Collateral Agreement

Supplement to Schedule 2 of the Guarantee and Collateral Agreement

Supplement to Schedule 4 of the Guarantee and Collateral Agreement

Supplement to Schedule 5 of the Guarantee and Collateral Agreement

Exhibit C

AMENDED GUARANTEE AND COLLATERAL AGREEMENT

[See attached]

CONFORMED VERSION

~~EXECUTION VERSION~~ANNEX C

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT4

made by

COLONY CAPITAL OPERATING COMPANY, LLC

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 31, 2016

[4]	Conformed version reflecting the First Amendment dated as of January 12, 2018.

TABLE OF CONTENTS

SECTION 1.	DEFINED TERMS	1
1.1	Definitions	1
1.2	Other Definitional Provisions	7

SECTION 2.	GUARANTEE	7
2.1	Guarantee	7
2.2	Right of Contribution	8
2.3	No Subrogation	8
2.4	Amendments, etc. with respect to the Borrower Obligations	8
2.5	Guarantee Absolute and Unconditional	~~7~~9
2.6	Reinstatement	9
2.7	Payments	9
2.8	Keepwell	9

SECTION 3.	GRANT OF SECURITY INTEREST	10
3.1	Grant of Security	10
3.2	Procedures	11

SECTION 4.	REPRESENTATIONS AND WARRANTIES	13
4.1	Title; No Other Liens	13
4.2	Subsidiaries	13
4.3	Jurisdiction of Organization; Chief Executive Office	14
4.4	Pledged Stock	14
4.5	Distribution Accounts	~~12~~14
4.6	No Default	~~12~~14

SECTION 5.	COVENANTS	14
5.1	Delivery of Instruments, Certificated Securities and Chattel Paper	14
5.2	Payment of Obligations	14
5.3	Maintenance of Perfected Security Interest; Further Documentation	15
5.4	Changes in Name, etc.	~~13~~15
5.5	Notices	~~13~~15
5.6	Securities	15

SECTION 6.	REMEDIAL PROVISIONS	16
6.1	Pledged Stock	16
6.2	Proceeds to be Turned Over To Administrative Agent	17
6.3	Application of Proceeds	17
6.4	Code and Other Remedies	17
6.5	~~Registration Rights 16~~[Reserved.]	18
6.6	Certain Limitations on Remedies	~~16~~18
6.7	Subordination	19
6.8	Deficiency	19

SECTION 7.	THE ADMINISTRATIVE AGENT	~~17~~19
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	~~17~~19
7.2	Duty of Administrative Agent	21
7.3	Execution of Financing Statements	21
7.4	Authority of Administrative Agent	21

SECTION 8.	MISCELLANEOUS	~~19~~21
8.1	Amendments in Writing	~~19~~21
8.2	Notices	~~19~~21
8.3	No Waiver by Course of Conduct; Cumulative Remedies	22
8.4	Enforcement Expenses; Indemnification	22
8.5	Successors and Assigns	22
8.6	Set-Off	~~20~~22
8.7	Counterparts	23
8.8	Severability	23
8.9	Section Headings	23
8.10	Integration	23
8.11	GOVERNING LAW	23
8.12	Submission To Jurisdiction; Waivers	23
8.13	Acknowledgements	24
8.14	Additional Grantors	24
8.15	Releases	24
8.16	WAIVER OF JURY TRIAL	25
8.17	Acknowledgement and Confirmation	26

SCHEDULES

Schedule F-1	Enforcement Right Limitations
Schedule 1	Notice Addresses
Schedule 2	Pledged Stock
Schedule 3	[Reserved]
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Distribution Accounts

ANNEXES

Annex 1	Assumption Agreement
Annex 2	Acknowledgment and Consent

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 31, 2016, and as amended by the First Amendment, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Colony Capital Operating Company, LLC (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the ~~Borrower~~Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the ~~Borrower is a member~~Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the ~~Borrower~~Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the ~~Borrower~~Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the ~~Borrower~~Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the ~~Borrower~~Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Certificated Security, Clearing Corporation, Chattel Paper, Financial Assets, General Intangibles, Instruments, Investment Property, Securities Intermediary, Security Entitlements, Supporting Obligations and Uncertificated Security.

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(b) The following terms shall have the following meanings:

“Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as amended by the First Amendment and as the same may be further amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of ~~the~~each Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to ~~the~~such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Secured Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Secured Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by ~~the~~such Borrower pursuant to the terms of any of the foregoing agreements); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor. “Borrower Obligations” shall collectively refer to the Borrower Obligations of all of the Borrowers, except when the context suggests it is referring only to the Borrower Obligations of an individual Borrower.

“Certificated Security”: as defined in Section 8-102(a)(4) of the UCC.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.2 and any other account established and maintained by the Administrative Agent in the name of any Grantor to which Collateral may be credited.

“Collateral Reporting Date”: as defined in Section 3.2(a).

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Enforcement Action”: as defined in Section 6.6(b).

“Excluded Collateral”: as defined in the last paragraph of Section 3.1.

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“FDIC Investment Prohibited Foreclosure”: with respect to any FDIC Investment, any sale or transfer of a Grantor’s direct or indirect interest in an FDIC Private Owner that (after taking into account all other pledges or transfers with respect to the underlying assets):

(a) would cause less than 50.1% of the Capital Stock of an FDIC Private Owner to be owned, directly or indirectly, by the Parent Borrower or an Affiliate thereof;

(b) would cause 25% or more of the equity interests of an FDIC Private Owner to be owned, directly or indirectly, by any one Person (including affiliates thereof) other than the Parent Borrower or an Affiliate thereof; or

(c) would otherwise cause a “change in control” (or like term) under the documentation governing such FDIC Investment pursuant to terms and conditions notified by the Grantors to the Administrative Agent in writing from time to time prior to such sale or transfer;

provided, however, that in order to constitute an FDIC Investment Prohibited Foreclosure, the applicable Grantor shall have dislosed to the Administrative Agent in writing promptly following knowledge thereof any limitations on Enforcement Actions in respect of the applicable FDIC Investment, which notice shall be reasonably in advance of such sale or transfer. As of the date hereof, the applicable limitations on foreclosure with respect to the FDIC Investments included in the Collateral are set forth on Schedule F-1.

“FDIC Private Owner”: with respect to any FDIC Investment, an Affiliated Investor that directly or indirectly owns an interest in such FDIC Investment.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document or any Secured Swap Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each ~~Grantor other than~~Borrower (solely with respect to the Borrower Obligations of each other Borrower) and each other Grantor.

“Issuers”: the collective reference to each issuer of any Securities.

“Luxembourg Issuer” shall mean any Person organized under the laws of Luxembourg that has issued Securities that constitute Collateral.

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“Membership Interest”: all of the issued and outstanding Capital Stock (including, for the avoidance of doubt, the entire membership interest) at any time owned directly by any Grantor in any limited liability company (each such limited liability company, a “Pledged LLC”), and all of such Grantor’s right, title and interest in each Pledged LLC, including, without limitation:

(a) all the capital thereof and its interest in all profits, losses and other distributions to which such Grantor shall at any time be entitled in respect of such Membership Interests;

(b) all other payments due or to become due to such Grantor in respect of such Membership Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(c) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or at law or otherwise in respect of such Membership Interests;

(d) all present and future claims, if any, of such Grantor against any Pledged LLC for moneys loaned or advanced, for services rendered or otherwise;

(e) all of such Grantor’s rights under any limited liability company agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to the Membership Interests, including any power to terminate, cancel or modify any limited liability company agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Grantor in respect of any Membership Interests and any Pledged LLC to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce or collect any of the foregoing, to enforce or execute any checks or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(f) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of ~~the~~each Borrower, ~~the~~its Borrower Obligations~~,~~ and (ii) in the case of each Guarantor (including, for the avoidance of doubt, each Borrower in its capacity as a Guarantor), its Guarantor Obligations.

“Other Prohibited Foreclosure”: with respect to any Investment Asset acquired after the Closing Date and included in the Collateral, any Enforcement Action with respect to a Grantor’s direct or indirect interest in any applicable Other Restricted Investment Asset Owner that (after taking into account all other pledges or transfers with respect to the underlying assets) would cause a “change in control” (or like term) or other similar default or termination event under documentation governing such Other Restricted Investment Asset Owner (or any of its

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property); provided, however, that in order to constitute an Other Prohibited Foreclosure, the applicable Grantor shall have disclosed to the Administrative Agent in writing promptly following knowledge thereof any limitations on Enforcement Actions in respect of the applicable Investment Asset, which notice shall be reasonably in advance of any Enforcement Action in respect of the applicable Investment Asset.

“Other Restricted Asset”: any Investment Asset with respect to which an Enforcement Action would constitute an “Other Prohibited Foreclosure” pursuant to documentation governing such Investment Asset or any applicable Other Restricted Investment Asset Owner.

“Other Restricted Investment Asset Owner”: with respect to any applicable Investment Asset, an Affiliated Investor that directly or indirectly owns an interest in such Investment Asset.

“Partnership Interest”: all of the issued and outstanding Capital Stock (including, for the avoidance of doubt, the entire partnership interest, whether general and/or limited partnership interests) at any time owned directly by any Grantor in any partnership (each such partnership, a “Pledged Partnership”), and all of such Grantor’s right, title and interest in each Pledged Partnership, including, without limitation:

(a) all the capital thereof and its interest in all profits, losses and other distributions to which such Grantor shall at any time be entitled in respect of such Partnership Interests;

(b) all other payments due or to become due to such Grantor in respect of such Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(c) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or at law or otherwise in respect of such Partnership Interests;

(d) all present and future claims, if any, of such Grantor against any Pledged Partnership for moneys loaned or advanced, for services rendered or otherwise;

(e) all of such Grantor’s rights under any partnership agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to the Partnership Interests, including any power to terminate, cancel or modify any partnership agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Grantor in respect of any Partnership Interests and any Pledged Partnership to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce or collect any of the foregoing, to enforce or execute any checks or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

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(f) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

“Permitted Liens”: Liens on the Collateral permitted pursuant to Section 7.3 of the Credit Agreement.

“Pledge”: the security interest in the Collateral arising under this Agreement.

“Pledged Accounts”: collectively, all Collateral Accounts, all Distribution Accounts and all L/C Cash Collateral Accounts.

“Pledged LLC”: as set forth in the definition of “Membership Interest”.

“Pledged Partnership”: as set forth in the definition of “Partnership Interest”.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect, in each case, whether such Capital Stock is a General Intangible, Security (as defined in the New York UCC) or other Investment Property.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Securities, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Securities”: (i) collectively, all Stock, all Partnership Interests and all Membership Interests and (ii) whether or not constituting “Securities” as so defined, all Pledged Stock.

“Securities Act”: the Securities Act of 1933, as amended.

“Stock”: all of the issued and outstanding shares of Capital Stock at any time owned by any Grantor in any corporation.

“Uncertificated Securities”: as defined in Section 8-102(a)(18) of the UCC.

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1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by ~~the~~each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of ~~the~~its Borrower Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents with respect to the Guarantor Obligations of such Guarantor shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations, whether in respect of the Borrowers collectively or any individual Borrower, may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations shall have been satisfied by Payment In Full and the obligations of each Guarantor under the guarantee contained in this Section 2 (other than contingent indemnification obligations that have not yet been asserted) shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers, or any individual Borrower, may be free from any Borrower Obligations.

(e) No payment made by ~~the~~any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from ~~the Borrower,~~ any of the Borrowers or the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations (other than Payment in Full of the Borrower Obligations) shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such

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payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until Payment in Full of the Borrower Obligations, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against ~~the~~any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from ~~the~~any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by ~~the~~each Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between ~~the~~any Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon ~~the~~any Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by ~~the~~any Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of ~~the~~such Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of ~~the~~any Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against ~~the~~any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from ~~the~~any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of ~~the~~any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of ~~the~~any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, ~~the~~any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without

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rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until a discharge of Guarantor Obligations.    Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of Security. Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Securities and all options and warrants to purchase Securities (and all certificates, Certificated Securities, Chattel Paper or Instruments evidencing such Securities);

(b) all Pledged Accounts; including any and all assets of whatever type or kind deposited in any such Pledged Account, whether now owned or hereafter acquired, existing or arising (including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments or interests therein of any type or nature deposited or required by the Credit Agreement or any other Loan Document to be deposited in such Pledged Account, and all investments and all certificates and other instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing);

(c) all books and records pertaining to the Collateral; and

(d) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing, all Security Entitlements owned by such Grantor in any and all of the foregoing, and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest (i) is of more than 66% of the total voting stock of any Excluded Foreign Subsidiary, (ii) is of a general partner interest held by a Grantor in a Colony Fund, (iii) is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or (iv) in the case of any Collateral constituting a Security ~~of any Pledged Affiliate~~, is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or any material agreement of any such ~~Pledged~~

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~~Affiliate~~Issuer (or any Investment Asset Issuer or Affiliated Investor in which such ~~Pledged Affiliate~~Issuer owns a direct or indirect equity interest) prohibiting a grant of such security interest in such Security, including, without limitation, any applicable shareholder or similar agreement (other than any of the foregoing issued by a Grantor) or any agreements relating to Indebtedness permitted pursuant to the Credit Agreement that are either applicable to such ~~Pledged Affiliate~~Issuer, any Investment Asset held directly or indirectly by such ~~Pledged Affiliate~~Issuer or to any Investment Asset Issuer or any Affiliated Investor in which such ~~Pledged Affiliate~~Issuer owns a direct or indirect equity interest, in each case with respect to clauses (iii) and (iv) of this paragraph, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requirement of such consent is ineffective under applicable law (the property excluded from Collateral pursuant to this paragraph, the “Excluded Collateral”). Notwithstanding anything to the contrary set forth in this Agreement, the representations, warranties and covenants set forth herein applicable to Collateral shall not apply to Excluded Collateral.

3.2 Procedures. (a) To the extent that any Grantor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by such Grantor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Grantor shall, not later than 60 days (or such later date as the Administrative Agent may agree in its sole discretion) after the end of the fiscal year in which the Grantor acquired or otherwise obtained any such right, title or interest, take the following actions as set forth below with respect to any such new property constituting Collateral described below (provided that, to the extent that the actions set forth below have not been taken with respect any such new property constituting Collateral with an aggregate value in excess of 5.0% of the Total Asset Value at any time, the Parent Borrower shall cause such actions to be taken within 60 days after the end of the fiscal quarter during which such limit was exceeded to the extent necessary to eliminate such excess) (the earlier date on which such actions are required to be taken with respect to any such Collateral, the “Collateral Reporting Date” with respect to such Collateral):

(i) with respect to a Certificated Security or a Partnership Interest or Membership Interest represented by a certificate that is a Security for purposes of the New York UCC (in each case other than any such Certificated Security, Partnership Interest or Membership Interest credited on the books of a Clearing Corporation or Securities Intermediary), such Grantor shall physically deliver such Certificated Security to the Administrative Agent, endorsed to the Administrative Agent or endorsed in blank;

(ii) with respect to (A) an Uncertificated Security or (B) a Membership Interest or Partnership Interest which is not represented by a certificate or is not a Security for purposes of the UCC (in each case other than an Uncertificated Security, Membership Interest or Partnership Interest credited on the books of a Clearing Corporation or Securities Intermediary), such Grantor shall cause the issuer thereof to duly authorize, execute, and deliver to the Administrative Agent, an acknowledgment and consent in favor of the Administrative Agent and the other Secured Parties substantially in the form of Annex 2 hereto (appropriately completed to the reasonable satisfaction of the Administrative Agent and with such modifications, if any, as shall be reasonably satisfactory to the Administrative Agent) pursuant to which such issuer agrees to be bound by the terms of this Agreement in so much as they apply to such issuer (or to any

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Uncertificated Security, Partnership Interests or Membership Interests issued by such issuer to such Grantor); provided, however, that the obligations set forth in this paragraph shall be limited to each such Uncertificated Security, Membership Interest or Partnership Interest issued by a Subsidiary of the Grantor that directly or indirectly owns any Investment Asset or receives any Fee-Related Earnings that are included in the calculation of the Maximum Permitted Outstanding Amount (and, to the extent that any issuer of such Uncertificated Security, Membership Interest or Partnership Interest did not have to comply with the obligations set forth in this paragraph on the Collateral Reporting Date in reliance on this proviso but thereafter becomes a Subsidiary that directly or indirectly owns any Investment Asset or receives any Fee-Related Earnings that are included in the calculation of the Maximum Permitted Outstanding Amount, the applicable Grantor shall cause such issuer to comply with the obligations set forth in this paragraph within 60 days after the end of the fiscal quarter during which such issuer became a Subsidiary that directly or indirectly owns any Investment Asset or receives any Fee-Related Earnings that are included in the calculation of the Maximum Permitted Outstanding Amount);

(iii) with respect to any Collateral consisting of a Certificated Security, Uncertificated Security, Partnership Interest or Membership Interest credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Grantor shall notify the Administrative Agent thereof and shall take (x) all actions required (i) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (ii) to perfect the security interest of the Administrative Agent under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106(d) of the New York UCC) and (y) such other actions as the Administrative Agent deems necessary or desirable to effect the foregoing;

(iv) with respect to a Partnership Interest or a Membership Interest (other than a Partnership Interest or Membership Interest credited on the books of a Clearing Corporation or Securities Intermediary), (1) if such Partnership Interest or Membership Interest is represented by a certificate and is a Security for purposes of the New York UCC, the procedure set forth in Section 3.2(a)(i) hereof; and (2) if such Partnership Interest or Membership Interest is not represented by a certificate or is not a Security for purposes of the New York UCC, the procedure set forth in Section 3.2(a)(ii) hereof;

(v) with respect to any Security of any Pledged Affiliate, provide the Administrative Agent with a copy of the organization documents of such Pledged Affiliate; provided, however, that the obligations set forth in this paragraph shall not apply with respect to any Pledged Affiliate that does not, directly or indirectly, own any material assets; provided further that, if at any time organization documents of a Pledged Affiliate have not been delivered in reliance on the foregoing proviso and such Pledged Affiliate thereafter owns, directly or indirectly, any material assets, the applicable Grantor shall provide the Administrative Agent with a copy of the organization documents of such Pledged Affiliate within 60 days after the end of the fiscal quarter during which such Pledged Affiliate first owned, directly or indirectly, any material assets;

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(vi) with respect to each Distribution Account of such Grantor, notify the Administrative Agent of the opening thereof (to the extent such Distribution Account is opened after the Closing Date) and deliver to the Administrative Agent a Control Agreement duly executed by each of the parties thereto; and

(vii) with respect to all Collateral of such Grantor whereby or with respect to which the Administrative Agent may obtain “control” thereof within the meaning of Section 8-106 of the New York UCC (or under any provision of the New York UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), such Grantor shall take all actions as may be reasonably requested from time to time by the Administrative Agent so that “control” of such Collateral is obtained and at all times held by the Administrative Agent.

(b) In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Grantor shall take the following additional actions with respect to the Collateral:

(i) each Grantor shall from time to time cause appropriate financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the various relevant States, covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Administrative Agent), to be filed in the relevant filing offices so that at all times the Administrative Agent’s security interest in all Investment Property constituting Collateral and other Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-312(a) of the New York UCC) is so perfected; and

(ii) each Grantor shall cause the Pledge to be accepted by each Luxembourg Issuer, and by its signature to this Agreement, each Luxembourg Issuer existing on the date of this Agreement hereby acknowledges and expressly accepts the Pledge.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the ~~Borrower~~Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. No effective financing statement or other similar public filing with respect to all or any part of the Collateral is on file or of record in any relevant public office, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or as are permitted by the Credit Agreement and those filed in connection with the Existing Credit Agreement.

4.2 Subsidiaries. As of the Closing Date, Schedule 2 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Grantor.

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4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

4.4 Pledged Stock. (a) The shares or other interests of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares or other interests of all classes of the Capital Stock of each Issuer owned by such Grantor, other than shares constituting Excluded Collateral.

(b) All the shares of the Pledged Stock of any Subsidiary have been duly and validly issued and, to the extent applicable, are fully paid and nonassessable.

(c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Securities pledged by it hereunder, free of any and all Liens other than Liens permitted pursuant to the Credit Agreement.

(d) As of the date hereof, all of the Partnership Interests and Membership Interests owned by such Grantor are uncertificated.

4.5 Distribution Accounts. As of the Closing Date, such Grantor has neither opened nor maintains any Distribution Account other than those set forth in Schedule 5 hereto.

4.6 No Default. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any partnership agreement or limited liability company agreement to which such Grantor is a party, and such Grantor is not in violation of any other material provisions of any partnership agreement or limited liability company agreement to which such Grantor is a party, or otherwise in default or violation thereunder and (b) no Partnership Interest or Membership Interest is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until Payment in Full:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $100,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper payable to or in the name of any Grantor, such Instrument, Certificated Security or Chattel Paper shall be delivered to the Administrative Agent by not later than the next following Collateral Reporting Date, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except to the extent not required to be paid or discharged pursuant to Section 4.10 of the Credit Agreement.

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5.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.19 of the Credit Agreement and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to Permitted Liens and the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Securities, Pledged Accounts and any other relevant Collateral, taking any actions consistent with the requirements of Section 3.2 and reasonably necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.4 Changes in Name, etc. In the event that a Grantor (i) changes its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) changes its name, such Grantor shall promptly (but in any event within ten (10) days) provide written notice to the Administrative Agent and deliver to the Administrative Agent all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

5.5 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder.

5.6 Securities. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer of Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same to the Administrative Agent by not later than the applicable Collateral Reporting Date in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.

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(b) Without the prior written consent of the Administrative Agent, unless permitted pursuant to the Credit Agreement, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Securities or Proceeds thereof or (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Securities or Proceeds thereof, or any interest therein.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.1(c) and 6.5 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.1(c) or 6.5 with respect to the Securities issued by it.

(d) Such Grantor will not approve any action by any Pledged Partnership or Pledged LLC to convert such uncertificated interests into certificated interests.

SECTION 6. REMEDIAL PROVISIONS

6.1 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.1(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Securities; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Securities and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Securities, and in connection therewith, the right to deposit and deliver any and all of the Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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(c) Each Grantor hereby authorizes and instructs each Issuer of any Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Securities directly to the Administrative Agent.

6.2 Proceeds to be Turned Over To Administrative Agent. If an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.3.

6.3 Application of Proceeds. At such intervals as may be agreed upon by the Parent Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Payment in Full of the Obligations, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Parent Borrower or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.4 Code and Other Remedies. Subject to the limitations set forth in Section 6.6, if an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a

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secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.5 [Reserved.]

6.6 Certain Limitations on Remedies. (a) Notwithstanding any of the other provisions set forth in this Agreement to the contrary (including, without limitation, this Section 6), the Administrative Agent hereby agrees, on behalf of itself and the other Secured Parties, that except as permitted pursuant to clause (b) below, it shall not, directly or indirectly, consummate or otherwise take any Enforcement Action (as defined below) that would reasonably be expected to result in an FDIC Investment Prohibited Foreclosure or Other Prohibited Foreclosure; provided that the Parent Borrower shall maintain the ownership structure of it and its Affiliates in a manner that does not restrict the Administrative Agent from commencing Enforcement Actions with respect to any Collateral other than FDIC Investments and Other Restricted Assets (it being understood that, (x) no such restriction shall be deemed to exist if the Administrative Agent can take Enforcement Actions with respect to a Lower Tier Issuer that is a direct or indirect owner of such Collateral but not an Upper Tier Issuer and (y) to the extent necessary to ensure compliance with this proviso, the Parent Borrower shall ensure that all Collateral other than FDIC Investments and Other Restricted Assets shall be held, directly or indirectly, by Pledged Affiliates with respect to which Enforcement Actions would not constitute an FDIC Investment Prohibited Foreclosure or an Other Prohibited Foreclosure).

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(b) The parties hereto acknowledge and agree that the foreclosure, transfer or other similar exercise of remedies (an “Enforcement Action”) by the Administrative Agent with respect to certain Pledged Stock, may, in the case of an Enforcement Action with respect to the Pledged Stock of an Issuer (an “Upper Tier Issuer”) that owns Pledged Stock of any other Issuer of Pledged Stock (each, a “Lower Tier Issuer”), result in an FDIC Prohibited Foreclosure or Other Prohibited Foreclosure in circumstances where an Investment Asset that could be the subject of an FDIC Prohibited Foreclosure or Other Prohibited Foreclosure is directly or indirectly owned by a Lower Tier Issuer. In such case, in order to permit the commencement of an Enforcement Action with respect to the Pledged Stock of any Upper Tier Issuer, each Grantor hereby agrees that, upon the occurrence and continuation of an Event of Default, following the written request of the Administrative Agent, it shall take such actions as may be reasonably requested by Administrative Agent to transfer its Pledged Stock in an FDIC Private Owner or Other Restricted Investment Asset Owner to an Affiliate of such Grantor in a manner that enables the Administrative Agent to commence an Enforcement Action with respect to the Pledged Stock of any Upper Tier Issuer without indirectly causing an FDIC Investment Prohibited Foreclosure or Other Prohibited Foreclosure. In the event that the applicable Grantor does not comply with any written transfer request of the Administrative Agent pursuant to this Section 6.6(b) within 10 days after receipt of such request, the Administrative Agent shall be released from the obligations specified in Section 6.6(a) above in connection with any Enforcement Action with respect to the Pledged Stock of an Upper Tier Issuer relating to such a transfer request.

6.7 Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of ~~the~~any Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, upon the ocurrence and during the continuance of an Event of Default, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

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(ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii) execute, in connection with any sale provided for in Section 6.4 or 6.5, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The documented out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

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7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to file or record financing statements describing the Collateral as set forth in Section 3. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the ~~Borrower~~Borrowers would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. In addition to any rights and remedies of the Lenders provided by law, subject to any applicable limitations set forth in Section 10.7 of the Credit Agreement, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or

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indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation” in the Credit Agreement, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

8.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Bourough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Grantor in any other forum in which jurisdiction can be established;

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(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14 Additional Grantors.

(a) Subsidiary Guarantors. Each Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

(b) Subsidiary Borrowers. Each Subsidiary Borrower that is required to become a party to this Agreement pursuant to Section 2.21(a) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary Borrower of a Subsidiary Borrower Joinder Agreement in the form of Exhibit J to the Credit Agreement.

8.15 Releases. (a) Upon Payment in Full of the Obligations, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

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(b) If any of the Collateral shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral; provided that no Default shall have occurred or be continuing or would result therefrom. At the request and sole expense of the Parent Borrower, any Subsidiary Guarantor or Subsidiary Borrower shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor or Subsidiary Borrower shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or if such Subsidiary Guarantor shall cease to be a Wholly-Owned Subsidiary as a result of a transaction permitted by the Credit Agreement or becomes an Excluded Subsidiary pursuant to the terms of the Credit Agreement; provided that, in each case, no Default shall have occurred and be continuing or would result therefrom; provided further that the Parent Borrower shall have delivered to the Administrative Agent, at least five days (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the associated transaction giving rise to the release request in reasonable detail, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents~~.~~; provided further that in the case of any release involving a Subsidiary Borrower, (A) the Parent Borrower shall have delivered a Termination Letter with respect to such Subsidiary Borrower in accordance with Section 2.21(a)(ii) of the Credit Agreement, (B) the Obligations of such Subsidiary Borrower shall have been repaid in full, (C) any L/C Obligations in respect of Letters of Credit issued for the account of such Subsidiary Borrower shall have been cash collateralized in full and (D) all other amounts owed by such Subsidiary Borrower under this Agreement and the other Loan Documents shall have been repaid in full, in each case, not later than upon the effectiveness of such release.

(c) The Administrative Agent shall, at the request and sole expense of the Parent Borrower in connection with the release of any Collateral in accordance with this Section 8.15, promptly (i) deliver to the Parent Borrower any such Collateral in the Administrative Agent’s possession and (ii) execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such release. The Administrative Agent shall, at the request and sole expense of the Parent Borrower following the release of a Subsidiary Guarantor from its obligations under the Loan Documents, as applicable, in accordance with this Section 8.15, execute and deliver to the Parent Borrower such documents as the Parent Borrower shall reasonably request to evidence such release.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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8.17 Acknowledgement and Confirmation. Each Grantor party hereto that was a “Grantor” under and as defined in the Guarantee and Collateral Agreement, dated as of August 6, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Guarantee and Collateral Agreement” and such Grantors, the “Existing Grantors”), among the Parent Borrower and each other Grantor (as defined therein) party thereto, hereby acknowledges and consents to the Credit Agreement, and agrees with respect to each Loan Document to which it is a party:

(a) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to the Credit Agreement and its guarantee, if any, of the obligations, liabilities and indebtedness of the other Loan Parties under the Existing Credit Agreement shall extend to and cover the obligations, liabilities and indebtedness of the other Loan Parties under the Credit Agreement, including, without limitation, the Loans and any other extensions of credit provided pursuant to the Credit Agreement and interest thereon and fees and expenses and other obligations in respect thereof and in respect of commitments related thereto; and

(b) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the Credit Agreement, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees, if any, in the Loan Documents, including, without limitation, the obligations under the Credit Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Title:

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Schedule F-1

ENFORCEMENT RIGHT LIMITATIONS

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Schedule 1

NOTICE ADDRESSES OF GUARANTORS

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Schedule 2

DESCRIPTION OF PLEDGED STOCK

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

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Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION

AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Officer

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Schedule 5

DISTRIBUTION ACCOUNTS

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Annex 1 to

Amended and Restated Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 20        , made by                      (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Colony Capital Operating Company, LLC (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders and the Administrative Agent have entered into the Amended and Restated Credit Agreement, dated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Parent Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Amended and Restated Guarantee and Collateral Agreement, dated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14(a) of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

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2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

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Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 4

Supplement to Schedule 5

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Annex 2

ACKNOWLEDGEMENT AND CONSENT***

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement dated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) of the Agreement.

3. The terms of Sections 6.1(c) and 6.5 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.1(c) or 6.5 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

***	This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor. If a consent is required, its execution and delivery should be included among the conditions to the initial borrowing specified in the Credit Agreement.

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Exhibit D

FORM OF

GUARANTEE AND COLLATERAL ACKNOWLEDGEMENT

January 12, 2018

Reference is made to the Second Amended and Restated Credit Agreement dated as of January 10, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Colony Capital Operating Company, LLC (the “Parent Borrower”), the Lenders and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Credit Agreement.

Each of the parties hereto hereby acknowledges and consents to the First Amendment, dated as of the date hereof, among the Parent Borrower, the Lenders party thereto and the Administrative Agent (the “First Amendment”) and agrees with respect to each Loan Document to which it is a party:

(a) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to the First Amendment and its guarantee, if any, of the obligations, liabilities and indebtedness of the other Loan Parties under the Credit Agreement shall extend to and cover the Total Revolving Commitments as of the First Amendment Effective Date and any Loans or other Revolving Extensions of Credit made pursuant thereto (including in respect of Colony Capital Investment Holdco, LLC and each other Subsidiary Borrower) and interest thereon and fees and expenses and other obligations in respect thereof and in respect of commitments related thereto; and

(b) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the First Amendment, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees and other obligations, if any, in the Loan Documents, including, without limitation, the obligations under the First Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Collateral Acknowledgement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

[ ]

By:
Name:
Title: